   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998

                                                  REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              THE GNI GROUP, INC.

             (Exact name of registrant as specified in its charter)

                 DELAWARE                                     6719                                    76-0232338
     (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
              incorporation)                      Classification Code Number)                    Identification No.)

                             2525 BATTLEGROUND ROAD
                             DEER PARK, TEXAS 77536
                                 (281) 930-0350

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          DISPOSAL SYSTEMS, INC.                            DELAWARE                                  76-0231600
 DISPOSAL SYSTEMS OF CORPUS CHRISTI, INC.                   DELAWARE                                  76-0461212
        GNI CHEMICALS CORPORATION                           DELAWARE                                  76-0237259
  RESOURCE TRANSPORTATION SERVICES, INC.                    DELAWARE                                  76-0246979
       GNI TECHNICAL SERVICES, INC.                         DELAWARE                                  76-0581968
     GULF NUCLEAR OF LOUISIANA, INC.                        DELAWARE                                  76-0231601
      (Exact name of registrants as             (State or other jurisdiction of                    (I.R.S. Employer
       specified in their charters)                      incorporation)                          Identification No.)

                             2525 BATTLEGROUND ROAD
                                  P.O. BOX 220
                             DEER PARK, TEXAS 77536
                                 (281) 930-0350

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                CARL V RUSH, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              THE GNI GROUP, INC.
                             2525 BATTLEGROUND ROAD
                             DEER PARK, TEXAS 77536
                                 (281) 930-0350

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    Copy to:

                                  DAWN S. BORN
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                                 1000 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 287-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                    ------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED                REGISTERED           PER SHARE        OFFERING PRICE     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
10 7/8% Series B Senior Notes Due 2005..........     $75,000,000            100%             $75,000,000           $22,125
--------------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 7/8% Series B Senior Notes Due
  2005 by Subsidiaries of Registrant(1).........         --                  --                  --                  --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Subsidiary Guarantees.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS           SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1998
           OFFER TO EXCHANGE 10 7/8% SERIES B SENIOR NOTES DUE 2005,
                      WHICH HAVE BEEN REGISTERED UNDER THE
            SECURITIES ACT OF 1933, AS AMENDED, FOR ALL OUTSTANDING
                     10 7/8% SERIES A SENIOR NOTES DUE 2005

                                  $75,000,000

                              THE GNI GROUP, INC.
-------------------------------------------------------------------------------
  THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
                                 CITY TIME, ON
                     , 1998 UNLESS EXTENDED (THE "EXPIRATION DATE").
-------------------------------------------------------------------------------
                             ---------------------
     The GNI Group, Inc. (together with its subsidiaries, "GNI" or the "Company") hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange up to $75,000,000 in aggregate principal amount of its outstanding
10 7/8% Series B Senior Notes due 2005 (the "Exchange Notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for an identical principal amount of its outstanding 10 7/8% Series A Senior Notes due 2005 (the "Restricted Notes"; the Restricted Notes and the Exchange Notes are collectively referred to as the "Notes"). In connection with the exchange of the Notes, the Subsidiary Guarantors (as defined herein) shall execute a Notation of Guarantee in the form filed as Exhibit 4.4 to the Company's Registration Statement on Form S-4 of which this Prospectus is a part, relating to the Company's obligations under the Exchange Notes. The form and terms of the Exchange Notes are identical in all material respects to those of the Restricted Notes, except for certain transfer restrictions and registration rights relating to the Restricted Notes, and except for certain liquidated damage provisions associated with such registration rights. The Exchange Notes and the Restricted Notes are collectively referred to herein as "Notes." See "Description of the Exchange Notes" and "the Exchange Offer."

    The Company will accept for exchange any and all Restricted Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
the date the Exchange Offer expires, which will be          , unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of the Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Restricted Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the A/B Exchange Registration Rights Agreement dated as of July 28, 1998 (the "Registration Rights Agreement") by and among the Company, its subsidiaries, Gulf Nuclear of Louisiana, Inc., GNI Chemicals Corporation, Disposal Systems, Inc., Resource Transportation Services, Inc., and Disposal Systems of Corpus Christi, Inc. (collectively, the "Guarantors"), and CIBC Oppenheimer Corp. (the "Initial Purchaser"), relating to the Restricted Notes. The Restricted Notes may be tendered only in denominations of $1,000 and integral multiples thereof. See "The Exchange Offer."

    The Restricted Notes were originally issued and sold on July 28, 1998, to the Initial Purchaser in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Initial Offering"). The Initial Purchaser subsequently resold the Restricted Notes in reliance on Rule 144A of the Securities Act and certain other exemptions under the Securities Act. Accordingly, the Restricted Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act is available.

    Based on interpretations by the staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold or otherwise transferred by each holder (other than any holder who is (i) a broker-dealer who acquires such Exchange Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) any holder who is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in a distribution of such Exchange Notes. By tendering Restricted Notes in exchange for Exchange Notes, each holder, including, without limitation, any holder who is a broker-dealer, will represent to the Company and the Guarantors that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is acquiring the Exchange Notes including the Subsidiary Guarantees (as defined herein), in the ordinary course of its business; and (iii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding to participate in a distribution of such Exchange Notes. If a holder of Restricted Notes is engaged in or intends to engage in a distribution of Exchange Notes or has any arrangement or understanding

                                                        (Continued on next page)
                             ---------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE RESTRICTED NOTES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this prospectus is September   , 1998.

(Continued from previous page)

with respect to the distribution of Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the Staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

    The Exchange Notes will bear interest from          , 1998 (the "Closing
Date") at a rate of 10 7/8% per annum, payable semiannually on January 15 and July 15 of each year commencing January 15, 1999. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. In addition, the Company, at its option, may redeem at any time prior to July 23, 2001, in the aggregate up to 25% of the original principal amount of the Exchange Notes at a redemption price equal to 110.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein) by the Company; provided that at least 75% of the aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the Exchange Notes -- Optional Redemption."

    Upon a Change of Control (as defined herein), each holder of the Exchange Notes will be entitled to require the Company to purchase such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the purchase date. See "Description of the Exchange Notes -- Change of Control Offer." In addition, the Company will be obligated in certain instances to make an offer to purchase the Exchange Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date, with Available Asset Sale Proceeds (as defined herein). See "Description of the Exchange Notes -- Certain Covenants -- Limitation on Certain Asset Sales."

    The Exchange Notes will be general senior unsecured obligations of the Company ranking pari passu in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed, on a senior unsecured basis, by the Guarantors. The Exchange Notes and the Subsidiary Guarantees (as defined herein) will be effectively subordinated to all secured indebtedness of the Company and the Guarantors, including indebtedness under the Revolving Credit Facility (as defined herein) to the extent of the assets securing such indebtedness. As of June 30, 1998, on a pro forma basis after giving effect to the Recapitalization (as defined herein), the Company would have had no outstanding secured indebtedness. See "Capitalization."

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

    Neither the Company nor the Guarantors will receive any cash proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF RESTRICTED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

    Prior to this Exchange Offer, there has been no public market for the Restricted Notes. The Exchange Notes constitute new issues of securities with no established trading market. Any Restricted Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Restricted Notes, could be adversely affected. Following the consummation of the Exchange Offer, the holders of Restricted Notes will continue to be subject to the existing restrictions on transfer, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act. The Restricted Notes are included in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. If such a market were to develop, the Restricted Notes remaining outstanding or the Exchange Notes could trade at prices that may be higher or lower than their principal amount. Neither the Company nor any of the Guarantors intends to apply for listing of the Exchange Notes or the Restricted Notes on any securities exchange or for quotation of the Exchange Notes or the Restricted Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchaser has previously made a market in the Restricted Notes, and the Company and the Guarantors have been advised that the Initial Purchaser currently intends to make a market in the Exchange Notes and the Restricted Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchaser is not obligated, however, to make a market in the Exchange Notes or the Restricted Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchaser. There can be no assurance as to the liquidity of the public market for the Exchange Notes or Restricted Notes or that any active public market for the Exchange Notes or Restricted Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the Exchange Notes or Restricted Notes may be adversely affected. See "Risk Factors -- Absence of a Public Market for the Exchange Notes."

                        FOR NEW HAMPSHIRE RESIDENTS ONLY

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE STATUTES IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAN AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISION OF THIS PARAGRAPH.

                               PROSPECTUS SUMMARY

     As used in this Prospectus, unless the context indicates otherwise, (i) all references to "GNI" or the "Company" include The GNI Group, Inc. and its Subsidiaries (as defined herein) and (ii) "pro forma" means as adjusted to give effect to the Recapitalization. See "-- The Recapitalization." As used in this Prospectus, the term "Fiscal" refers to GNI's fiscal year which ends on June 30. Accordingly, Fiscal 1998 as used herein refers to GNI's fiscal year ended June 30, 1998. Unless otherwise indicated, all industry data relates to the United States.

                                  THE COMPANY

     GNI is the leading operator of commercial deepwells in the United States and a manufacturer of specialty chemicals. The Company's waste management business ("Waste Management") provides a broad range of waste management services which consist of transporting, testing, recovering, treating and disposing of hazardous and non-hazardous wastes. Waste Management operates two of the four commercial deepwell facilities accepting third-party hazardous wastes in the United States. In Fiscal 1998, Waste Management disposed of over half of the hazardous wastes injected into commercial deepwells. The Company's facilities are strategically located in the Gulf Coast region in proximity to the nation's largest concentration of chemical and petrochemical manufacturers. Management believes that there are no competing commercial deepwells within 250 miles of Waste Management's deepwells. The Company's chemical manufacturing business ("Specialty Chemicals") manufactures specialty chemicals on a contract or "tolling" basis for third parties, particularly where waste is a major by-product. During Fiscal 1997, Specialty Chemicals shifted its focus from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. As a result of several recently signed long-term contracts, management believes that Specialty Chemicals' asset utilization will increase significantly. GNI has manufactured specialty chemicals for nine of the ten largest chemical and petrochemical producers in the United States. Between Fiscal 1993 and Fiscal 1998, the Company's revenues increased at an 11.8% compound annual growth rate ("CAGR"), from $24.5 million to $42.7 million, and EBITDA (as defined herein) increased at a 16.3% CAGR from $6.1 million to $13.0 million. The Company had Adjusted EBITDA (as defined herein) of $16.0 million in Fiscal 1998. See "-- Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data."

     Waste Management. Waste Management is the leading commercial deepwell operator in the United States. In Fiscal 1998, Waste Management disposed of approximately 96.2 million gallons of aqueous wastes, including over half of the hazardous wastes injected into commercial deepwells in the United States. Management believes that Waste Management's position as the leading commercial deepwell operator is based on its state-of-the-art facilities, advanced treatment and disposal methods and technologies, breadth of permits, strategic location, strong record of environmental compliance, excellent customer service and extensive capacity. Waste Management serves over 250 customers including Arco, DuPont, Elf Atochem, Lyondell, OxyChem and Safety-Kleen. Waste Management's three deepwells are drilled four to eight thousand feet below the earth's surface in isolated geologic formations, approximately three-fourths of a mile below the nearest drinking water. Waste streams injected into Waste Management's deepwells exclude dioxin-bearing, biological or radioactive wastes and typically consist of 95% water and 5% waste. Deepwell injection is regulated by federal, state and local authorities and is regarded by the Environmental Protection Agency ("EPA") as one of the safest methods of hazardous liquid disposal. In Fiscal 1998, Waste Management represented 62.5% of GNI's revenues.

     Deepwell injection is viewed as a safe, low cost method of hazardous and non-hazardous waste disposal and is ideally suited, and represents the most cost-effective disposal alternative, for a broad cross-section of liquid wastes. According to the EPA, over 9 billion gallons of hazardous liquid wastes were injected into deepwells in the United States in 1996. Due to environmental regulations, the permitting process for commercial deepwell operators is time consuming and costly and serves not only as a barrier to entry but also as a competitive advantage for those operators, such as the Company, who are fully permitted and in compliance with regulatory requirements. Management believes that as a result of the cumbersome permitting process and the significant capital investment required to construct deepwell facilities, there have been no new commercial hazardous deepwells drilled in the Gulf Coast region, other than Waste Management's deepwells, in the last ten years. A significant majority of the wastes injected into deepwells is handled in-house by chemical manufacturers. Management believes that in the future such chemical manufacturers may seek to outsource a greater portion of their waste management requirements in order to focus on their core competencies and reduce fixed costs. Management believes that growth in demand for commercial hazardous waste management services is driven by, among other things, continued industrial expansion and increasingly stringent regulations regarding waste handling and disposal.

     Specialty Chemicals. GNI manufactures specialty chemicals on a contract or "tolling" basis for third parties, particularly where waste is a major by-product. During Fiscal 1997, Specialty Chemicals' strategic focus shifted from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. Specialty Chemicals' customers include, among others, Albright & Wilson, Ashland, British Petroleum, Cytec, DuPont and OxyChem. Management expects that 63.6% and 51.0% of Specialty Chemicals' Fiscal 1999 revenues will be derived from long-term contracts and minimum committed payment contracts, respectively. Large chemical manufacturers continue to outsource production in order to focus on research, product development and marketing and decrease the cost and time-to-market for new products. Several factors make Specialty Chemicals a desirable outsourcing partner including its: (i) flexible manufacturing facilities, (ii) experience in manufacturing a wide variety of complex products, (iii) strong process development capabilities and (iv) ability to dispose on-site of hazardous waste by-products in a safe and cost-effective manner. Specialty Chemicals recently has entered into four long-term contracts, three of which contain minimum committed payment provisions, with major chemical manufacturers which are expected to contribute $7.7 million of revenues and $3.8 million of EBITDA in Fiscal 1999. See "Business -- Specialty
Chemicals -- Selected Recent Contracts." In Fiscal 1998, Specialty Chemicals represented 37.5% of GNI's revenues.

     Specialty Chemicals' contracts are generally tolling arrangements whereby the customer provides the raw materials and pays for the finished product on a per unit basis. As a result of such tolling arrangements, management believes Specialty Chemicals' revenues and cost of sales are understated when compared to other specialty chemical manufacturers who purchase the raw materials used in their production processes. In connection with tolling arrangements, Specialty Chemicals' customers frequently fund project start-up costs and capital expenditures needed to begin production. Since the beginning of Fiscal 1993, Specialty Chemicals has invested $21.3 million in capital expenditures to expand and upgrade its manufacturing capabilities. In addition, customers funded $5.6 million of capital expenditures over such period and are expected to fund approximately $5 million of additional capital expenditures in Fiscal 1999. Management believes that no significant additional capital expenditures will be required by Specialty Chemicals in Fiscal 1999.

                             COMPETITIVE STRENGTHS

     Leading Market Position. Waste Management is the leading commercial deepwell operator in the United States and a provider of a broad range of waste management services. Waste Management operates two of the four commercial deepwell facilities accepting hazardous wastes in the United States. In Fiscal 1998, Waste Management disposed of approximately 96.2 million gallons of aqueous wastes, including over half of the hazardous wastes injected into commercial deepwells in the United States. Waste Management's leadership position is primarily attributable to its: (i) advanced treatment and disposal methods and technologies, (ii) breadth of permits, (iii) strategic location, (iv) strong record of environmental compliance, (v) history of excellent customer service and (vi) extensive capacity. Waste Management's advanced process development and treatment capabilities have enabled Waste Management to treat and dispose of wastes not traditionally considered for deepwell disposal.

     Well-Positioned to Capitalize on Outsourcing Trend. According to industry sources, the outsourcing of specialty chemical manufacturing is a growing trend. Specialty Chemicals is well positioned to capitalize on this trend due to its:
(i) flexible manufacturing facilities, (ii) experience in manufacturing a wide variety of complex products, (iii) strong process development capabilities, (iv) existing customer relationships and (v) ability to dispose on-site of hazardous waste by-products. Chemical manufacturers outsource the manufacture of certain products to Specialty Chemicals for a variety of reasons, including: (i) a desire to focus on research, product development and marketing,
(ii) cost savings resulting from GNI's specific process expertise, (iii) GNI's hazardous waste management expertise, (iv) to increase available production capacity and (v) the ability to introduce product lines before making the significant investment required for full production. Specialty Chemicals recently has entered into four long-term contracts with major chemical manufacturers, three of whom have formed multi-product alliances with Specialty Chemicals. See "Business -- Specialty Chemicals -- Selected Recent Contracts."

     Integrated Facilities with State-of-the-Art Assets. As a result of the design and construction of its deepwell facilities, Waste Management has received permits that enable it to inject a wider variety of waste streams at faster injection rates than any other commercial deepwell operator in the United States. Specialty Chemicals' state-of-the-art facilities are designed to manufacture a broad range of chemicals, employing a variety of production processes. By combining pilot-scale equipment with large capacity reactors and separation equipment, Specialty Chemicals can support customer requirements ranging from product development to full production. Management believes that GNI's Deer Park, Texas facility is the only site in the United States which combines specialty chemical manufacturing with commercial deepwell disposal operations. This dual capability enables Specialty Chemicals to offer customers a low cost, bundled solution for specialty chemicals manufacturing and on-site disposal of waste by-products.

     Broad Permits, Strong Compliance History. The Company possesses broad federal, state and local permits to conduct its waste management operations. Management believes that the length and cost of the permitting process serve as significant barriers to entry into commercial deepwell operations. Waste Management's facilities have permits to accept virtually any type of waste, excluding dioxin-bearing, biological and radioactive wastes. Specialty Chemicals has permits to handle and manufacture over 500 different chemicals in its Deer Park facility. The Company believes that its permits and strong record of environmental and regulatory compliance give it a competitive advantage as its customers are sensitive to how their wastes and products are handled due to liability concerns. GNI maintains a strong environmental and regulatory staff and is in material compliance with all environmental regulations. In addition, management considers its relations with environmental authorities to be excellent. Since the Company entered the deepwell disposal business over ten years ago, it has not received any material assessments or fines from regulatory authorities.

     Strategic Location. GNI's facilities in Deer Park and Corpus Christi, Texas are strategically located in the Gulf Coast chemical and petrochemical industrial region. According to the U.S. Department of Commerce, Texas and Louisiana together account for nearly a quarter of total U.S. chemical shipments. A substantial portion of the chemical and petrochemical production facilities in the United States are located within 400 miles of the Company's facilities. Since nearly half of all chemical and related products shipped in the United States are transported less than 200 miles, the Company's location provides a competitive advantage. In addition, management believes that there are no competing commercial deepwells accepting hazardous wastes within 250 miles of Waste Management's deepwells and the nearest commercial competitor is capable of disposing of only a fraction of the hazardous waste streams for which GNI has permits. Management believes Waste Management's locations give the Company a competitive advantage as waste transportation costs can become prohibitive.

     Experienced Management Team. GNI's executive management consists of four corporate officers and two general managers, who average over 15 years and 18 years of relevant industry experience, respectively. The current management team directed the Company's entry into the deepwell disposal business in Fiscal 1988, and the implementation of management's strategy has resulted in the growth of the Company's revenues from $6.2 million in Fiscal 1988 to $42.7 million in Fiscal 1998. GNI's management team includes 21 engineers and chemists in various capacities, which enhances GNI's reputation as a process development partner with both waste management and chemical manufacturing customers. Pro forma for the Recapitalization, management owns approximately 13.2% of the outstanding Common Stock (as defined herein) of the Company and approximately 2.0% of the outstanding Series A Preferred Stock (as defined herein) of the Company.

                               BUSINESS STRATEGY

     Management believes that the Company's growth in revenues and profitability in the future will result from the successful implementation of its business strategy, the key elements of which are as follows:

     Leverage State-of-the-Art Facilities. Management believes that the significant investments made by the Company in recent years to upgrade and expand its facilities combined with the complementary nature of its Waste Management and Specialty Chemicals operations provide the Company with the opportunity to achieve significant operating leverage and efficiencies. The Company intends to continue to increase its asset utilization by: (i) entering into additional long-term contracts to manufacture specialty chemicals for major chemical manufacturers, (ii) offering customers bundled specialty chemical manufacturing and waste disposal capabilities and (iii) developing technologies and processes that expand the types of waste streams, including non-hazardous wastes, its deepwells can accept.

     Enter Into Long-Term Chemical Manufacturing Contracts. Management intends to continue its focus on entering into new, and expanding existing, long-term contracts for specialty chemical manufacturing. Specialty Chemicals recently has entered into four long-term contracts (which average in excess of three years) with major chemical customers. The Company's relationships with three of these customers have evolved into multi-product alliances. Management anticipates that three additional long-term contracts will be signed by the end of calendar 1998. These seven contracts are expected to generate approximately $11.4 million and $5.6 million of revenues and EBITDA, respectively, in Fiscal 1999.

     Pursue Complementary Business Opportunities. Management intends to pursue business opportunities that utilize both its chemical manufacturing and waste disposal capabilities by entering into chemical manufacturing contracts for processes that produce significant wastes. Management believes that in-house waste disposal capabilities substantially enhance the economies of waste-intensive chemical processing, providing the Company with a unique opportunity to leverage its complementary facilities and offer customers a low cost bundled specialty chemical and waste management solution.

     Expand Chemical Manufacturing Alliances. Specialty Chemicals intends to continue to benefit from the outsourcing trend in the chemical manufacturing industry by capitalizing on the low-cost flexible manufacturing capabilities provided by its state-of-the-art facilities, growing reputation in the industry and ability to dispose of waste by-products. Specialty Chemicals seeks to expand its existing customer relationships and add new customers by emphasizing to customers the benefits associated with outsourcing to GNI the manufacture of specialty chemicals which include: (i) the ability to focus on research, product development and marketing, (ii) cost savings resulting from GNI's specific process expertise, (iii) GNI's ability to dispose on-site of hazardous wastes,
(iv) an increase in available production capacity and (v) the ability to introduce product lines before making the significant investment required for full production.

     Capitalize on Unique Commercial Waste Management Facilities. GNI intends to continue to capitalize on the strategic location and permit status of Waste Management's facilities by continuing to develop technologies and processes that expand the type of waste streams, including non-hazardous wastes streams, its existing deepwell and surface treatment facilities can accept. Management believes that Waste Management's three deepwells can accommodate a significantly broader range and higher volume of waste streams without significant additional fixed costs.

     Grow Through Selective Acquisitions. The Company intends to make strategic acquisitions of complementary businesses in order to: (i) add new customers,
(ii) acquire compatible technologies, (iii) increase its geographic reach and
(iv) achieve economies of scale. Management utilizes strict criteria to evaluate business acquisition possibilities, including existing customer relationships, geographic location, process expertise, synergies and return on investment.

                              RECENT DEVELOPMENTS

     On July 10, 1998, the Company was awarded a non-exclusive contract to blend and recycle a mixture of gasoline, polystyrene and benzene for the U.S. Navy. The Company will be a subcontractor to Battelle Memorial Institute ("Battelle"), the primary U.S. Navy contractor for the project. During the 25-month term of the subcontract, Waste Management could recycle up to approximately 3.4 million gallons of the fuel mixture and up to approximately 2.5 million pounds of shredded aluminum canisters.

                              THE RECAPITALIZATION

     Pursuant to an Agreement and Plan of Merger dated February 12, 1998 between the Company and Green I Acquisition Corp., a Delaware corporation ("Green I") formed by 399 Venture Partners, Inc. ("399"), as amended by the First Amendment to Agreement and Plan of Merger dated June 17, 1998 (the "Merger Agreement"), Green I merged with and into the Company, with the Company as the surviving corporation (the "Merger" and together with the equity contribution and debt financing arrangements described below and the application of the net proceeds therefrom, the "Recapitalization"). Immediately following the Merger, each share of common stock of GNI, $.01 par value per share ("GNI Common Stock"), was canceled and converted into the right to receive $7.00 in cash, payable to the holder thereof, other than 75,509 shares (the "Rollover Shares") of GNI Common Stock held by certain members of management, and other than shares held by stockholders who were entitled to, and who perfected their, appraisal rights, if any. Each option to purchase GNI Common Stock that was outstanding immediately prior to the Effective Date was canceled and the holder thereof received a cash payment on the terms set forth in the Merger Agreement. Each warrant to purchase GNI Common Stock outstanding immediately prior to the Effective Date was canceled and the holder thereof received $7.00 per share in cash, net of the applicable warrant exercise price. The Company mailed a proxy statement with respect to the Merger on June 24, 1998 for a stockholders' meeting on July 23, 1998. On July 23, 1998, a majority of the Company's stockholders approved the Merger. On July 28, 1998, the Merger became effective.

     The net proceeds to GNI from the Offering, approximately $71.6 million (after deducting the Initial Purchaser's discount and expenses related to the Offering), together with an equity investment in the Company of approximately $22.5 million by 399 and certain members of GNI's management (the "Equity Contribution"), were used to fund the Recapitalization. The Company has obtained from NationsBank, N.A. ("NationsBank") a new $12.0 million senior secured revolving credit facility (the "Revolving Credit Facility"), which is available, subject to a borrowing base formula and certain asset appraisals, for working capital requirements, capital expenditures and other general corporate purposes and permitted acquisitions. See "Description of the Revolving Credit Facility."

     The sources and uses of funds in connection with the Recapitalization as of the closing date (July 28, 1998) are set forth below (dollars in thousands):

SOURCES OF FUNDS:
  Notes offered hereby......................................   $75,000
  Equity Contribution.......................................    22,500
                                                               -------
          Total sources.....................................   $97,500
                                                               =======
USES OF FUNDS:
  Purchase price of GNI equity, net(a)......................   $51,256
  Repayment of existing debt:
     Bank debt..............................................    14,623
     Existing Senior Subordinated Notes.....................    20,000
     Make-whole premium -- Existing Senior Subordinated
      Notes.................................................     3,590
     Other debt.............................................       750
     Accrued interest.......................................       350
  General corporate purposes................................        81
  Estimated transaction fees and expenses(b)................     6,850
                                                               -------
          Total uses........................................   $97,500
                                                               =======

---------------

(a) Net of the proceeds to the Company from the exercise of all options and warrants to purchase GNI Common Stock.

(b) Includes advisory fees totaling $2.5 million paid by the Company to several independent third-party financial advisors.

                               THE EXCHANGE OFFER

Registration Rights
Agreement..................  The Restricted Notes were sold by the Company to the Initial Purchaser on July 23, 1998, pursuant to a Purchase Agreement dated July 23, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, on July 28, 1998, the Company, the Guarantors and the Initial Purchaser entered into the Registration Rights Agreement, which among other things, grants the holders of the Restricted Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

The Exchange Offer.........  The Company and the Guarantors are offering to exchange (the "Exchange Offer") up to $75,000,000 aggregate principal amount of 10 7/8% Series B Senior Notes due 2005 (the "Exchange Notes") for up to $75,000,000 aggregate principal amount of its outstanding 10 7/8% Series A Senior Notes due 2005 issued in reliance upon an exemption from registration under the Securities Act (the "Restricted Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Restricted Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Restricted Notes directly from a Registrant or (iii) broker-dealers who acquired Restricted Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

Resale of Exchange Notes...  Based on interpretations by the Staff of the
                             Commission, as set forth in Exchange Offer
                             No-Action Letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold or otherwise transferred by each holder thereof (other than any holder who is (i) a broker-dealer who acquires such Exchange Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) any holder who is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in a distribution of such Exchange Notes. By tendering the Restricted Notes in exchange for the Exchange Notes, each holder, including, without limitation, any holder who is a broker-dealer, will represent to the Company and the Guarantors that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is acquiring the Exchange Notes including the Subsidiary Guarantees (as defined herein) in the ordinary course of its business; and (iii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding to participate in, a distribution of the Exchange Notes. If a holder of Restricted Notes is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the Staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the

                             Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company and the Guarantors have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit consummation of the Exchange Offer.

Consequences of Failure to
  Exchange Restricted
  Notes....................  Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights and will be entitled to sell the Restricted Notes only pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state laws. See "Risk Factors -- Risk Factors Relating to the Notes -- Consequences of Failure to Exchange" and "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
Notes......................  The Exchange Notes will accrue interest at the applicable per annum rate set forth on the cover page of this Prospectus, from (i) the later of (A) the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or (B) if the Restricted Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (ii) if no interest has been paid on the Restricted Notes, from the Issue Date (as defined herein) of such Restricted Notes. Interest on the Exchange Notes is payable on January 15 and July 15 of each year, commencing January 15, 1999.

Conditions to the Exchange
Offer......................  The Exchange Offer is not conditioned upon any minimum principal amount of Restricted Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may, under certain circumstances, be waived by the Company and the Guarantors. See "The Exchange
                             Offer -- Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Company or the Guarantors in connection with the Exchange

                             Offer. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering
  Restricted Notes.........  Each holder of Restricted Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Restricted Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of Restricted Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering" and "-- Book Entry Transfer."

Guaranteed Delivery
Procedures.................  Holders of Restricted Notes who wish to tender their Restricted Notes and whose Restricted Notes are not immediately available or who cannot deliver their Restricted Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Restricted Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Restricted Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Restricted
Notes and Delivery of
  Exchange Notes...........  Subject to certain conditions, any and all
                             Restricted Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer." Any Restricted Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Effect on Holders of
Original Notes.............  As a result of the making of the Exchange Offer, and upon the acceptance of exchange of all validly tendered Restricted Notes pursuant to the terms of this Exchange Offer, the Company and the Guarantors will have fulfilled a covenant contained in the terms of the Restricted Notes and the Registration Rights Agreement, and, accordingly, the holders of the Restricted Notes will have no further registration or other rights under the Registration Rights Agreement. See "Restricted Notes Registration Rights." Holders of the Restricted Notes who do not tender their Restricted Notes in the Exchange Offer will continue to hold such Restricted Notes and will be entitled to all rights and limitations applicable thereto under the Indenture dated as of July 28, 1998, among the Company, the Guarantors and United States Trust Company of New York, as Trustee (the "Trustee"), relating to the Restricted Notes and the Exchange Notes (the "Indenture"). All indentured, and tendered but unaccepted, Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and the Indenture. To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Restricted Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

Certain Tax
Considerations.............  The exchange of Exchange Notes for Restricted Notes will not be considered a sale or exchange or otherwise a taxable event for federal income tax purposes. See "Certain U.S. Federal Tax Considerations."

Exchange Agent.............  United States Trust Company of New York is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Fees and Expenses..........  All expenses incident to consummation of the
                             Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. See "The Exchange Offer -- Fees and Expenses."

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company or the Guarantors from the issuance of the Exchange Notes pursuant to the Exchange Offer. The proceeds from the sale of the Restricted Notes were used to fund the Recapitalization. See "Use of Proceeds" and "The Recapitalization."

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The Exchange Offer relates to the exchange of up to $75 million aggregate principal amount of Restricted Notes for up to an equal aggregate principal amount of Exchange Notes. The Exchange Notes will be entitled to the benefits of the same Indenture that governs the Restricted Notes and that will govern the Exchange Notes. The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Restricted Notes, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and except that the Exchange Notes will not receive the benefit of certain provisions of the Indenture relating to registration rights. See "Description of the Exchange Notes."

Maturity Date..............  July 15, 2005.

Interest Rate and Payment
Dates......................  The Exchange Notes will bear interest at a rate of
                             10 7/8% per annum. Interest will be payable semi-annually on each January 15 and July 15, commencing January 15, 1999.

Guarantee..................  The Company's payment obligations under the
                             Exchange Notes are jointly and severally guaranteed by the Guarantors.

Optional Redemption........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the redemption date. In addition, the Company, at its option, may redeem at any time prior to July 15, 2001, in the aggregate up to 25% of the original principal amount of the Exchange Notes at a redemption price equal to 110.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date, with the Net Proceeds of one or more Public Equity Offerings by the Company; provided that at least 75% of the aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the Exchange Notes -- Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control (as defined herein) each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. See "Description of the Notes -- Change of Control Offer." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to repurchase all of the Exchange Notes tendered. See "Risk
                             Factors -- Change of Control Offer."

Asset Sale Proceeds........  The Company will be obligated in certain instances to make an offer to purchase the Exchange Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the Purchase Date, with Available Asset Sale Proceeds (as defined herein). See "Description of Exchange Notes -- Certain Covenants -- Limitation on Certain Asset Sales."

Subordination..............  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. The Exchange Notes will rank pari passu with any present and future senior subordinated indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. See "Description of the Exchange Notes."

Certain Covenants..........  The Indenture under which the Exchange Notes will be issued will contain certain covenants that limit the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Exchange Notes, incur liens, impose restrictions on the ability of a Restricted Subsidiary to guarantee the payment of any indebtedness of the Company or any indebtedness of any other Restricted Subsidiary, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of the Exchange Notes -- Certain Covenants."

                              USE OF THE PROCEEDS

     There will be no cash proceeds payable to the Company or the Guarantors from the issuance of the Exchange Notes pursuant to the Exchange Offer. The proceeds from the sale of the Restricted Notes were used to fund the Recapitalization. See "Use of Proceeds" and "The Recapitalization."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

                        SUMMARY HISTORICAL AND UNAUDITED
                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The summary historical consolidated financial data set forth below with respect to the five fiscal years in the period ended June 30, 1998 have been derived from the audited consolidated financial statements of the Company. The summary unaudited pro forma condensed consolidated financial data of the Company set forth below are based on the historical consolidated financial statements of the Company, as adjusted to give effect to the Recapitalization. The unaudited pro forma statement of operations and other financial data for the year ended June 30, 1998 give effect to the Recapitalization, as if it had occurred as of July 1, 1997. The unaudited pro forma balance sheet data give effect to the Recapitalization, as if it had occurred as of June 30, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Recapitalization had occurred on such dates or to project the Company's results of operations or financial position for any future period or date. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

     The adjusted financial data set forth below, which were not determined in accordance with generally accepted accounting principles ("GAAP"), give effect to certain additional adjustments which management believes are relevant in evaluating the historical and future operating performance of the Company. In Fiscal 1998, the adjusted financial data give effect to: (i) the Company's entry into a multi-year contract (the "BP Contract") with BP Chemicals Inc. ("BP") to sell crude acetonitrile through June 30, 2008, and to produce refined acetonitrile through June 30, 2000, (ii) the Company's entry into two additional long-term outsourcing contracts with major chemical manufacturers, which contain minimum committed payment provisions and (iii) the elimination of certain costs associated with being a public company as a result of the Recapitalization. These additional adjustments assume that on July 1, 1997: (i) the Specialty Chemicals contracts had been executed and production thereunder had commenced and (ii) the Recapitalization had occurred. The adjusted financial data should not be viewed as indicative of the actual results of the Company had the transactions and events giving rise thereto occurred at the beginning of the period presented and there can be no assurance that the Company will be able to achieve such results in the future. The adjusted financial data presented below should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Specialty Chemicals -- Selected Recent Contracts."

                                                     HISTORICAL
                                   -----------------------------------------------
                                                 YEAR ENDED JUNE 30,                   PRO FORMA
                                   -----------------------------------------------    YEAR ENDED
                                    1994      1995      1996      1997      1998     JUNE 30, 1998
                                   -------   -------   -------   -------   -------   -------------
STATEMENT OF OPERATIONS DATA:
  Revenues.......................  $20,702   $34,359   $39,339   $40,727   $42,717     $ 42,717
  Cost of services...............   15,783    20,319    24,662    25,110    24,540       24,540
  Gross profit...................    4,919    14,040    14,677    15,617    18,177       18,177
  Selling, general and
     administrative..............    4,609     4,090     5,058     5,559     6,387        6,387
  Depreciation and
     amortization................    3,056     4,102     4,820     5,989     7,247        7,500
  Operating income (loss)........   (2,746)    5,848    (1,910)    4,069     4,543        4,290

                                                     HISTORICAL
                                   -----------------------------------------------
                                                 YEAR ENDED JUNE 30,                   PRO FORMA
                                   -----------------------------------------------    YEAR ENDED
                                    1994      1995      1996      1997      1998     JUNE 30, 1998
                                   -------   -------   -------   -------   -------   -------------
OTHER FINANCIAL DATA:
  EBITDA(a)......................  $   310   $ 9,950   $10,024   $10,727   $13,027     $ 13,027
  Adjusted EBITDA(b).............       --        --        --        --        --       16,012
  Interest expense...............      290     1,143     1,587     2,970     3,888        8,436(c)
  Capital expenditures...........   11,405(d)   5,827    6,455     5,570     7,718        7,718
  Ratio of Adjusted EBITDA to
     interest expense............       --        --        --        --        --          1.9x
  Ratio of total debt to Adjusted
     EBITDA......................       --        --        --        --        --          4.7x
BALANCE SHEET DATA:
  Cash and time deposits................................................   $   208     $    585
  Working capital, as adjusted(e).......................................     2,256        2,357
  Total assets..........................................................    68,877       71,554
  Total debt............................................................    34,164       75,000
  Series A Redeemable Preferred Stock...................................        --       18,500
  Stockholders' equity (deficit)........................................    25,534      (31,023)

---------------

(a) EBITDA is defined as earnings before interest, other income, income taxes (benefit), depreciation and amortization and non-recurring items. Non-recurring items are comprised of: (i) $1,237 of charges in Fiscal 1998 principally related to the forgiveness by the Company of certain indebtedness of certain executives of the Company (see Note 6 to the consolidated financial statements of the Company), (ii) $443 of one-time severance and personnel-related costs in Fiscal 1997 associated with certain management changes during the same period in connection with the shift in Specialty Chemicals' focus from numerous short-term projects to long-term outsourcing contracts, (iii) $226 of legal and investment banking fees associated with the Company's discussions with a third party regarding a possible business combination in Fiscal 1997, (iv) a non-cash charge in Fiscal 1996 of approximately $6,709 resulting from an impairment loss related to certain assets of the Company (see Note 1 to the consolidated financial statements of the Company) and (v) in Fiscal 1996, $405 of one-time charges and expenses related to operations. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. The Company's calculation of EBITDA may not be consistent with similarly captioned amounts used by other companies.

(b) The adjusted financial data presented reflect certain additional adjustments which management believes are relevant in evaluating the historical and future operating performance of the Company. The following additional adjustments are based on estimates and assumptions made and believed to be reasonable by the Company but that are inherently uncertain and subject to change. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effect of these items on EBITDA:

                                                                 PRO FORMA
                                                                YEAR ENDED
                                                               JUNE 30, 1998
                                                               -------------
EBITDA......................................................      $13,027
Adjustments:
  BP Contract(i)............................................        1,636
  Recently signed Specialty Chemicals contracts(ii).........          999
  Elimination of certain costs associated with being a
     public company.........................................          350
                                                                  -------
          Total additional adjustments......................        2,985
                                                                  -------
Adjusted EBITDA.............................................      $16,012
                                                                  =======

---------------

     (i)On June 5, 1998, the Company entered into a multi-year contract with BP to sell crude acetonitrile through June 30, 2008 and to produce refined acetonitrile through June 30, 2000. The production of refined acetonitrile has been assumed to be evenly distributed over the period during which BP is obligated to pay minimum processing and capacity rights fees. Included in the annual average adjustment for the initial two year period is approximately $2,000 of EBITDA related to minimum committed payment amounts reflecting fees payable to the Company for product processing and capacity reservation.

     (ii)
        During Fiscal 1997, Specialty Chemicals shifted its focus from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. In addition to the BP Contract, Specialty Chemicals recently has entered into two long-term contracts which contain minimum committed payment provisions, with major chemical manufacturers.

(c) Reflects an interest rate of 10 7/8% on the Exchange Notes. Includes approximately $280 of other interest expense comprised primarily of the accretion of the Company's discounted payment obligation in connection with the EMPAK Inc. ("EMPAK") assistance agreement.

(d) Includes approximately $8,800 of capital expenditures in connection with the Company's expansion and upgrade of Specialty Chemicals' facilities.

(e) Working capital, as adjusted, is defined as total current assets excluding cash and time deposits less total current liabilities excluding the current portion of long-term debt.

                                  RISK FACTORS

     Prospective investors in the Exchange Notes should carefully consider the following factors, in addition to the other information set forth in this Prospectus, before making an investment in the Exchange Notes offered hereby.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Restricted Notes as set forth in the legend thereon as a consequence of the issuance of the Restricted Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Restricted Notes under the Securities Act. In addition, any holder of Restricted Notes who tenders in the Exchange Offer for the purpose of participating in the distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Restricted Notes could be adversely affected.

ABSENCE OF PUBLIC MARKET

     The Restricted Notes are included in the PORTAL market. Prior to this Exchange Offer, there has been no public market for the Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount. Neither the Company nor any of the Guarantors intends to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchaser has previously made a market in the Restricted Notes, and the Company and the Guarantors have been advised that the Initial Purchaser currently intends to make a market in the Exchange Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchaser is not obligated, however, to make a market in the Restricted Notes or the Exchange Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchaser. There can be no assurance as to the liquidity of the public market for the Exchange Notes or that any active public market for the Exchange Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the Exchange Notes may be adversely affected.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     GNI is highly leveraged. As of June 30, 1998, on a pro forma basis, after giving effect to the Recapitalization, GNI would have had total indebtedness of $75.0 million and a stockholders' deficit of $31.0 million. On a pro forma basis, after giving effect to the Recapitalization, earnings would have been inadequate to cover fixed charges by $4.0 million in Fiscal 1998. Furthermore, subject to certain restrictions contained in the Revolving Credit Facility and the Indenture, GNI and its Subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization," "Description of the Exchange Notes -- Certain Covenants" and "Description of the Revolving Credit Facility."

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including but not limited to the following: (i) increasing the difficulty for the Company to satisfy its obligations with respect to the Exchange Notes, (ii) increasing the Company's vulnerability to adverse general economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements,
(iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes,
(v) limiting the Company's flexibility in planning for, or reacting to, changes in its operations and (vi) placing the Company at a competitive disadvantage compared to less leveraged competitors. In addition, the Indenture and the Revolving Credit Facility will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the Company's obligations under the Exchange Notes and the Revolving Credit Facility. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Exchange Notes tendered to it upon the occurrence of a Change of Control. See "-- Change of Control Offer" and "Description of the Revolving Credit Facility."

     The Company's ability to make scheduled payments of principal of or interest on, or to refinance, its indebtedness (including the Exchange Notes), or to fund planned capital expenditures, will depend on its future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the Company's current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's liquidity needs for the next several years. However, there can be no assurance that the Company will generate sufficient cash flow from operations, or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or to fund its other liquidity needs. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

     GNI's cash flow and, consequently, its ability to service debt, including the Exchange Notes, is dependent upon the earnings of its Subsidiaries and the payment of funds by its Subsidiaries to GNI in the form of loans, dividends or otherwise. However, the Indenture requires all Restricted Subsidiaries (as defined herein) to guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of a Subsidiary, holders of any Unrestricted Subsidiaries' (as defined herein) indebtedness will have a claim to the assets of such Unrestricted Subsidiaries that is senior to GNI and the Guarantor's interest in such assets. Any right of GNI to participate in any distribution of the assets of any of the non-Guarantor Subsidiaries upon the liquidation, reorganization or insolvency of such Subsidiary (and the consequent right of the holders of the Exchange Notes to participate in the distribution of those assets) is subject to the prior claims of creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiary, except to the extent that GNI has a claim against such non-Guarantor Subsidiary as a creditor of such non-Guarantor Subsidiary. Moreover, the payment of dividends and the making of loan advances to GNI by its Subsidiaries is subject to restrictive covenants in agreements entered into by certain of such Subsidiaries, including the Revolving Credit Facility, and may be restricted upon an event of default thereunder. On the date of the closing of the Exchange Offering, all of GNI's Subsidiaries will be deemed Restricted Subsidiaries and Guarantors.

SECURED INDEBTEDNESS; EFFECTIVE SUBORDINATION

     Holders of any secured indebtedness of GNI or its Subsidiaries will have claims that are prior to the claims of the holders of the Exchange Notes with respect to the assets securing such other indebtedness. Notably, GNI and the Guarantors are parties to the Revolving Credit Facility which is secured by liens on substantially all of GNI's and its Subsidiaries' assets. The Exchange Notes will be effectively subordinated to all such secured indebtedness to the extent of the assets securing such indebtedness. In the event of any distribution or payment of the assets of GNI in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets of GNI and its Subsidiaries that constitute their collateral. Holders of the Exchange Notes will participate ratably with all holders of unsecured indebtedness of GNI that is deemed to be of the same class as the Exchange Notes, and potentially with all other general creditors of GNI, based upon the respective amounts owed to each holder or creditor, in the remaining assets of GNI. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Exchange Notes. As a result, holders of Exchange Notes may receive less, ratably, than holders of secured indebtedness. As of June 30, 1998, on a pro forma basis after giving effect to the Recapitalization, GNI and its Subsidiaries would have had no outstanding secured indebtedness. Up to $11.5 million would have been available for borrowing under the Revolving Credit Facility, subject to pending asset appraisals. The Indenture permits, subject to certain limitations, the incurrence of additional secured indebtedness by GNI and its Subsidiaries in the future.

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Revolving Credit Facility restrict, among other things, the Company and its Subsidiaries' ability to incur additional indebtedness, incur liens, pay dividends and make certain other restricted payments, issue stock of Wholly Owned Restricted Subsidiaries, create dividend or other payment restrictions on Restricted Subsidiaries, make investments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of the Exchange Notes -- Certain Covenants" and "Description of the Revolving Credit Facility." The Revolving Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Revolving Credit Facility and the Indenture. Upon the occurrence of an event of default under the Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under the Revolving Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of the assets of GNI and each of its Subsidiaries are pledged as security under the Revolving Credit Facility. If the indebtedness under the Revolving Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full the indebtedness thereunder and the other indebtedness of the Company, including the Exchange Notes. See "-- Change of Control Offer" and "Description of the Revolving Credit Facility."

NEW LONG-TERM CONTRACTS

     The Company has recently entered into four long-term outsourcing contracts to manufacture specialty chemicals for major chemical manufacturers which it estimates will produce $7.7 million of additional revenues and $3.8 million of EBITDA in Fiscal 1999. This is based on the Company's estimate of the production volumes and fee structures under such contracts. However, there can be no assurance as to any future level of revenues or profitability resulting from any existing or newly acquired contracts. Likewise, there can be no assurance that the Company will retain or renew existing long-term contracts or enter into additional long-term contracts.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

     The Company's operations are subject to numerous and continually evolving federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters. If existing regulatory requirements change, the Company may, among other things, be required to make significant unanticipated capital and operating expenditures. Although the Company believes that it is presently in material compliance with applicable laws and regulations, there can be no assurance that it will be deemed to be in compliance in the future. Government authorities may seek to impose fines and penalties on the Company or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under such circumstances, the Company might be required to curtail or cease operations or conduct site remediation until a particular problem is remedied, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if the Company's operations resulted in the release of hazardous substances, the Company could incur liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA" or "Superfund"). See "Business -- Environmental Regulation and Safety Matters."

ENVIRONMENTAL REGULATION AND SAFETY MATTERS

     Environmental Compliance. As noted above, the Company's operations are subject to extensive and evolving federal, state and local laws and regulations on environmental and health and safety matters. Governmental authorities, and in some cases third parties, have the power to enforce compliance with these laws and regulations, and violators may be subject to significant civil and criminal sanctions, including penalties and injunctions. There can be no assurance that the Company's operations or activities will not result in civil or criminal enforcement actions or private actions, mandatory clean-up requirements relating to current or past waste management and disposal practices, revocation of permits or licenses required to operate the Company's business, denial of applications for future permits, requirements to curtail operations or to install additional pollution-control equipment, or significant fines, penalties or damages, any of which could have a material adverse effect on the Company. In addition, the imposition of stricter environmental laws or regulations affecting the Company's business, or more stringent interpretations of or enforcement policies with respect to such laws and regulations, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Environmental Regulation and Safety Matters."

     Regulatory Status of Facilities. The Company is required to maintain governmental permits and authorizations for various aspects of its operations, the loss of any one of which could have a material adverse effect on the Company. Once obtained, the Company's permits and authorizations are subject to modification, suspension, revocation or non-renewal under certain circumstances. The Company's applications for initial issuance, modification and renewal of permits and authorizations must be approved by government authorities, typically following public notice and, in certain instances, public hearings. There can be no assurance that the Company will be able to obtain all necessary permits and authorizations in the future or maintain and renew its current permits. The Company's failure to obtain, maintain or renew any such permit or authorization on acceptable terms could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has submitted its renewal application for its Corpus Christi RCRA Part B Permit (as defined herein) and its Deer Park UIC Permit (as defined herein) to the Texas Natural Resource Conservation Commission ("TNRCC") for approval. The Company's current RCRA Part B Permit for the Deer Park facility requires the Company to undertake a RCRA Facility Investigation ("RFI") and, if necessary, appropriate corrective action with respect to certain areas of the Deer Park facility. The Company has completed the RFI for its Deer Park facility, filed final reports with the TNRCC on July 28, 1998, and is awaiting TNRCC approval. The costs of the Deer Park RFI were not material. A similar requirement is expected to be included in the Corpus Christi RCRA Part B Permit upon renewal. There can be no assurances that (i) such permits will be renewed on commercially acceptable terms or at all and (ii) the costs associated with the mandatory RFI or any required corrective action with regard to the Corpus Christi facility will not have a material adverse effect on the Company's business, results of operations and financial condition. In the event corrective action is required, there can be no assurance that the associated costs will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Environmental Regulation and Safety Matters."

     Potential Liability for Operations. The Company's services include the generation, transportation, storage, processing, treatment and disposal of materials that are or may be considered hazardous or toxic under applicable environmental or health and safety laws. The Company is exposed to the potential risk that it could release toxic or harmful substances into the environment, with potential to cause injuries and damage to the Company's employees and properties, and to other persons and properties located in the vicinity of the Company's facilities. The Company also sends wastes to others for disposal at their sites and, therefore, could be liable for releases or clean-up of hazardous materials from those sites. Further, the Company's proximity to other chemical and petrochemical processing and storage facilities exposes the Company's employees and properties to the potential risk of injury and damage caused by others. From time to time the Company may be subject to claims by its employees, government authorities or other third parties for personal injury or property damage due to their exposure to hazardous or toxic materials, or for environmental clean-up costs. Although the Company maintains various insurance coverages for its operations, including pollution legal liability insurance, there can be no assurance that such insurance will cover any particular environmental liability imposed on the Company or that environmental claims against the Company will not have a material adverse effect on its business, results of operations and financial condition. See "-- Expense and Limited Availability of Insurance," "Business -- Environmental Regulation and Safety Matters," and "Business -- Insurance Matters."

     Reliance on Environmental Regulation. The Company's waste management business has benefitted substantially from the increased government regulation of waste management. If government authorities were to relax the laws and regulations pertaining to the handling of wastes or their interpretations of or enforcement policies with respect to such laws and regulations, such developments could have a material adverse effect on the Company. See
"Business -- Environmental Regulation and Safety Matters."

     Prior Operations. The Company at one time was involved in the manufacturing of low-level radioactive sources and tracers utilized principally in the petroleum, industrial and medical markets. Applicable regulations of the federal Nuclear Regulatory Commission ("NRC") and analogous state agencies required the Company to conduct decommissioning activities at four sites. There can be no assurance that the relevant regulatory agencies will not impose additional or more stringent decontamination requirements that could have a material adverse effect on the Company. Management believes that the estimated cost of decommissioning activities does not exceed the value of the four sites. There can be no assurance, however, that these estimates accurately reflect the ultimate costs or proceeds associated with these properties. See "Business -- Properties," "Business -- Environmental Regulation and Safety Matters," and "The Company -- History."

     Superfund. CERCLA authorizes the federal government to use federal funds to clean up facilities at which there has been a release or threatened release of hazardous substances, or to order persons responsible for such circumstances to do so. Superfund also allows government entities and private parties that have incurred response costs to recover them from responsible parties. The statute has been interpreted to create strict, joint and several liability for the costs of removal and remediation, other necessary response costs, and damage to natural resources. Liability may be trebled if the responsible party fails to perform a removal or remedial action ordered under Superfund. Liability under CERCLA may extend to: generators of hazardous substances; owners and operators of facilities, including waste transportation vehicles, from which a release of hazardous substances occurs; persons who owned or operated such facilities at the time the hazardous substances were disposed of; persons who arranged for the treatment or disposal of hazardous substances at, or the transportation of hazardous substances to, a facility; and transporters who selected such facilities for treatment or disposal of hazardous substances. Like most other entities involved in the hazardous waste management business, and many industrial entities, the Company generates, manages, transports and disposes at third-party facilities, substances that could be considered hazardous substances under Superfund. Claims under Superfund and analogous state laws may arise against the Company in the future, although the Company is not aware that it is currently considered by the EPA a potentially responsible party for cleanup costs or damages under Superfund. See "Business -- Environmental Regulation and Safety Matters."

DEPENDENCE ON KEY OPERATIONS

     The Company derives a significant portion of its revenues and cash flow from its deepwell waste injection operations and related services. Accordingly, continued broad acceptance of deepwell waste injection is critical to the Company's future success. If demand for deepwell waste injection is reduced by technological change, competition, regulatory change, political or community pressure or other factors, including a change in public sentiment concerning the Company's deepwell waste injection operations or deepwells generally, the Company's business, financial condition and results of operations and its ability to achieve sufficient cash flow to service its indebtedness, including the Exchange Notes, will be materially adversely affected. See
"Business -- Waste Management."

CYCLICALITY OF INDUSTRIES SERVED; FLUCTUATIONS IN OPERATING RESULTS

     The markets served by the Company's businesses are cyclical in nature and the Company's operating results may be affected by a number of factors, including the spending decisions of the Company's customers and general economic conditions in the industries served by the Company, changes in customer manufacturing processes, and waste minimization and recycling efforts of the Company's customers. These factors generally are beyond the Company's control. Given the relatively high fixed-cost component of the Company's operations, relatively minor fluctuations in revenues could result in significant variations in the Company's operating results. The Company's operating results for a particular quarter may not be indicative of its results for any subsequent quarter or year. See "Business -- Marketing and Customers."

EXPENSE AND LIMITED AVAILABILITY OF INSURANCE

     Although the Company has insurance covering its operations, such insurance is subject to coverage limits and deductibles. An uninsured or underinsured claim against the Company that is successful and sufficient in magnitude could have a material adverse effect on the Company. In addition, in view of the general constraint in the market in recent years for liability insurance for waste management companies, the premiums and deductibles of liability insurance could increase to the point where such insurance is prohibitively expensive, and certain insurance could become unavailable altogether. Such developments could cause the Company to be unable to obtain or maintain certain insurance, which, in turn, could cause the Company not to comply with regulatory requirements imposed on certain of its operations. Further, the Company's failure to maintain certain specified types and amounts of insurance would constitute an event of default under the Revolving Credit Facility. See "Business -- Insurance Matters."

RISKS RELATED TO POTENTIAL FUTURE ACQUISITIONS

     With respect to its core operations, the Company evaluates acquisition opportunities from time to time. However, to the extent the Company consummates acquisitions in the future, there can be no assurance that the Company will be able to maintain or improve the operating results of any such acquisitions. Furthermore, if the Company completes any such future acquisitions, it will encounter various associated risks including the possible inability to integrate an acquired business into the Company's operations, increased leverage and debt service requirements, diversion of management's attention and anticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

     The markets for the Company's services are highly specialized and competitive. The Company competes with many other firms ranging from small local firms to large national firms, some of which are more established in the industries in which the Company participates and have greater financial, management, marketing and other resources than the Company. The competitive market is also influenced by the extent to which the companies that generate wastes and chemical by-products seek to minimize, process and dispose of the wastes and by-products themselves. To remain competitive, the Company must continue to conduct its operations in an environmentally safe and secure manner and at competitive prices. The Company's inability to continue to compete effectively in any of these areas could have a material adverse effect on its financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     Development of the Company's business and operations is dependent upon the efforts and talents of its executive officers and technical personnel. The loss of the services of one or more of these individuals or the inability of the Company to retain or recruit experienced executive officers or technical personnel could adversely affect the Company's financial condition, liquidity and results of operations. Certain general terms of employment arrangements with Messrs. Rush and Harris, III have been proposed, although no formal employment agreements have been executed. Pro forma after giving effect to the Recapitalization, manage-ment owns approximately 13.2% of the outstanding Common Stock of the Company and approximately 2.0% of the outstanding Series A Preferred Stock. See "Management."

DEPENDENCE ON THIRD-PARTY DISPOSAL

     The Company utilizes other disposal companies to dispose of certain wastes, principally solid wastes, generated by its customers and its own operations that cannot be injected into the Company's deepwells. Substantial price increases for the disposal of solid waste, curtailment of disposal capacity or direct competition by such companies could have a material adverse effect on the business, results of operations and financial condition of the Company.

CONTROL OF THE COMPANY

     399 and certain members of management of GNI (collectively, the "Stockholders") beneficially own all of the voting common stock of the Company. The Stockholders have entered into a Stockholders Agreement governing the decisions to be made by the Stockholders after the consummation of the Recapitalization. As a result, the Stockholders will have the power to direct the affairs of the Company and are able to determine the outcome of all matters required to be submitted to stockholders for approval, including the election of a majority of the directors and the amendment of the Company's Certificate of Incorporation. See "Stock Ownership."

CHANGE OF CONTROL OFFER

     In the event of a "Change of Control" of the Company, each holder of Exchange Notes will be entitled to require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the purchase date. See "Description of the Exchange Notes -- Change of Control Offer." If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Exchange Notes tendered by the holders thereof, and such failure would result in an event of default under the Indenture. In addition, a Change of Control would constitute a default under the Revolving Credit Facility and is otherwise restricted by the Revolving Credit Facility. If GNI's obligations under the Revolving Credit Facility or any other secured indebtedness of GNI or its Subsidiaries were accelerated due to a default thereunder, the lenders thereunder would have a priority claim, relative to the holders of the Exchange Notes, on the proceeds from the sale of the collateral securing such indebtedness.

FRAUDULENT CONVEYANCE STATUTES

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Guarantor, at the time it incurred the indebtedness evidenced by the Exchange Notes or its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company, or such Guarantor, received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Exchange Notes or the relevant Subsidiary Guarantee could be voided, or claims in respect of the Exchange Notes or such Subsidiary Guarantee could be subordinated to all other debts of the Company or such Guarantor, as the case may be. In addition, under these circumstances the payment of interest and principal in respect of the Exchange Notes by the Company or by a Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, the Company and the Guarantors each believes that it is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's or the Guarantors' conclusions in this regard.

                                  THE COMPANY

     GNI conducts its waste management and specialty chemical manufacturing operations through five operating subsidiaries. Disposal Systems, Inc. ("DSI") and Disposal Systems of Corpus Christi, Inc., ("DSCCI") subsidiaries of GNI, combine to form the largest commercial deepwell operator in the United States. Through its Resource Transportation Services, Inc. subsidiary ("RTS"), the Company transports hazardous and non-hazardous wastes and chemical products and through its GNI Technical Services, Inc. subsidiary ("GTS"), the Company manages and administers government contracts. DSI, DSCCI, RTS and GTS are referred to collectively as "Waste Management." The Company manufactures specialty chemicals through its GNI Chemicals Corporation subsidiary ("Specialty Chemicals" or "GNIC").

HISTORY

     The GNI Group, Inc. is a holding company that conducts business through five wholly-owned subsidiaries. The Company was incorporated as a Texas corporation in 1971 and reincorporated under its present name as a Delaware corporation in October 1987. From 1971 until 1988, the Company manufactured low-level radioactive sources and tracers utilized principally in the petroleum, industrial and medical markets. During 1987 and 1988, in a series of transactions, the Company disposed of its radiation-related operations and commenced its current waste management services at its Deer Park facility through the purchase of the stock of DSI from United Distribution Systems, Inc. Also in 1988, the Company formed RTS and commenced its hazardous waste transportation operations. In 1989, the Company formed Chemical Resource Processing, Inc. and, in 1990, commenced its specialty chemical manufacturing, recovery and processing operations. In 1996, Chemical Resource Processing, Inc. adopted its current name of GNI Chemicals Corporation. In 1995, the Company formed DSCCI to acquire the Corpus Christi facility from Chemical Waste Management, Inc. ("CWM"). In each acquisition and disposition, the seller generally retained responsibility for any liability or obligation relating to the transferred operations arising from events that occurred or circumstances that existed prior to the closing of the transaction. GTS was formed in September, 1998, to acquire substantially all of the assets of Moheat, Inc., a company engaged in hazardous waste removal and the administration and management of government contracts.

     The Company's executive offices are located at 2525 Battleground Road, Deer Park, Texas 77536-0220 and its telephone number is (281) 930-0350.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company or the Guarantors from the issuance of the Exchange Notes pursuant to the Exchange Offer. The proceeds from the sale of the Restricted Notes were approximately $71.6 million, and were used to fund the Recapitalization. See "The Recapitalization."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1998 (i) on a historical basis and (ii) on a pro forma basis after giving effect to the Recapitalization as if it had occurred on June 30, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Description of the Revolving Credit Facility" and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                 AS OF JUNE 30, 1998
                                                              -------------------------
                                                              ACTUAL       PRO FORMA(A)
                                                              -------      ------------
                                                               (DOLLARS IN THOUSANDS)
Cash and time deposits......................................  $   208       $     585
                                                              =======       =========
Long-term debt:
  Existing bank credit facilities...........................  $14,623       $      --
  Revolving Credit Facility(b)..............................       --              --
  Exchange Notes offered hereby.............................       --          75,000
  Existing Senior Subordinated Notes........................   18,791(c)           --
  Other debt................................................      750              --
                                                              -------       ---------
          Total long-term debt..............................   34,164          75,000
                                                              -------       ---------
Series A Cumulative Redeemable Preferred Stock..............       --          18,500
Stockholders' equity (deficit):
  Common stock, $.01 par value per share....................       67               6
  Additional paid-in capital................................   21,157           3,994
  Retained earnings (deficit)...............................    4,357         (35,023)(d)
  Less cost of treasury stock...............................      (47)             --
                                                              -------       ---------
          Total stockholders' equity (deficit)..............   25,534         (31,023)
                                                              -------       ---------
          Total capitalization..............................  $59,698       $  62,477
                                                              =======       =========

---------------

(a) As adjusted to give effect to the Recapitalization. The estimated sources and uses of funds for the Recapitalization, assuming it had occurred as of June 30, 1998, are as follows:

Sources of Funds:
  Exchange Notes offered hereby.............................  $75,000
  Equity Contribution.......................................   22,500
                                                              -------
        Total sources.......................................  $97,500
                                                              =======
Uses of Funds:
  Purchase price of GNI equity, net.........................  $51,256
  Repayment of existing debt................................   35,373
  Payment of make-whole premium.............................    3,543
  Payment of accrued interest...............................      101
  General corporate purposes................................      377
  Payment of estimated transaction fees and expenses(1).....    6,850
                                                              -------
        Total uses..........................................  $97,500
                                                              =======

     (1) Includes $3,409 of costs related to the Merger.

(b) As of June 30, 1998, on a pro forma basis after giving effect to the Recapitalization and approximately $0.5 million of outstanding letters of credit, the Company would have up to $11.5 million available under the Revolving Credit Facility, subject to pending asset appraisals. In addition, the Company had $1.5 million of outstanding letters of credit under the WMX Letter of Credit (as defined herein).

(c) Net of a discount of $1,209 related to the value allocated to warrants issued in connection therewith.

(d)  Retained earnings (deficit) reflects the following adjustments:

Purchase and retirement of GNI equity, net..................  $30,079
Payment of make-whole premium...............................    3,543
Payment of Merger costs.....................................    3,409
Write-off of discount on Existing Senior Subordinated
  Notes.....................................................    1,209
Write-off of existing debt issuance costs...................    1,140

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The selected historical consolidated financial data set forth below with respect to the five fiscal years in the period ended June 30, 1998 have been derived from the Company's audited consolidated financial statements. The statement of operations data for Fiscal 1994 and 1995 and the balance sheet data for Fiscal 1994, 1995 and 1996 have been derived from audited consolidated financial statements of the Company not set forth in this Prospectus. The unaudited pro forma statement of operations and other financial data for the year ended June 30, 1998 give effect to the Recapitalization, as if it had occurred as of July 1, 1997. The unaudited pro forma balance sheet data give effect to the Recapitalization, as if it had occurred as of June 30, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The pro forma financial data do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Recapitalization had occurred on such dates or to project the Company's results of operations or financial position for any future period or date. The information in this table should be read in conjunction with "Prospectus Summary -- Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere herein.

                                                                       HISTORICAL
                                                     -----------------------------------------------   PRO FORMA
                                                                   YEAR ENDED JUNE 30,                 YEAR ENDED
                                                     -----------------------------------------------    JUNE 30,
                                                      1994      1995      1996      1997      1998        1998
                                                     -------   -------   -------   -------   -------   ----------
STATEMENT OF OPERATIONS DATA:
  Revenues.........................................  $20,702   $34,359   $39,339   $40,727   $42,717    $ 42,717
  Cost of services.................................   15,783    20,319    24,662    25,110    24,540      24,540
  Gross profit.....................................    4,919    14,040    14,677    15,617    18,177      18,177
  Selling, general and administrative..............    4,609     4,090     5,058     5,559     6,387       6,387
  Depreciation and amortization....................    3,056     4,102     4,820     5,989     7,247       7,500
  Operating income (loss)..........................   (2,746)    5,848    (1,910)    4,069     4,543       4,290
  Interest expense.................................      290     1,143     1,587     2,970     3,888       8,436(a)
  Other income(b)..................................       43       331       100       194       119         119
  Income (loss) before tax.........................   (2,993)    5,036    (3,397)    1,293       774      (4,027)
  Income taxes (benefit)...........................     (996)    1,885    (1,285)      540       233      (1,369)
  Income (loss) before extraordinary item..........  $(1,997)  $ 3,151   $(2,112)  $   753   $   541    $ (2,658)
OTHER FINANCIAL DATA:
  EBITDA(c)........................................  $   310   $ 9,950   $10,024   $10,727   $13,027    $ 13,027
  Adjusted EBITDA(d)...............................       --        --        --        --        --      16,012
  Capital expenditures.............................   11,405(e)   5,827    6,455     5,570     7,718       7,718
  Ratio of Adjusted EBITDA to interest expense.....       --        --        --        --        --         1.9x
  Ratio of total debt to Adjusted EBITDA...........       --        --        --        --        --         4.7x
  Ratio of earnings to fixed charges(f)............       --       4.8x       --       1.4x      1.2x         --
BALANCE SHEET DATA:
  Cash and time deposits...........................  $   683   $   852   $ 1,123   $   807   $   208    $    585
  Working capital, as adjusted(g)..................    2,185     2,386     1,504     5,346     2,256       2,357
  Total assets.....................................   38,184    46,079    49,078    68,588    68,877      71,554
  Total debt.......................................   12,650    16,485    19,189    33,940    34,164      75,000
  Series A Redeemable Preferred Stock..............       --        --        --        --        --      18,500
  Stockholders' equity (deficit)...................   21,267    24,418    22,334    24,888    25,534     (31,023)

---------------

(a) Reflects an interest rate of 10 7/8% on the Exchange Notes. Includes approximately $280 of other interest expense comprised primarily of the accretion of the Company's discounted payment obligation in connection with the EMPAK assistance agreement.

(b)  Includes interest income.

(c) EBITDA is defined as earnings before interest, other income, income taxes (benefit), depreciation and amortization and non-recurring items. Non-recurring items are comprised of: (i) $1,237 of charges in Fiscal 1998 principally related to the forgiveness by the Company of certain indebtedness of certain executives of the Company (see Note 6 to the consolidated financial statements of the Company),

     (ii) $443 of one-time severance and personnel-related costs in Fiscal 1997 associated with certain management changes during the same period in connection with the shift in Specialty Chemicals' focus from numerous short-term projects to long-term outsourcing contracts, (iii) $226 of legal and investment banking fees associated with the Company's discussions with a third party regarding a possible business combination in Fiscal 1997,
     (iv) a non-cash charge in Fiscal 1996 of approximately $6,709 resulting from an impairment loss related to certain assets of the Company (see Note 1 to the consolidated financial statements of the Company) and (v) in Fiscal 1996, $405 of one-time charges and expenses related to operations. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. The Company's calculation of EBITDA may not be consistent with similarly captioned amounts used by other companies.

(d) The adjusted financial data presented reflect certain additional adjustments which management believes are relevant in evaluating the historical and future operating performance of the Company. The following additional adjustments are based on estimates and assumptions made and believed to be reasonable by the Company but that are inherently uncertain and subject to change. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effect of these items on EBITDA:

                                                                 PRO FORMA
                                                                YEAR ENDED
                                                               JUNE 30, 1998
                                                               -------------
EBITDA......................................................      $13,027
Adjustments:
  BP Contract(i)............................................        1,636
  Recently signed Specialty Chemicals contracts (ii)........          999
  Elimination of certain costs associated with being a
     public company.........................................          350
                                                                  -------
          Total additional adjustments......................        2,985
                                                                  -------
Adjusted EBITDA.............................................      $16,012
                                                                  =======

     (i)On June 5, 1998, the Company entered into a multi-year contract with BP to sell crude acetonitrile through June 30, 2008 and to produce refined acetonitrile through June 30, 2000. The production of refined acetonitrile has been assumed to be evenly distributed over the period during which BP is obligated to pay minimum processing and capacity rights fees. Included in the annual average adjustment for the initial two year period is approximately $2,000 of EBITDA related to minimum committed payment amounts reflecting fees payable to the Company for product processing and capacity reservation.

     (ii)
        During Fiscal 1997, Specialty Chemicals shifted its focus from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. In addition to the BP Contract, Specialty Chemicals recently has entered into two long-term contracts which contain minimum committed payment provisions, with major chemical manufacturers.

(e) Includes approximately $8,800 of capital expenditures in connection with the Company's expansion and upgrade of Specialty Chemicals' facilities.

(f) Earnings are defined as earnings before income taxes (benefit) and fixed charges. Fixed charges are defined as the sum of: (i) interest expense,
     (ii) amortization of deferred financing costs and (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third). Earnings were inadequate to cover fixed charges by approximately $3,500 in Fiscal 1994 and approximately $5,200 in Fiscal 1996. In addition, on a pro forma basis after giving effect to the Recapitalization, earnings would have been inadequate to cover fixed charges by approximately $4,000 in Fiscal 1998.

(g) Working capital, as adjusted, is defined as total current assets excluding cash and time deposits less total current liabilities excluding the current portion of long-term debt.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements of the Company are based on the audited consolidated financial statements of The GNI Group, Inc. appearing elsewhere in this Prospectus, as adjusted to illustrate the effects of the Recapitalization. The unaudited pro forma statement of operations for the year ended June 30, 1998 gives effect to the Recapitalization, as if it had occurred as of July 1, 1997. The unaudited pro forma balance sheet gives effect to the Recapitalization, as if it had occurred as of June 30, 1998. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma financial statements do not purport to represent what the Company's actual results of operations or actual financial position would have been if the Recapitalization had occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

                              THE GNI GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998

                                     ASSETS

                                                                GNI         PRO FORMA
                                                            CONSOLIDATED   ADJUSTMENTS        PRO FORMA
                                                            ------------   ------------      ------------
Cash and time deposits....................................  $    208,257   $ 40,835,568(a)   $    584,630
                                                                             (4,751,447)(b)
                                                                               (101,235)(c)
                                                                             (6,850,000)(e)
                                                                             18,500,000(f)
                                                                              4,000,000(g)
                                                                            (51,256,513)(h)
Accounts receivable, net..................................     7,022,323                        7,022,323
Inventory.................................................       478,886                          478,886
Federal tax receivable....................................            --                               --
Prepaid expenses and other current assets.................     1,232,555                        1,232,555
                                                            ------------                     ------------
         Total current assets.............................     8,942,021                        9,318,394
Property, plant and equipment.............................    55,541,764                       55,541,764
Less accumulated depreciation.............................   (19,628,867)                     (19,628,867)
                                                            ------------                     ------------
         Net property, plant and equipment................    35,912,897                       35,912,897
Restricted time deposits..................................     1,451,253                        1,451,253
Deferred tax asset, net...................................       360,165                          360,165
Intangible assets, net....................................    18,193,364                       18,193,364
Other assets, net.........................................     4,016,866     (1,140,707)(d)     6,317,659
                                                                              3,441,500(e)
                                                            ------------   ------------      ------------
         Total assets.....................................  $ 68,876,566   $  2,677,166      $ 71,553,732
                                                            ============   ============      ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of long-term debt.......................     2,147,826     (2,147,826)(a)            --
  Accounts payable........................................  $  3,299,930                     $  3,299,930
  Accrued liabilities.....................................     2,987,625   $   (101,235)(c)     2,886,390
  Federal income taxes payable............................       190,005                          190,005
                                                            ------------                     ------------
         Total current liabilities........................     8,625,386                        6,376,325
Accrued liabilities.......................................     2,700,484                        2,700,484
Long-term debt, less current portion......................    32,016,606     42,983,394(a)     75,000,000
Deferred income taxes, net................................            --                               --
                                                            ------------                     ------------
         Total liabilities................................    43,342,476                       84,076,809
Series A cumulative redeemable preferred stock............            --     18,500,000(f)     18,500,000
Stockholders' equity (deficit):
  Common stock............................................        66,747        (66,747)(h)         5,714
                                                                                  5,714(g)
  Additional paid-in capital..............................    21,156,898    (21,156,898)(h)     3,994,286
                                                                              3,994,286(g)
  Retained earnings.......................................     4,357,451     (4,751,447)(b)   (35,023,077)
                                                                             (1,140,707)(d)
                                                                             (3,408,500)(e)
                                                                            (30,079,874)(h)
  Less cost of treasury stock.............................       (47,006)        47,006(h)             --
                                                            ------------                     ------------
         Total stockholders' equity (deficit).............    25,534,090                      (31,023,077)
                                                            ------------   ------------      ------------
         Total liabilities and stockholders' equity
           (deficit)......................................  $ 68,876,566   $  2,677,166      $ 71,553,732
                                                            ============   ============      ============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects the payment of existing bank credit facilities and other debt in the amount of $15,372,826, Existing Senior Subordinated Notes in the amount of $18,791,606 and the issuance of the Notes offered hereby in the amount of $75,000,000.

(b) Reflects the payment of the make-whole premium of $3,543,053 and discounted interest of $1,208,394 associated with the payment of the Existing Senior Subordinated Notes. Such expense will be recognized as an extraordinary item in the first quarter of the Company's fiscal year ended June 30, 1999.

(c)  Reflects the payment of accrued interest on existing debt.

(d) Reflects the write-off of existing debt issuance costs. Such expense will be recognized in the first quarter of the Company's fiscal year ended June 30, 1999.

(e) Represents the payment of estimated transaction fees and expenses associated with the Recapitalization (including $3,408,500 of costs related to the Merger) in the amount of $6,850,000.

(f) Reflects the issuance of $18,500,000 of Series A Cumulative Redeemable Preferred Stock.

(g) Represents the equity contribution from the issuance of 39,121 shares of Class A common stock, 456,799 shares of Class B common stock and the Rollover Shares.

(h)  Represents the net effect of the purchase and retirement of GNI equity.

                              THE GNI GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998

                                                        GNI           PRO FORMA
                                                    CONSOLIDATED     ADJUSTMENTS      PRO FORMA
                                                    ------------     -----------     -----------
Revenues..........................................  $42,716,800                      $42,716,800
Cost and expenses:
  Cost of services................................   24,539,508                       24,539,508
  Selling, general and administrative.............    6,387,746                        6,387,746
  Depreciation and amortization...................    7,247,027      $   252,514(a)    7,499,541
                                                    -----------                      -----------
          Total cost and expenses.................   38,174,281                       38,426,795
                                                    -----------                      -----------
Operating income..................................    4,542,519                        4,290,005
Interest expense..................................   (3,887,531)      (4,548,944)(b)  (8,436,475)
Other income......................................      119,461                          119,461
                                                    -----------                      -----------
          Income (loss) before tax................      774,449                       (4,027,009)
Income taxes (benefit)............................      233,647       (1,602,830)(c)  (1,369,183)
                                                    -----------                      -----------
          Net income (loss).......................      540,802                       (2,657,826)
Preferred stock dividends.........................           --        2,220,000(d)    2,220,000
                                                    -----------      -----------     -----------
          Net income (loss) available to common
            shareholders..........................  $   540,802      $(5,418,628)    $(4,877,826)
                                                    ===========      ===========     ===========
EBITDA(f).........................................   13,026,546                       13,026,546

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a) Reflects the net increase in amortization as a result of capitalizable costs incurred in connection with the Recapitalization.

(b) Reflects the interest expense on the Notes offered hereby and the elimination of interest expense on existing bank credit facilities, Senior Subordinated Notes and other debt.

(c) Represents the tax benefit applicable to the pro forma adjustments applied at the federal statutory rate.

(d) Represents the payment of dividends on Series A Cumulative Redeemable Preferred Stock.

(e) EBITDA is defined as earnings before interest, other income, income taxes (benefit), depreciation and amortization and non-recurring items. Non-recurring items are comprised of $1,237,000 of charges in Fiscal 1998 principally related to the forgiveness by the Company of certain indebtedness of certain executives of the Company (see Note 6 to the consolidated financial statements of the Company). EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. The Company's calculation of EBITDA may not be consistent with similarly captioned amounts used by other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Except as otherwise indicated, the following discussion relates to the Company on a historical basis without giving effect to the Recapitalization. Certain of the statements in this section are forward-looking in nature and, accordingly, are subject to many risks and uncertainties. See "Special Note Regarding Forward-Looking Information" and "Risk Factors." The following discussion should be read in conjunction with "Prospectus Summary -- Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Historical and Pro Forma Consolidated Financial Data" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

     The audited historical financial information of the Company is not directly comparable on a year to year basis due to (i) the Company's consolidation transaction with EMPAK which closed on September 30, 1996, pursuant to which EMPAK ceased accepting third-party wastes for deepwell disposal and agreed to assist in the transfer of its third-party deepwell customers to the Company and
(ii) the acquisition on November 14, 1995 of E.I. du Pont de Nemours and Company's ("DuPont") refined acetonitrile business. In addition, pursuant to its strategy to focus on long-term outsourcing arrangements with major chemical manufacturers, on June 5, 1998, the Company entered into a multi-year contract to sell crude acetonitrile to, and produce refined acetonitrile for, BP. Pursuant to this "take-or-pay" contract, the Company will sell a minimum amount of crude acetonitrile to BP and receive fees for product processing and capacity reservation to produce refined acetonitrile for BP. As a result, the Company will no longer manufacture acetonitrile for its own account which will result in a significant decrease in inventories.

     In Fiscal 1998, the Company had capital expenditures of $7.7 million which included $4.6 million spent to bring the Company's facilities into compliance with new environmental regulations regarding air emissions. Management believes that no significant additional capital expenditures will be required by the Company in Fiscal 1999 and that annual maintenance capital expenditures will be approximately $2 million.

     During Fiscal 1997, Specialty Chemicals' strategic focus shifted from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. Specialty Chemicals recently has entered into four long-term contracts, three of which contain minimum committed payment provisions, with major chemical manufacturers which are expected to contribute $7.7 million of revenues and $3.8 million of EBITDA in Fiscal 1999. See "Business -- Specialty Chemicals -- Selected Recent Contracts." The Company's relationships with three of these customers have evolved into multi-product alliances.

     Specialty Chemicals' contracts are generally tolling arrangements whereby the customer provides the raw materials and pays for the finished product on a per unit basis. As a result of such tolling arrangements, management believes Specialty Chemicals' revenues and cost of services are understated when compared to other specialty chemical manufacturers who purchase the raw materials used in their production processes. In connection with tolling arrangements, Specialty Chemicals' customers frequently fund project start-up costs and capital expenditures needed to begin production. Certain of Specialty Chemicals' long-term outsourcing contracts contain provisions such as minimum production requirements, product processing fees, capacity reservation fees and monthly rental fees. Specialty Chemicals' focus on long-term outsourcing contracts is expected to improve management's ability to schedule production runs and result in less turnaround time. Revenues associated with the disposal by Waste Management of waste by-products generated during Specialty Chemicals' manufacturing and processing activities are recognized by Specialty Chemicals.

     Non-Recurring Charges. In the fourth quarter of Fiscal 1998, the Company recorded non-recurring charges totaling approximately $1.2 million, related principally to the forgiveness of loans made by the Company to certain executives and cash payments to such executives representing the personal income tax obligation associated with such loan forgiveness. In the fourth quarter of Fiscal 1997, the Company recorded non-recurring charges of: (i) approximately $443,000 comprised primarily of severance and personnel related costs associated with certain management changes in connection with the shift in Specialty Chemicals' focus from short-term projects to long-term outsourcing contracts, and (ii) approximately $226,000 of legal and investment banking fees associated with the Company's discussions with a third party relating to a possible business combination. In Fiscal 1996, the Company recorded one-time charges and expenses of approximately $405,000 related to operations.

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that an impairment loss be recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During Fiscal 1996, the Company recognized a non-cash pre-tax charge against earnings of approximately $6.7 million for impaired assets related principally to the Company's wiped film evaporator equipment and certain real estate assets.

     Debt Refinancing and Recapitalization Charges. In connection with the Recapitalization, the Company refinanced substantially all of its existing indebtedness. In connection with such debt refinancing, the Company paid a make-whole premium of approximately $3.6 million to holders of the Existing Senior Subordinated Notes. This make-whole premium, together with approximately $1.1 million of existing debt issuance costs, will be reflected as extraordinary charges in the Company's first quarter of fiscal year ending June 30, 1999.

     Inflation. Inflation did not have a material impact on the Company's revenues or income in either Fiscal 1998 or Fiscal 1997. Further, it is not expected that inflation will have a material impact during Fiscal 1999 for either the Company's revenues or income.

     The following chart sets forth the revenues and the percentage of total revenues contributed by each of the Company's businesses for the last three fiscal years:

                                                    YEAR ENDED JUNE 30,
                                    ---------------------------------------------------
                                         1996              1997              1998
                                    ---------------   ---------------   ---------------
                                                  (DOLLARS IN THOUSANDS)
Waste Management:
  Deepwell disposal...............  $12,750    32.4%  $15,944    39.1%  $16,913    39.6%
  Treatment and other disposal....    4,345    11.1     3,358     8.2     4,356    10.2
  Transportation..................    4,179    10.6     4,705    11.6     5,410    12.7
                                    -------   -----   -------   -----   -------   -----
          Total Waste
            Management............   21,274    54.1    24,007    58.9    26,679    62.5
Specialty Chemicals...............   18,065    45.9    16,720    41.1    16,038    37.5
                                    -------   -----   -------   -----   -------   -----
          Total Revenues..........  $39,339   100.0%  $40,727   100.0%  $42,717   100.0%
                                    =======   =====   =======   =====   =======   =====

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED WITH FISCAL 1997

  Revenues

     Revenues increased by $2.0 million, or 4.9%, from $40.7 million in Fiscal 1997 to $42.7 million in Fiscal 1998. Revenues from the Company's waste treatment and disposal operations increased by $2.0 million, or 10.2%, from $19.3 million in Fiscal 1997 to $21.3 million in Fiscal 1998 due to increased deepwell disposal volumes resulting from the Company's consolidation transaction with EMPAK, which closed on September 30, 1996, whereby EMPAK exited the third-party commercial deepwell disposal business and agreed to assist in the transfer of EMPAK's third-party commercial deepwell customers to the Company. Transportation revenues also increased in Fiscal 1998 by approximately $0.7 million, or 15.0%, from $4.7 million in Fiscal 1997 to $5.4 million in Fiscal 1998. This increase in transportation revenues was primarily attributable to the increase in deepwell disposal volumes during Fiscal 1998.

     Chemical manufacturing revenues decreased by approximately $0.7 million, or 4.1%, from $16.7 million in Fiscal 1997 to $16.0 million in Fiscal 1998 due to customer decisions related to timing of projects. As a result, chemical manufacturing revenues varied from quarter to quarter. The Company's strategy is to enter into long-term contracts with its chemical manufacturing customers in order to minimize the effects of customer timing decisions. To this end, the Company recently has entered into four long-term contracts, three of which contain minimum committed payment provisions, with major chemical manufacturers.

  Cost of Services

     Cost of services decreased as a percentage of revenues from 61.7% in Fiscal 1997 to 57.4% in Fiscal 1998 due to increased asset utilization and approximately $2.0 million of additional revenues. Cost of services decreased by approximately $0.6 million, or 2.3%, from $25.1 million in Fiscal 1997 to $24.5 million in Fiscal 1998, reflecting the impact of cost control measures.

  Selling, General and Administrative

     S,G&A increased as a percentage of revenues from 13.6% in Fiscal 1997 to 15.0% in Fiscal 1998 due primarily to the inclusion in the fourth quarter of Fiscal 1998 of non-recurring charges, totaling approximately $1.2 million, related principally to the forgiveness of loans made by the Company to certain executives of the Company and cash payments to such executives representing the personal income tax obligation associated with such loan forgiveness. In the fourth quarter of Fiscal 1997, the Company recorded non-recurring charges of:
(i) approximately $443,000, comprised mainly of severance and personnel related costs associated with certain management changes and (ii) $226,000 of legal and investment banking fees associated with the Company's discussions with a third party relating to a possible business combination. S,G&A increased by approximately $0.8 million, or 14.9%, from $5.6 million in Fiscal 1997 to $6.4 million in Fiscal 1998. Excluding non-recurring charges, S,G&A remained relatively flat in Fiscal 1998 when compared with Fiscal 1997.

  Depreciation and Amortization

     Depreciation and amortization increased by $1.2 million, or 21.0%, from $6.0 million in Fiscal 1997 to $7.2 million in Fiscal 1998 primarily due to (i) the capital improvements made by the Company to its facilities in Fiscal 1998 and (ii) the inclusion in Fiscal 1998 of a full year of additional depreciation and amortization expense associated with the Company's consolidation transaction with EMPAK.

  Net Interest Expense

     Net interest expense increased by $0.9 million, or 32.7%, from $2.9 million in Fiscal 1997 to $3.8 million in Fiscal 1998. This increase resulted from higher average levels of indebtedness combined with a higher average interest rate on such indebtedness during Fiscal 1998. The higher level of indebtedness in Fiscal 1998 was a result of the additional debt used to fund the EMPAK consolidation transaction that closed in the first quarter of Fiscal 1997 and the issuance of the Existing Senior Subordinated Notes. The average interest rate was higher in Fiscal 1998 as compared to Fiscal 1997 primarily as a result of the inclusion in Fiscal 1998 of a full year's interest on the Existing Senior Subordinated Notes.

  Net Income

     The Company had net income of $0.5 million, or $0.08 per diluted share, in Fiscal 1998 compared with net income of $0.8 million, or $0.11 per diluted share, in Fiscal 1997.

FISCAL 1997 COMPARED WITH FISCAL 1996

  Revenues

     Revenues increased by $1.4 million, or 3.5%, from $39.3 million in Fiscal 1996 to $40.7 million in Fiscal 1997. This increase was primarily attributable to an increase in revenues from the Company's deepwell disposal operations and an increase in acetonitrile sales partially offset by a decrease in other contract chemical manufacturing revenues. Revenues from the Company's waste treatment and disposal operations increased by $2.2 million, or 12.9%, from $17.1 million in Fiscal 1996 to $19.3 million in Fiscal 1997. Revenues in Fiscal 1997 benefitted from increased deepwell disposal volumes resulting from the Company's consolidation transaction with EMPAK which closed on September 30, 1996. Transportation revenues also increased by approximately $0.5 million, or 12.6%, from $4.2 million in Fiscal 1996 to $4.7 million in Fiscal 1997. This increase in transportation revenues was primarily attributable to the increase in deepwell disposal volumes during Fiscal 1997.

     Chemical manufacturing revenues decreased by approximately $1.4 million, or 7.4%, from $18.1 million in Fiscal 1996 to $16.7 million in Fiscal 1997. In Fiscal 1997, specialty chemical sales benefitted from the inclusion of the acquisition of DuPont's refined acetonitrile ("ACE") business which was completed in the second quarter of Fiscal 1996. However, contract chemical manufacturing revenues were lower in Fiscal 1997 as compared with Fiscal 1996, which was primarily due to: (i) the running of a trial campaign of ACE in the Company's manufacturing facility during the first half of Fiscal 1997 which utilized capacity that was then not available for third-party processing, (ii) the internalization of ACE production into the Company's chemical manufacturing facility and related start-up inefficiencies during the third quarter of Fiscal 1997 and (iii) delays in receiving raw materials from two different chemical customers necessary for their custom processing projects during the fourth quarter of Fiscal 1997.

  Cost of Services

     Cost of services decreased as a percentage of revenues from 62.7% in Fiscal 1996 to 61.7% in Fiscal 1997 due to the inclusion of approximately $405,000 of one-time charges and expenses related to operations during the third quarter of Fiscal 1996. Cost of services increased by approximately $448,000, or 1.8%, from $24.7 million in Fiscal 1996 to $25.1 million in Fiscal 1997, reflecting approximately $1.4 million in additional revenues.

  Selling, General and Administrative

     S,G&A increased as a percentage of revenues from 12.9% in Fiscal 1996 to 13.6% in Fiscal 1997. S,G&A increased by approximately $0.5 million, or 9.9%, from $5.1 million in Fiscal 1996 to $5.6 million in Fiscal 1997. This increase was primarily attributable to the following non-recurring charges recorded in the fourth quarter of Fiscal 1997: (i) approximately $443,000 comprised mainly of severance and personnel related costs associated with certain management changes and (ii) approximately $226,000 of legal and investment banking fees associated with the Company's discussions with a third party regarding a possible business combination.

  Depreciation and Amortization

     Depreciation and amortization increased by $1.2 million, or 24.3%, from $4.8 million in Fiscal 1996 to $6.0 million in Fiscal 1997 primarily due to: (i) the capital improvements made by the Company to its facilities in Fiscal 1997 and (ii) the Company's consolidation transaction with EMPAK.

  Adoption of SFAS No. 121

     Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that an impairment loss be recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During Fiscal 1996, the Company recognized a non-cash pre-tax charge against earnings of approximately $6.7 million. The total impairment loss recognized by the Company primarily related to the following: (i) various parcels of real estate which exceeded their fair market value and (ii) the carrying value of the Company's wiped film evaporator and associated equipment which exceeded the value of expected future cash flows expected to be generated by such equipment.

  Net Interest Expense

     Net interest expense increased by $1.4 million, or 89.5%, from $1.5 million in Fiscal 1996 to $2.9 million in Fiscal 1997. This increase was primarily attributable to higher average levels of indebtedness and a higher average interest rate on such indebtedness during the last half of Fiscal 1997. The increased level of indebtedness was associated with (i) capital improvements made by the Company to its facilities and (ii) the debt associated with the Company's ACE acquisition and EMPAK consolidation transaction. The average interest rate was higher in the last half of Fiscal 1997 as compared with Fiscal 1996 primarily as a result of the inclusion of interest on the Company's 12% Senior Subordinated Notes due 2003 which were issued on December 31, 1996.

  Net Income (Loss)

     The Company had net income of approximately $0.8 million, or $0.11 per diluted share, in Fiscal 1997 compared with a net loss of $2.1 million, or a loss of $0.33 per diluted share, in Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     In Fiscal 1998 the Company provided approximately $8.3 million in net cash from operations compared with approximately $2.5 million for Fiscal 1997. This increase of approximately $5.8 million was attributable to several factors, some of which were offsetting: (i) higher net income, after giving effect to non-cash depreciation and amortization expenses and deferred taxes, in Fiscal 1998 than in Fiscal 1997, (ii) a decrease in prepaid expenses and other current assets for Fiscal 1998 compared with an increase in Fiscal 1997 and (iii) an increase in accounts payable during Fiscal 1998 compared with a decrease in Fiscal 1997. The higher level of depreciation and amortization in Fiscal 1998 as compared with Fiscal 1997 was primarily a result of the inclusion of a full year's depreciation and amortization associated with the Company's EMPAK consolidation transaction, which closed in the first quarter of Fiscal 1997.

     In Fiscal 1998 and Fiscal 1997, the Company's net cash used in investing activities was $8.4 million and $17.8 million, respectively. In Fiscal 1997, the primary use of cash was the payment of $12.0 million in connection with the EMPAK consolidation transaction. The Company's capital expenditures in Fiscal 1998 and Fiscal 1997 were approximately $7.7 million and $5.6 million, respectively. In Fiscal 1998, capital expenditures included approximately $4.6 million spent to bring the Company's facilities into compliance with new environmental regulations regarding air emissions. Management believes that no significant additional capital expenditures will be required by the Company in Fiscal 1999 and that annual maintenance capital expenditures will be approximately $2 million. In Fiscal 1997 capital expenditures were primarily related to general improvements to the Company's chemical manufacturing and waste treatment and disposal facilities.

     In Fiscal 1998, the Company's net cash used in financing activities was $0.5 million compared with net cash provided of $14.9 million in Fiscal 1997. In Fiscal 1997, the largest source of financing was the net cash proceeds from the issuance of the Existing Senior Subordinated Notes.

     Primarily as a result of the Company's capital expenditures made during Fiscal 1998, (i) cash balances decreased approximately $0.6 million during the period and (ii) net fixed assets increased by $2.6 million during the period. During Fiscal 1998, accounts receivable increased by $0.6 million, primarily as a result of the increased level of revenues generated during the period. During Fiscal 1998, accounts payable increased by $1.0 million, primarily as a result of capital expenditures made by the Company. Accrued liabilities decreased by $1.0 million during Fiscal 1998 as a result of scheduled payments made to EMPAK in connection with the Assistance Agreement whereby EMPAK acts as the Company's back-up deepwell facility under certain circumstances. Primarily as a result of the timing differences between book and tax accruals during Fiscal 1998, (i) federal income tax receivable increased, (ii) the provision for deferred income tax decreased and (iii) deferred tax assets increased.

     In connection with the Recapitalization, the Company entered into the Revolving Credit Facility. As of June 30, 1998, on a pro forma basis after giving effect to the Recapitalization and to approximately $0.5 million of outstanding letters of credit, the Company would have had up to $11.5 million available under the Revolving Credit Facility, subject to pending asset appraisals. Availability under the Revolving Credit Facility is calculated based on a borrowing base formula tied to (i) 85% of eligible accounts receivable plus
(ii) an amount based on the Company's fixed assets. Amounts borrowed under the Revolving Credit Facility will be due in full on July 31, 2001, unless extended. Until the Company provides the Lender (as defined herein) with financial statements for the quarter ending September 30, 1998, amounts borrowed under the Revolving Credit Facility will bear interest, at the option of the Company, at either (i) the Lender's Base Rate plus 1.00% or (ii) LIBOR plus 2.75%. Thereafter, such applicable margins will be subject to reduction based upon the Company's Interest Coverage Ratio (as defined in the Revolving Credit Facility). The Revolving

Credit Facility contains standard financial and restrictive covenants for facilities of this type. See "Description of the Revolving Credit Facility."

     The Company's ability to make scheduled payments of principal of or interest on, or to refinance, its indebtedness (including the Exchange Notes), or to fund planned capital expenditures, will depend on its future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the Company's current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's liquidity needs for the next several years. However, there can be no assurance that the Company's businesses will generate sufficient cash flow from operations, or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or to fund its other liquidity needs.

WORKING CAPITAL

     The Company's business does not place unusual demands on working capital. Accordingly, the Company does not carry significant amounts of inventory at any given time. Specialty Chemicals' contracts are generally tolling arrangements whereby the customer provides the raw materials and pays for the finished product on a per unit basis. On June 5, 1998, the Company entered into the BP Contract. As a result, the Company will no longer manufacture acetonitrile for its own account which will result in a significant decrease in inventories. Standard credit terms are given in most cases by the Company, and the Company obtains standard credit terms for most of its purchases.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ended after December 15, 1997. The Company has adopted the requirements of SFAS 128 in its financial statements for the year ended June 30, 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of this statement will not have a material impact on the Company's financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic area in which they operate and their major customers. The Company believes that the adoption of this statement will not have a material impact on the Company's financial statements, as the Company considers itself to be in one business segment.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. The Company believes that the adoption of this statement will not have a material impact on the Company's financial statements.

YEAR 2000

     Background. The Year 2000 issue refers to the inability of certain date-sensitive computer chips, software and systems to recognize a two-digit date field as belonging to the 21st century. Many computer software programs, as well as certain hardware and equipment containing date sensitive data, were structured to utilize a two-digit date field. Accordingly, these programs may not be able to properly recognize dates in the year 2000 and later, which could result in significant system and equipment failures. This is a significant issue for most if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty. The Company recognizes that it must take action to ensure that its operations will not be adversely impacted by Year 2000 software failures.

     The Company's State of Readiness. An initial systems survey of the Company was completed in April of 1998 and revealed that several of the Company's administrative applications and plant systems possess Year 2000 problems. The Company has implemented a remediation plan to address the issues in a timely manner. The cost of bringing the evaluated systems into compliance is estimated to be between $125,000 and $150,000, including all software upgrade fees and implementations.

     The Company is completing a plan to evaluate the effect of the Year 2000 problem on the Company's most significant customers and suppliers, and thus indirectly on the Company. This evaluation is expected to be complete by December 31, 1998. At this time, the Company has not assessed the potential adverse effect on the Company with respect to customers and suppliers.

     Embedded Technology. The Company has focused its assessments to date on the information technology systems. To date the Company's assessments indicate that, due to the nature of the Company's operations, the non-information technology systems (i.e. embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. The Company's operations do not include capital intensive equipment with embedded microcontrollers.

     Contingency Plan. The Company has not, to date, implemented a Year 2000 contingency plan. As explained above, the Company has initiated action in identify and resolve Year 2000 problems. The Company will develop and implement a contingency plan in the event the Company's present course of action to solve the Year 2000 problem should fall behind schedule.

DIVIDEND POLICY

     The Company does not pay any cash dividends on its Common Stock and does not have any plans to do so in the future. The Company intends to continue a policy of retaining income for use in its business.

                                    BUSINESS

GENERAL OVERVIEW

     GNI is the leading operator of commercial deepwells in the United States and a manufacturer of specialty chemicals. Waste Management provides a broad range of waste management services which consist of transporting, testing, recovering, treating and disposing of hazardous and non-hazardous wastes. Waste Management operates two of the four commercial deepwell facilities accepting third-party hazardous wastes in the United States. In Fiscal 1998, Waste Management disposed of over half of the hazardous wastes injected into commercial deepwells. The Company's facilities are strategically located in the Gulf Coast region in proximity to the nation's largest concentration of chemical and petrochemical manufacturers. Management believes that there are no competing commercial deepwells within 250 miles of Waste Management's deepwells. Specialty Chemicals manufactures specialty chemicals on a contract or "tolling" basis for third parties, particularly where waste is a major by-product. During Fiscal 1997, Specialty Chemicals shifted its focus from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. As a result of several recently signed long-term contracts, management believes that Specialty Chemicals' asset utilization will increase significantly. GNI has manufactured specialty chemicals for nine of the ten largest chemical and petrochemical producers in the United States. Between Fiscal 1993 and Fiscal 1998, the Company's revenues increased at an 11.8% CAGR, from $24.5 million to $42.7 million, and EBITDA increased at a 16.3% CAGR from $6.1 million to $13.0 million. The Company had Adjusted EBITDA of $16.0 million in Fiscal 1998.

COMPETITIVE STRENGTHS

     Leading Market Position. Waste Management is the leading commercial deepwell operator in the United States and a provider of a broad range of waste management services. Waste Management operates two of the four commercial deepwell facilities accepting hazardous wastes in the United States. In Fiscal 1998, Waste Management disposed of approximately 96.2 million gallons of aqueous wastes, including over half of the hazardous wastes injected into commercial deepwells in the United States. Waste Management's leadership position is primarily attributable to its: (i) advanced treatment and disposal methods and technologies, (ii) breadth of permits, (iii) strategic location, (iv) strong record of environmental compliance, (v) history of excellent customer service and (vi) extensive capacity. Waste Management's advanced process development and treatment capabilities have enabled Waste Management to treat and dispose of wastes not traditionally considered for deepwell disposal.

     Well-Positioned to Capitalize on Outsourcing Trend. According to industry sources, the outsourcing of specialty chemical manufacturing is a growing trend. Specialty Chemicals is well positioned to capitalize on this trend due to its:
(i) flexible manufacturing facilities, (ii) experience in manufacturing a wide variety of complex products, (iii) strong process development capabilities, (iv) existing customer relationships and (v) ability to dispose on-site of hazardous waste by-products. Chemical manufacturers outsource the manufacture of certain products to Specialty Chemicals for a variety of reasons, including: (i) a desire to focus on research, product development and marketing, (ii) cost savings resulting from GNI's specific process expertise, (iii) GNI's hazardous waste management expertise, (iv) to increase available production capacity and
(v) the ability to introduce product lines before making the significant investment required for full production. Specialty Chemicals recently has entered into four long-term contracts with major chemical manufacturers, three of whom have formed multi-product alliances with Specialty Chemicals.

     Integrated Facilities with State-of-the-Art Assets. As a result of the design and construction of its deepwell facilities, Waste Management has received permits that enable it to inject a wider variety of waste streams at faster injection rates than any other commercial deepwell operator in the United States. Specialty Chemicals' state-of-the-art facilities are designed to manufacture a broad range of chemicals, employing a variety of production processes. By combining pilot-scale equipment with large capacity reactors and separation equipment, Specialty Chemicals can support customer requirements ranging from product development to full production. Management believes that GNI's Deer Park facility is the only site in the United States which combines specialty chemical manufacturing with commercial deepwell disposal opera-tions. This dual capability enables Specialty Chemicals to offer customers a low cost, bundled solution for specialty chemicals manufacturing and on-site disposal of waste by-products.

     Broad Permits, Strong Compliance History. The Company possesses broad federal, state and local permits to conduct its waste management operations. Management believes that the length and cost of the permitting process serve as significant barriers to entry into commercial deepwell operations. Waste Management's facilities have permits to accept virtually any type of waste, excluding dioxin-bearing, biological and radioactive wastes. Specialty Chemicals has permits to handle and manufacture over 500 different chemicals in its Deer Park facility. The Company believes that its permits and strong record of environmental and regulatory compliance give it a competitive advantage as its customers are sensitive to how their wastes and products are handled due to liability concerns. GNI maintains a strong environmental and regulatory staff and is in material compliance with all environmental regulations. In addition, management considers its relations with environmental authorities to be excellent. Since the Company entered the deepwell disposal business over ten years ago, it has not received any material assessments or fines from regulatory authorities.

     Strategic Location. GNI's facilities in Deer Park and Corpus Christi are strategically located in the Gulf Coast chemical and petrochemical industrial region. According to the U.S. Department of Commerce, Texas and Louisiana together account for nearly a quarter of total U.S. chemical shipments. A substantial portion of the chemical and petrochemical production facilities in the United States are located within 400 miles of the Company's facilities. Since nearly half of all chemical and related products shipped in the United States are transported less than 200 miles, the Company's location provides a competitive advantage. In addition, management believes that there are no competing commercial deepwells accepting hazardous wastes within 250 miles of Waste Management's deepwells and the nearest commercial competitor is capable of disposing of only a fraction of the hazardous waste streams for which GNI has permits. Management believes Waste Management's locations give the Company a competitive advantage as waste transportation costs can become prohibitive.

     Experienced Management Team. GNI's executive management consists of four corporate officers and two general managers, who average over 15 years and 18 years of relevant industry experience, respectively. The current management team directed the Company's entry into the deepwell disposal business in Fiscal 1988, and the implementation of management's strategy has resulted in the growth of the Company's revenues from $6.2 million of revenues in Fiscal 1988 to $42.7 million in Fiscal 1998. GNI's management team includes 21 engineers and chemists in various capacities, which enhances GNI's reputation as a process development partner with both waste management and chemical manufacturing customers. Management owns approximately 13.2% of the outstanding Common Stock of the Company and approximately 2.0% of the outstanding Series A Preferred Stock.

BUSINESS STRATEGY

     Management believes that the Company's growth in revenues and profitability in the future will result from the successful implementation of its business strategy, the key elements of which are as follows:

     Leverage State-of-the-Art Facilities. Management believes that the significant investments made by the Company in recent years to upgrade and expand its facilities combined with the complementary nature of its Waste Management and Specialty Chemicals operations provide the Company with the opportunity to achieve significant operating leverage and efficiencies. The Company intends to continue to increase its asset utilization by: (i) entering into additional long-term contracts to manufacture specialty chemicals for major chemical manufacturers, (ii) offering customers bundled specialty chemical manufacturing and waste disposal capabilities and (iii) developing technologies and processes that expand the types of waste streams, including non-hazardous wastes, its deepwells can accept.

     Enter Into Long-Term Chemical Manufacturing Contracts. Management intends to continue its focus on entering into new, and expanding existing, long-term contracts for specialty chemical manufacturing. Specialty Chemicals recently has entered into four long-term contracts (which average in excess of three years) with major chemical customers. The Company's relationships with three of these customers have evolved into multi-product alliances. Management anticipates that three additional long-term contracts will be signed by the end of calendar 1998. These seven contracts are expected to generate approximately $11.4 million and $5.6 million of revenues and EBITDA, respectively, in Fiscal 1999.

     Pursue Complementary Business Opportunities. Management intends to pursue business opportunities that utilize both its chemical manufacturing and waste disposal capabilities by entering into chemical manufacturing contracts for processes that produce significant wastes. Management believes that in-house waste disposal capabilities substantially enhance the economies of waste-intensive chemical processing, providing the Company with a unique opportunity to leverage its complementary facilities and offer customers a low cost bundled specialty chemical and waste management solution.

     Expand Chemical Manufacturing Alliances. Specialty Chemicals intends to continue to benefit from the outsourcing trend in the chemical manufacturing industry by capitalizing on the low-cost flexible manufacturing capabilities provided by its state-of-the-art facilities, growing reputation in the industry and ability to dispose of waste by-products. Specialty Chemicals seeks to expand its existing customer relationships and add new customers by emphasizing to customers the benefits associated with outsourcing to GNI the manufacture of specialty chemicals which include: (i) the ability to focus on research, product development and marketing, (ii) cost savings resulting from GNI's specific process expertise, (iii) GNI's ability to dispose on-site of hazardous wastes,
(iv) an increase in available production capacity and (v) the ability to introduce product lines before making the significant investment required for full production.

     Capitalize on Unique Commercial Waste Management Facilities. GNI intends to continue to capitalize on the strategic location and permit status of Waste Management's facilities by continuing to develop technologies and processes that expand the type of waste streams, including non-hazardous wastes streams, its existing deepwell and surface treatment facilities can accept. Management believes that Waste Management's three deepwells can accommodate a significantly broader range and higher volume of waste streams without significant additional fixed costs.

     Grow Through Selective Acquisitions. The Company intends to make strategic acquisitions of complementary businesses in order to: (i) add new customers,
(ii) acquire compatible technologies, (iii) increase its geographic reach and
(iv) achieve economies of scale. Management utilizes strict criteria to evaluate business acquisition possibilities, including existing customer relationships, geographic location, process expertise, synergies and return on investment.

OPERATIONS

     The following chart sets forth selected information with respect to each of the Company's businesses:

                                  PRIMARY                    SELECTED                   PRIMARY            FISCAL 1998
        BUSINESS             INDUSTRIES SERVED              CUSTOMERS                   SERVICES            REVENUES
        --------             -----------------              ---------                   --------           -----------
                                                                                                           (THOUSANDS)
Waste Management........  Chemicals,                 AMD, Arco, DuPont, Elf     Deepwell injection of        $26,679
                          petrochemicals, metals,    Atochem, Lyondell,         hazardous and non-
                          electronics, waste         Safety-Kleen               hazardous aqueous
                          management                                            wastes, organic waste
                                                                                disposal, solidification
                                                                                and solid waste
                                                                                disposal, waste
                                                                                transportation
Specialty Chemicals.....  Chemicals,                 Albright & Wilson,         Reaction, distillation,      $16,038
                          petrochemicals             Ashland, BP, Cytec,        evaporation, extraction,
                                                     DuPont, OxyChem            waste management

WASTE MANAGEMENT

  Industry Overview

     The United States hazardous waste management market is comprised of a broad spectrum of treatment and disposal methods and technologies, including landfill disposal, incineration, deepwell disposal, fuels blending, biological treatment and numerous others. The appropriate method of waste treatment or disposal is typically determined by four major factors: the nature of the waste, regulatory guidelines, cost and the availability of the various waste treatment or disposal alternatives.

     Landfill disposal is used to dispose of hazardous wastes that have been stabilized and non-hazardous wastes that are in solid form. Landfills are typically operated by commercial waste management service providers. Landfills are typically located on or near the earth's surface. According to industry reports, there were approximately 21 commercial hazardous landfill facilities in the United States in 1996 and approximately 2.6 million tons of waste were disposed of in landfills in 1996, approximately 77% of which was hazardous. Management believes landfills are a less desirable method of land-based disposal than deepwell injection due to the fact that landfills are often located above drinking water aquifers.

     Incineration is used to dispose of hazardous and non-hazardous wastes that are in both solid and liquid forms. Incinerators are operated by commercial waste management service providers. Industry reports estimate that there were approximately 25 hazardous waste incinerators in the United States in 1996 and that over approximately 0.8 million tons of waste were disposed of in such incinerators in 1996, virtually all of which was hazardous. Incineration is viewed as a safe waste disposal method although it results in significant air emissions, and residual ash which must be disposed of in landfills.

     Fuels blending involves blending and disposing of hazardous organic liquid wastes. These wastes are typically used as fuel by industrial companies and cement kilns. Industry reports estimate that there were 92 such facilities in the United States in 1996 and 270 million gallons of waste were blended and disposed of as fuels in 1996, approximately 80% of which was hazardous.

     Biological treatment, including wastewater treatment, is used to dispose of both hazardous and non-hazardous aqueous wastes. Wastewater treatment is viewed as a safe, cost-effective method of aqueous waste disposal, but can result in the discharge of trace amounts of contaminants into surface water. Biological treatment is conducted by both commercial waste management service providers and municipalities.

     Deepwell injection is viewed as a safe, low cost method of hazardous and non-hazardous waste disposal and is ideally suited for and represents the most cost-efficient disposal alternative for a broad cross-section of liquid wastes.

     Deepwells are operated by commercial deepwell operators, industrial companies on a captive basis, and municipalities. According to the EPA, there were approximately 500 Class I deepwells in the United States in 1996. Of these, approximately 160 deepwells had permits to accept hazardous wastes. The EPA estimates that approximately 9 billion gallons of hazardous liquid wastes were injected into these deepwells in 1996. Management estimates that only eight of the commercial deepwells, including the Company's three deepwells, have permits necessary to receive third-party hazardous wastes. An EPA study found that injecting wastes in Class I deepwells is safer than landfill disposal, storing such waste in tanks or incineration.

     Commercial deepwell operators are regulated by numerous federal, state and local entities and frequently have their facilities audited by liability-sensitive customers. To conduct deepwell operations, commercial operators require numerous permits that are costly and time-consuming to obtain. In addition, environmental regulations are becoming increasingly strict with respect to the handling, treatment and disposal of wastes. Furthermore, the capital investment required to construct surface facilities and deepwells capable of handling a wide variety of wastes is significant. As a result, management believes that there are significant barriers to entry into the commercial deepwell disposal business.

  Deepwell Disposal

     Waste Management is the leading commercial deepwell operator in the United States. In Fiscal 1998, Waste Management disposed of approximately 96.2 million gallons of aqueous wastes, including over half of the hazardous wastes injected into commercial deepwells in the United States. Management believes that Waste Management's position as the leading commercial deepwell operator is based on its strong record of state-of-the-art facilities, advanced treatment and disposal methods and technologies, breadth of permits, strategic location, strong record of environmental compliance, excellent customer service and extensive capacity. Waste Management serves over 250 customers including Arco, DuPont, Elf Atochem, Lyondell,

OxyChem and Safety-Kleen. Waste Management's three deepwells are drilled four to eight thousand feet below the earth's surface in isolated geologic formations, approximately three-fourths of a mile below the nearest drinking water. Waste streams injected into Waste Management's deepwells exclude dioxin-bearing, biological or radioactive wastes and typically consist of 95% water and 5% waste. Deepwell injection is regulated by federal, state and local authorities and is regarded by the EPA as one of the safest methods of hazardous liquid disposal. In Fiscal 1998, Waste Management represented 62.5% of GNI's revenues.

     Deepwell injection is viewed as a safe, low cost method of hazardous and non-hazardous waste disposal and is ideally suited, and represents the most cost-effective disposal alternative, for a broad cross-section of liquid wastes. According to the EPA, over 9 billion gallons of hazardous liquid wastes were injected into deepwells in the United States in 1996. Due to environmental regulations, the permitting process for commercial deepwell operators is time consuming and costly and serves not only as a barrier to entry but also as a competitive advantage for those operators, such as the Company, who are fully permitted and in compliance with regulatory requirements. Management believes that as a result of the cumbersome permitting process and the significant capital investment required to construct deepwell facilities, there have been no new commercial hazardous deepwells drilled in the Gulf Coast region, other than Waste Management's deepwells, in the last ten years. A significant majority of the wastes injected into deepwells is handled in-house by chemical manufacturers. Management believes that in the future such chemical manufacturers may seek to outsource a greater portion of their waste management requirements in order to focus on their core competencies and reduce fixed costs. Management believes that growth in demand for commercial hazardous waste management services is driven by, among other things, continued industrial expansion and increasingly stringent regulations regarding waste handling and disposal.

     Waste Management treats and disposes of aqueous wastes generated by its customers and waste waters resulting from its waste processing activities by injection into its Deer Park and Corpus Christi deepwells. The Company is authorized by the TNRCC to inject into its deepwells a total of approximately 340 million gallons of hazardous wastes per year. The first deepwell at the Deer Park facility commenced operations in 1981. In February 1993, the Company completed construction of its second deepwell at its Deer Park facility, which has been in full operation since September 1993. The Corpus Christi deepwell has been in operation since 1969 and has been operated by Waste Management since its acquisition by the Company in March 1995.

     The wastes generated by the Company's customers result from various processes, including chemical and petrochemical manufacturing, metal treating, electronics manufacturing, industrial manufacturing, photo developing and other industrial operations. In Fiscal 1998, the Company disposed of approximately
96.2 million gallons of wastes in its deepwells, which represents 28.3% of the annual capacity of which the Company has permits to dispose. In Fiscal 1998, revenues from the Company's deepwell disposal operations represented approximately 63.4% of Waste Management's revenues.

     Waste Management's deepwells accept aqueous waste streams, including spent acids, landfill leachates, rinse water, process water, storm water from contaminated containment areas, and waste water with heavy metals content. Aqueous wastes resulting from Specialty Chemicals' operations and other wastes generated at the Company's facilities also are injected into Waste Management's deepwells. The Company's permits allow receipt of most categories of liquid wastes with the exception of dioxin-bearing, biological and radioactive wastes. However, operating considerations create practical limits on wastes accepted by Waste Management for deepwell injection and require Waste Management to treat carefully and monitor closely materials injected into its deepwells for: (i) solids content, (ii) organics content, (iii) compatibility with other waste streams and (iv) characteristics of the injection formations. Prior to the receipt of new wastes into its facilities, Waste Management's laboratory conducts extensive tests on such wastes to verify that they are compatible with existing wastes and that the injectate is suitable for injection.

     The site of the Deer Park deepwells was selected for its favorable geological characteristics for deepwell injection and the absence of any localized oil and gas production. The underground location at which waste is discharged from the Deer Park deepwells is over 7,300 feet below the earth's surface in an isolated geologic formation, and is approximately three-fourths of a mile below the nearest drinking water aquifer. The geologic formation receiving the wastes is a vast layer of sand located between confining layers of shale and clay.

     Similarly, the site of the Corpus Christi deepwell was selected for its favorable geological characteristics for deepwell injection and the absence of any localized oil and gas production. The underground location at which waste is discharged from the Corpus Christi deepwell is over 4,500 feet below the earth's surface in an isolated geologic formation, and there is no overlying drinking water aquifer. The geologic formation receiving the wastes is a vast layer of sand located between confining layers of shale and clay.

     All three of Waste Management's deepwells are constructed of specially designed materials and are equipped with triple-redundant protection systems to enhance their environmental integrity. For each deepwell, a surface casing extends, and is cemented, from the earth's surface down to a point along the well bore below the lowest level at which potable drinking water is found. A second protective casing extends, and is cemented, from the earth's surface to the bottom of the well. Within the second casing the injection tubing extends from the earth's surface to the waste injection zone. Pressurized brine fills a space between the injection tubing and the second casing. Continuous monitoring of the pressurized brine allows for the detection and prevention of leaks. In the event of a leak in the injection tubing, the pressurized brine would force the waste stream to remain in the injection tubing until such leak was repaired.

     Both of Waste Management's surface facilities consist of injection pumps, associated blending and storage tanks, filters, transfer pumps, controls and monitoring instruments. Storage and processing facilities are placed within coated concrete containment structures to protect soil, groundwater and surface water from accidental spills. In addition, the Company is required by environmental laws and regulations to conduct constant monitoring of the deepwells' operating parameters, including the flow, pressure, acidity, temperature and specific gravity of the injected wastes. The Company monitors its deepwell operations continuously through the use of advanced computer systems and regular safety inspections of its surface facilities. The comprehensive nature of Waste Management's surface facilities combined with the breadth of its permits differentiate Waste Management's capabilities from those of an industrial company's captive deepwells and enable Waste Management to accept the broadest possible range of wastes from third parties.

     In 1990, Waste Management received exemptions from the EPA that allow it to inject "land-banned" wastes in its Deer Park and Corpus Christi deepwells. Waste Management obtained the exemption by demonstrating to the EPA, through extensive examination of well construction and operating parameters, geological data, waste stream characteristics and mathematical modeling, that there will be no migration of hazardous substances from the zone into which the wastes are injected for the lesser of 10,000 years or the period during which they remain hazardous.

     Waste Management's three deepwells give the Company the ability to provide continuous waste disposal services by alternating maintenance of its deepwells and providing back-up capacity in the event that one deepwell is required to suspend operations due to mechanical or other difficulties. In addition, in September 1996, the Company entered into an agreement with a third party to provide back-up deepwell capacity in the event of a force majeure at the Company's facilities.

  Treatment and Other Disposal

     Fuels Blending. Waste Management blends organic wastes and by-products with significant energy value, but little economically recoverable components, into fuel supplements. Waste Management processes both liquid and solid materials received from customers in bulk or drum form in its fuels blending operations. These materials include spent solvents, paint sludges, petrochemical manufacturing wastes, and wastes from oil refining. Waste Management also blends into fuels the organic wastes resulting from other processing activities at its facilities that cannot be recovered economically. Waste Management mixes these materials in specially designed tanks to meet the specifications required by users of supplemental fuels, including their requirements as to energy value and limitations on chlorine, metals and ash content. The supplemental fuels market is extremely competitive and Waste Management provides this service primarily as an adjunct to its other services.

     Other Treatment. For wastes and by-products that are not economically recoverable or suitable for fuels blending, Waste Management uses a variety of treatment processes to reduce or eliminate their toxicity and contaminants or otherwise make them less hazardous or amenable for disposal prior to final disposition. Waste

Management's current treatment processes fall into three broad categories: (i) chemical and physical treatment, (ii) biological treatment and (iii) other disposal.

     Chemical and Physical Treatment. Waste Management receives many wastes and by-product emulsions consisting of water, organic compounds and various solids. Waste Management breaks these mixtures into their separate components through heating and the addition of various chemicals. Waste Management then separates the components, with the organic compounds being blended into fuels and the water being treated biologically by a third party or disposed of in Waste Management's deepwells. The solids are filtered from the water and disposed of in a third party's landfill or incinerator. In addition, Waste Management treats various reactive and non-reactive wastes, such as cyanides, sulfides and mercaptans, with various chemical treatment technologies. Although chemical and physical treatment account for only a minor part of Waste Management's revenues, management believes that it is important for Waste Management to offer these services to customers as part of a comprehensive array of treatment capabilities.

     Biological Treatment. Through a business relationship with a third party, Waste Management arranges for the biological treatment of aqueous and organic wastes. The biological treatment capability adds another dimension to the wide range of services provided by Waste Management.

     Other Disposal. As an adjunct to its other services, Waste Management treats and arranges for the disposal of certain wastes typically not suitable for any of Waste Management's disposal processes in incinerators, landfills or other disposal facilities operated by other businesses. Waste Management neither owns nor operates any landfills or incinerators.

  Transportation

     As an integral part of its services, Waste Management transports wastes and by-products for its customers. A substantial portion of Waste Management's transportation revenues are attributable to transport of wastes and by-products to and from its facilities. Waste Management operates a fleet consisting of 20 tractors and 47 trailers, the majority of which are leased. The Company believes it maintains adequate insurance for all of its vehicles. See "-- Insurance Matters." Since the Company's current management team has been in place, Waste Management's transportation vehicles have not been involved in any material traffic incidents. Liquid waste is frequently transported in bulk but may also be transported in drums. Heavier sludges or bulk solids are transported in sealed, roll-off containers or bulk trailers. Waste Management has a motor vehicle common carrier certificate issued by the Interstate Commerce Commission that allows Waste Management to transport materials in all 48 states in the continental United States.

  Recent Contract

     On July 10, 1998, the Company was awarded a non-exclusive contract to blend and recycle a mixture of gasoline, polystyrene and benzene for the U.S. Navy. The Company will be a subcontractor to Battelle, the primary U.S. Navy contractor for the project. During the 25-month term of the subcontract, Waste Management could recycle up to approximately 3.4 million gallons of the fuel mixture and up to approximately 2.5 million pounds of shredded aluminum canisters.

SPECIALTY CHEMICALS

  Industry Overview

     The chemical manufacturing industry in the United States consists of companies that manufacture basic chemicals from organic and inorganic raw materials, further process basic chemicals into chemical intermediates and finished products and/or manufacture finished goods through processes which are primarily chemically based. The chemical manufacturing industry in the United States is a cornerstone industry, producing chemicals which are used in agricultural applications, pharmaceutical products and in the production of plastics, automobile components, household products and in virtually every other manufacturing industry.

     Total chemical manufacturing industry shipments in the United States increased by approximately $77 billion between 1993 and 1997 at a CAGR of 5.7% from approximately $315 billion to approximately $392 billion. The principal drivers of this growth have been pharmaceuticals, man-made fibers, plastics and resins, and household products.

     According to industry sources, almost a quarter of all chemical products manufactured are sold to other chemical producers for use as the building blocks of more sophisticated or complex chemicals ("Custom Chemicals"). The size of the Custom Chemicals manufacturing market in the United States was approximately $20 billion in 1997.

     Outsourcing is rapidly becoming the dominant source of business for Custom Chemicals manufacturers. Chemical manufacturers have multiple reasons for outsourcing their production, including but not limited to: (i) custom manufacturers' expertise in particular processes or synthesis that can yield manufacturing cost savings, (ii) their desire to focus on research, product development and marketing, (iii) the relatively low initial project start-up costs and (iv) the increase of available production capacity.

  Chemical Manufacturing

     GNI manufactures specialty chemicals on a contract or "tolling" basis for third parties, particularly where waste is a major by-product. During Fiscal 1997, Specialty Chemicals' strategic focus shifted from numerous short-term projects to long-term outsourcing contracts with major chemical manufacturers. Specialty Chemicals' customers include, among others, Albright & Wilson, Ashland, British Petroleum, Cytec, DuPont and OxyChem. Management expects that 63.6% and 51.0% of Speciality Chemicals' Fiscal 1999 revenues will be derived from long-term contracts and minimum committed payment contracts, respectively. Large chemical manufacturers continue to outsource production in order to focus on research, product development and marketing and decrease the cost and time-to-market for new products. Several factors make Specialty Chemicals a desirable outsourcing partner including its: (i) flexible manufacturing facilities, (ii) experience in manufacturing a wide variety of complex products,
(iii) strong process development capabilities and (iv) ability to dispose on-site of hazardous waste by-products in a safe and cost-effective manner. Specialty Chemicals recently has entered into four long-term contracts, three of which contain minimum committed payment obligations, with major chemical manufacturers which are expected to contribute $7.7 million of revenues and $3.8 million of EBITDA in Fiscal 1999. In Fiscal 1998, Specialty Chemicals represented 37.5% of GNI's revenues.

     Specialty Chemicals' contracts are generally tolling arrangements whereby the customer provides the raw materials and pays for the finished product on a per unit basis. As a result of such tolling arrangements, management believes Specialty Chemicals' revenues and cost of sales are understated when compared to other specialty chemical manufacturers who purchase the raw materials used in their production processes. In connection with tolling arrangements, Specialty Chemicals' customers frequently fund project start-up costs and capital expenditures needed to begin production. Since the beginning of Fiscal 1993, Specialty Chemicals has invested $21.3 million in capital expenditures to expand and upgrade its manufacturing capabilities. In addition, customers funded $5.6 million of capital expenditures over such period and are expected to fund approximately $5 million of additional capital expenditures in Fiscal 1999. Management believes that no significant additional capital expenditures will be required by Specialty Chemicals in Fiscal 1999.

     Specialty Chemicals manufactures products for customers in the contract manufacturing, waste recovery and toll distillation segments of the chemical industry. Specialty Chemicals' facilities combine a variety of chemical manufacturing and processing technologies to recover valuable organic components from or to process wastes, by-products and chemicals. These technologies include: stainless steel and glass-lined batch reaction, batch and continuous distillation, evaporation, adsorption and absorption. Batch reaction represents chemical synthesis, which is the combining of two or more chemical compounds by means of heat and/or pressure. Distillation and evaporation utilize heat to separate liquids from solids and close-boiling liquid components from other liquids. Other technologies -- such as adsorption, absorption, and chemical treatment, neutralization and limited extraction -- are employed to remove compounds not readily separated by heat. Specialty Chemicals' facilities are designed to achieve high levels of purity, whether by reaction or separation of various organic components, while being capable of operating under a wide range of temperature and pressure conditions, thus maximizing Specialty Chemicals' flexibility in handling a variety of chemicals. Specialty Chemicals' facilities have been designed to be extremely versatile and allow for rapid reconfiguration between product runs. In addition, by virtue of having its deepwell operations, the Company is well positioned to process materials that create large volumes of waste during manufacturing.

     Specialty Chemicals' facilities were constructed in multiple phases and were designed to accommodate integration of various technologies. The first phase was completed and began operating in the first quarter of Fiscal 1991, with the construction of utilities, basic control systems, material storage, and a ninety-foot distillation column. In the third quarter of Fiscal 1992, Specialty Chemicals added a second, smaller, thirty-foot distillation column to the existing operation. Specialty Chemicals added a wiped film evaporator in the first quarter of Fiscal 1994 to complement its distillation capabilities. Also during Fiscal 1994, Specialty Chemicals constructed and placed into service its first two batch reactors and made a significant number of other modifications and enhancements. During Fiscal 1995, a third batch reactor as well as other capital improvements were added. During Fiscal 1996, the Company added a fourth and fifth reactor. This series of expansions has provided Specialty Chemicals with reaction capabilities that enable it to manufacture and process a broad range of specialty chemicals.

  Selected Recent Contracts

     Pursuant to its strategy to enter into long-term outsourcing contracts with major chemical manufacturers, Specialty Chemicals recently has entered into four such contracts, three of which contain minimum committed payment obligations. Certain of these contracts are governed by secrecy agreements that prohibit the disclosure of the party to the contract and the product manufactured thereunder. Generally, Waste Management provides waste management services in connection with these contracts. The following is a brief description of these contracts:

     Effective June 22, 1998, Specialty Chemicals entered into a contract with a subsidiary of an international chemical company to process paper coating chemicals for a minimum of 225 days over the three year term of the agreement. In connection with the agreement, Specialty Chemicals has agreed not to produce, manufacture or sell the product which is the subject of this agreement for a period of 15 years following termination of the agreement. Management estimates that the agreement will contribute $3.0 million and $1.4 million of revenues and EBITDA, respectively, in Fiscal 1999.

     On June 5, 1998, Specialty Chemicals entered into a contract pursuant to which the Company will sell its crude acetonitrile supply (11.0 million pounds per year minimum) to BP until June 30, 2008 and will manufacture refined acetonitrile for BP for a minimum of 13 months beginning July 1, 1998 and ending on June 30, 2000. The obligation of BP to purchase 11.0 million pounds of crude acetonitrile supply is a "take or pay" obligation, not subject to "force majeure" conditions. The Company has a corresponding purchase obligation for crude acetonitrile with DuPont, under a supply agreement with a parallel term. Management expects that this supply and processing agreement will contribute approximately $3.2 million and $1.6 million of revenues and EBITDA, respectively, in Fiscal 1999.

     Effective May 21, 1998, Specialty Chemicals entered into a non-exclusive contract with a Fortune 50 company to process an estimated minimum of 600,000 pounds annually (1.2 million pounds maximum) of a mist and dust suppressant product, through December 31, 2001. Although there is no minimum processing obligation, management estimates that the agreement will contribute approximately $0.9 million and $0.5 million of revenues and EBITDA, respectively, in Fiscal 1999.

     Effective May 14, 1998, Specialty Chemicals entered into a contract with an international chemical company to process a minimum of 2.3 million pounds of agricultural and household product intermediates through December 31, 1999. In connection with the agreement, Specialty Chemicals has agreed to source certain raw materials. Management estimates that the agreement will contribute approximately $0.7 million and $0.3 million of revenues and EBITDA, respectively, in Fiscal 1999.

     In most cases, these contracts may be terminated by either party in the event that the other party materially breaches its obligations under the agreement. In addition, except with regard to BP's take-or-pay obligation, these agreements permit that the obligation of either party may be suspended by such party in the event that the other party is unable to perform its obligations due to (i) certain extraordinary events, such as fire, explosion, national emergency or request or recommendation of any governmental authority or (ii) the delay of a subcontractor of either party, so long as such delay is beyond the control and without the fault or negligence of such party and such goods or services are not available from another source in sufficient time to meet the requirements of the agreement. In most cases, if such event continues for a specified period of time (typically 90 days), the affected party may immediately terminate the agreement without liability on its part. In certain cases, Specialty Chemicals may be required to reimburse customer in the event that equipment outages result in specified processing delays (to the extent that such delays are unavoidable).

  Custom Chemical Manufacturing and Processing

     Specialty Chemicals provides custom chemical manufacturing services to customers by means of organic chemical synthesis principally for chemical and petrochemical producers. Often, custom manufacturing involves the production of a particular chemical for a third party who then uses that chemical in its manufacturing process. Custom manufacturing generally includes the synthesis of more complex chemicals from raw materials. Products manufactured under custom manufacturing agreements are used in a variety of industries, including pharmaceuticals, electronics, mining, automotive and household products. In contrast to manufacturing, which involves combining raw materials to produce a more complex end-product, custom chemical processing generally involves the purification of chemical feedstock by separating undesirable components from desirable ones to yield an end-product that meets the customer's specifications. Customers who use Specialty Chemicals' manufacturing or processing services generally do so because they lack sufficient internal capacity to satisfy product development needs or lack certain internal production capabilities and desire to avoid capital expenditures required to add such capacity or capability.

  Recycling

     Specialty Chemicals provides recycling of organic components from wastes and by-products. This service assists customers in accomplishing their objectives of meeting waste minimization goals and requirements by recovering in a cost-effective manner reusable organic components from residual wastes and by-product streams generated by their operations. The streams recycled by Specialty Chemicals generally otherwise require disposal as hazardous wastes, or are non-hazardous streams generated by customers who desire to have the materials handled under the stringent requirements applicable to a RCRA permitted facility. The Company's processing capabilities and permits and regulatory status allow customers to minimize waste volumes, possibly claim recycling credits or exemptions or otherwise reduce their waste disposal costs. In particular, customers utilizing the recycling services provided by Specialty Chemicals may be able to claim credits for pollution prevention efforts under the EPA reporting requirements covering releases of waste to the environment. Under various government regulations such as Superfund Amendments and Reauthorization Act 313, industry participants are required to submit an annual Toxic Release Inventory to the EPA describing the disposition of "chemical releases" from facilities. If these chemicals are recycled, that volume is not considered a release. Chemicals recovered under recycling agreements include specialty amines, carrier solvents and plastic feedstocks.

MARKETING AND CUSTOMERS

     The Company provides integrated chemical manufacturing, recovery, processing and treatment and a comprehensive range of waste management services to approximately 275 customers in the United States. The Company markets its services on an integrated basis and its services in one area often support or lead to revenues in other areas. The Company markets its services through direct customer sales using its executive officers and a 15-person marketing and sales staff. All of Specialty Chemicals' marketing and sales personnel have technical degrees.

     The Company's customer base is diverse and includes, among others, chemical, petrochemical, industrial, and other waste management companies that, in most cases, generate wastes and by-products as part of their ongoing operations and/or require chemical manufacturing, recovery and processing services. Specialty Chemicals provides its customers with a low cost, bundled solution for specialty chemical manufacturing and on-site waste by-product disposal. In Fiscal 1998, the Company handled approximately 1,000 different waste streams and provided its services to approximately 400 customer facilities. GNI has manufactured specialty chemicals for nine of the ten largest chemical and petrochemical producers in the United States. During Fiscal 1998, no single customer accounted for greater than 10% of the Company's consolidated revenues. Waste Management's customers include Arco, DuPont, Elf Atochem, Lyondell, OxyChem and Safety-Kleen. Specialty Chemicals' customers include Albright & Wilson, Ashland, British Petroleum, Cytec, DuPont and OxyChem.

     The Company's facilities are strategically located in the Gulf Coast region in proximity to the nation's largest concentration of chemical manufacturers. Accordingly, the Company derives a significant portion of its revenues from customers whose operations are located in the Gulf Coast region; however, the number of the Company's customers located in other parts of the United States has been increasing in recent years. Management believes that the geographical expansion of the Company's customer base is due in large part to leveraging its strong reputation in both the deepwell and chemical sectors.

COMPETITION

     The markets for the Company's services are highly specialized and competitive. The Company competes with many other firms ranging from small local firms to large national firms. Waste management and disposal firms include Chemical Waste Management, Laidlaw Environmental and American Ecology. Chemical processing firms include SpecialtyChem, Cedar Chemical and KMCO. Some of the Company's competitors are more established and have greater financial, management, marketing and other resources than the Company. Each of the Company's competitors is able to provide one or more of the services offered by the Company. The Company believes that its permits and strong record of environmental and regulatory compliance give GNI a competitive advantage when marketing to its customers, who are sensitive to how their wastes and products are handled due to liability concerns. The competitive market also is influenced by the extent to which companies that generate waste seek to minimize, process and dispose of such waste themselves.

     Management believes that the principal competitive factors in its markets include the level of compliance with applicable environmental regulatory requirements, the degree of sophistication and flexibility of the chemical manufacturing and processing services offered (including the number and types of wastes, by-products and chemicals capable of being manufactured, recovered, or processed), the regulatory status and location of the Company's facilities, and pricing. Management further believes that the Company competes favorably with respect to these factors. Management believes there are no competing commercial deepwells accepting hazardous wastes within 250 miles of Waste Management's deepwells and the nearest commercial deepwell competitor can only dispose of a fraction of the waste streams for which GNI has permits.

CONTRACTING ARRANGEMENTS

     Services provided by Waste Management are typically performed pursuant to non-exclusive agreements. The charges for Waste Management services are determined by such factors as the chemical composition and volume or weight of the wastes, by-products or chemicals involved, the type of transportation, processing or treatment provided and the distance from the customer's facilities to the Company's facilities. Waste Management typically reviews and adjusts charges for its services annually. Prior to entering into an agreement with a customer for its waste management services, Waste Management's specially trained personnel review a waste profile sheet prepared by the customer that contains information about the chemical composition of the waste or by-product. Typically, a representative sample of the waste, by-product or chemical is then analyzed in Waste Management's laboratory for the purpose of enabling it to recommend the best method of transportation, treatment, processing or disposal. Upon arrival at Waste Management's facilities, and prior to unloading, a representative sample of the delivered waste is tested and analyzed to confirm that it conforms to the customer's waste profile.

     During Fiscal 1997, Specialty Chemicals shifted its focus from numerous short-term projects to long-term outsourcing contracts, certain of which contain minimum committed payment obligations, with major chemical manufacturers. In addition, the Company continues to do business with chemical manufacturing customers on a batch by batch basis, which in many instances has resulted in recurring revenues to the Company. Substantially all of Specialty Chemicals' contract manufacturing and processing services are performed on a tolling or contract basis. In tolling agreements, the customer provides the raw materials and pays for the finished product on a per unit basis. As a result of these tolling arrangements, management believes Specialty Chemicals' revenues and cost of sales are understated when compared to other specialty chemical manufacturers who purchase the raw materials used in their production processes. After extensive computer simulations, laboratory tests and simulations, and technical discussions, Specialty Chemicals' contracts with its customers to provide finished product meeting their specifications. Specialty Chemicals also accepts, for a disposal fee, wastes and by-products from which it recovers valuable components for resale. See "-- Selected Recent Contracts."

PERMITS

     The Company has various permits and authorizations enabling it to engage in a wide range of hazardous waste treatment, storage and disposal operations at its facilities, including hazardous waste treatment and storage permits issued by the TNRCC pursuant to the Federal Resource Conservation and Recovery Act, as amended, the state programs authorized thereby, and the regulations promulgated thereunder (collectively, "RCRA"). See "Risk Factors -- Environmental Regulation and Safety Matters -- Regulatory Status of Facilities." Management believes that the Company's Deer Park facility is the only commercial facility in the United States that combines RCRA permitted regulatory status for the treatment, storage, transportation and disposal of hazardous and non-hazardous liquid and solid industrial wastes and by-product streams with chemical manufacturing, recovery and processing capabilities, thus enabling the Company to provide comprehensive resource recovery and waste management services to a wide array of customers.

     On August 27, 1992, the Company received its final RCRA Part B Permit from the TNRCC covering its hazardous waste management operations at its Deer Park facility. Under the Deer Park RCRA Part B Permit, the Company may store up to approximately 2.9 million gallons and approximately 6,500 drums of hazardous waste at any one time at its Deer Park facility. The Company may also accept for treatment, storage and disposal substantially all types of hazardous wastes identified by the EPA, excluding dioxin-bearing, biological and radioactive wastes. The Company conducts its deepwell injection operations for its two deepwells located at the Deer Park facility under permits issued by the TNRCC pursuant to federal authority under the Safe Drinking Water Act's Underground Injection Control ("UIC") program, and under an exemption issued by the EPA pursuant to RCRA, which allows the injection of certain hazardous wastes that otherwise may be prohibited from disposal in or on the land, commonly known as "land-banned" wastes. Under the Company's Deer Park UIC Permits, the Company may inject up to 262 million gallons of hazardous wastes in its Deer Park deepwells annually. Similarly, the Company's Corpus Christi facility received its combined final RCRA Part B Permit and UIC Permit from the TNRCC on June 23, 1987, and its exemption issued by the EPA pursuant to RCRA, which allows the injection of "land-banned" wastes. Under the Company's Corpus Christi UIC Permit, the Company may inject up to 78 million gallons of hazardous wastes in its Corpus Christi deepwell annually. See "-- Environmental Regulation and Safety
Matters -- Underground Injection" and "-- Environmental Regulation and Safety Matters -- Hazardous Waste Management."

     The Company's processing capabilities, permits and regulatory status enable it to receive waste and by-product materials and recover valuable components therefrom, and to assist customers in minimizing waste volumes, and possibly claiming recycling credits or exemptions or otherwise reducing such customers' waste disposal costs.

     The Company possesses broad federal, state and local permits to conduct its waste management operations. Management believes that the length and cost of the permitting process serve as a significant barrier to entry into commercial deepwell operations. The Company's waste facilities are permitted to accept virtually any type of waste, excluding dioxin-bearing, biological and radioactive wastes. Specialty Chemicals is permitted to handle and manufacture over 500 different chemicals in its Deer Park facility. The Company believes that its permits and strong record of environmental and regulatory compliance give GNI a competitive advantage when marketing to its customers, who are sensitive to how their wastes and products are handled due to liability concerns. Management believes the Company has a unique combination of permits and expertise in waste processing, disposal and recycling which give the Company a competitive edge when marketing to customers.

ENVIRONMENTAL REGULATION AND SAFETY MATTERS

     General. The waste management industry is subject to extensive and evolving federal, state and local laws and regulations, including those relating to waste management, resource recovery, employee health and safety, air emissions, water discharges, environmental affairs, cleanup liability from current and past waste and hazardous substance management and disposal practices, and chemical products. Governmental authorities, and in some cases third parties, have the power to enforce compliance with these legal requirements and violators are subject to significant civil and criminal sanctions, including penalties and injunctions.

     Both the U.S. Congress and the EPA have been considering proposals that could significantly rewrite many of the environmental requirements governing the Company's operations and those of its customers. The EPA has issued rules that expand the set of materials considered hazardous wastes, but also has been considering proposals that could substantially redefine the universe of hazardous wastes, the extent to which recycling and reclamation (such as is conducted by the Company) would be regulated, and the extent to which treatment of certain wastes would be required prior to disposal, among others. There can be no assurance that the legislative or regulatory process will not have a material adverse effect on the Company.

     The Company's operations result in air emissions and water discharges. Those activities are regulated under the programs established by the Federal Clean Air Act and the Clean Water Act. The Company also generates wastes, and transports, treats, stores or disposes of its own wastes and those of third parties, which may be regulated as hazardous or non-hazardous. These activities are subject to the programs established under RCRA. The Company's deepwell disposal activities are subject to the UIC program established under the Federal Safe Drinking Water Act. All of these activities involve the handling of substances and materials that may be considered hazardous substances in the event of releases to the environment and that may present safety and health considerations in the workplace. Releases of hazardous substances and environmental cleanups and liability generally are subject to the provisions of CERCLA and workplace conditions are subject to the Occupational Safety and Health Act ("OSHA") and the Emergency Planning and Community Right-to-Know Act ("EPCRA"). An analogous state program generally complements each of these federal programs. The discussion below focuses on these principal areas of environmental and health and safety regulation.

     Hazardous Waste Management. RCRA established a comprehensive regulatory framework for the management of hazardous wastes from the time they are generated, through each stage of transportation, handling, treatment and storage, to their ultimate disposal. The federal statute provides for states to adopt similar or more stringent programs, so that both federal and state requirements may apply to particular activities. Under RCRA requirements, which are administered in Texas primarily by the TNRCC, before shipping hazardous wastes to other locations, all regulated generators of hazardous wastes must receive from the EPA a generator identification number, must prepare shipments in accordance with detailed regulations, and must complete a manifest identifying the material being shipped and its destination. The transporter then must deliver the hazardous wastes in accordance with the provisions of the manifest and only to an authorized treatment, storage or disposal facility. Owners and operators of hazardous waste treatment, storage and disposal facilities are required to obtain permits and to comply with comprehensive technical standards concerning operation, closure, post-closure care, and financial assurance as to liability to third parties and the costs of properly closing the facility after it ceases operation.

     To facilitate the processing of permit applications and the issuance of operating permits, RCRA established a phased permitting process for hazardous waste management facilities. Pursuant to this process, hazardous waste treatment, storage and disposal facilities that were in existence when RCRA regulations went into effect, and which met certain other requirements, were deemed by operation of law to have attained "interim status." These facilities and others that subsequently have achieved interim status due to their handling of newly defined hazardous wastes are authorized to operate until the issuance of a final operating permit (a "Part B Permit"). Waste Management's facilities are all operating under RCRA Part B Permits.

     Federal statutory amendments to RCRA enacted in 1984 substantially expanded the scope of such Act's requirements by, among other things: (i) providing for the regulation of additional hazardous wastes, (ii) imposing restrictions on the disposal of certain hazardous wastes in or on the land, (iii) prescribing more stringent standards for land disposal facilities and (iv) requiring corrective action for environmental conditions at facilities applying for a RCRA operating permit. These statutory restrictions have been implemented for the most part and apply to the Company and its customers.

     Pursuant to RCRA's requirements, each of the Company's five operating subsidiaries has been issued an EPA identification number. The Company's facilities also currently operate under RCRA Part B Permits. The Deer Park RCRA Part B Permit expires in August 2002. On December 20, 1996, the Company submitted its renewal application for the Corpus Christi RCRA Part B Permit to the TNRCC and is currently operating under this permit in renewal. The Company's draft permit has been completed and sent to the Office of the Chief Clerk of the TNRCC by the TNRCC Staff with a recommendation for approval. The draft permit was subject to public notice and comment, which period ended August 24, 1998. Final renewal of the Corpus Christi RCRA Part B Permit is expected in due course. Since the time when the Corpus Christi permit was issued, all RCRA Part B Permits have become subject to an RFI to determine the extent of any releases of hazardous wastes or constituents to the environment and to undertake appropriate corrective action with respect to any such releases. Accordingly, an RFI will need to be incorporated into the Corpus Christi RCRA Part B Permit. The Company's RCRA Part B Permit for the Corpus Christi facility, when approved, will require the Company to submit an RFI Plan within 60 days after the permit is granted. There can be no assurances that the costs associated with the RFI or any required corrective action will not have a material adverse effect on the Company's business, results of operations and financial condition. Management believes that the RCRA Part B Permit for the Corpus Christi facility will be renewed in due course, although there can be no assurance this will occur.

     Consistent with RCRA's permitting standards, the RCRA Part B Permits require the Company to meet certain financial assurance requirements. As of May 1998, the Company has posted financial assurance for its closure and post-closure obligations in the aggregate amount of approximately $1.4 million covering its Deer Park facility. CWM's parent, WMX Technologies, Inc., currently guarantees the Company's $1.5 million letter of credit issued to the TNRCC to satisfy financial assurance obligations for the Company's Corpus Christi facility. After March 15, 2000, the Company will have to post the requisite financial assurance itself. The Company also has obtained pollution legal liability insurance covering its facilities in the aggregate amount of $12.0 million and $4.0 million per occurrence, subject to a deductible of $50,000 per occurrence, except for site cleanup which has a $200,000 deductible.

     The Deer Park RCRA Part B Permit also requires the Company to proceed diligently with an RFI to determine whether and to what extent any releases of hazardous wastes or constituents to the environment have occurred from certain of the Company's units used to manage wastes, and to take appropriate corrective action in the event of any such release. The Company's RFI Plan for the Deer Park facility has been approved by the TNRCC and was completed pending approval by the TNRCC of the final report submitted by the Company to the TNRCC on July 28, 1998. Capital expenditures for corrective action were not material.

     Underground Injection. The Federal Safe Drinking Water Act aims to protect public water supplies and drinking water and, among other things, establishes a UIC program designed to prevent contamination of ground waters from land-based disposal, including deepwell injection. The UIC program designates five different classes of injection deepwells, including a class for those deepwells like the three the Company operates, which inject hazardous waste below any underground sources of drinking water in the vicinity of the deepwell. Pursuant to the UIC program, which is administered in Texas at the state level under federal authority and analogous state law by the TNRCC, the TNRCC has issued to the Company two permits for the Deer Park facility and one permit for the Corpus Christi facility. Subject to their terms, the Deer Park UIC Permits generally authorize the Company until July 1997 to dispose of aqueous wastes through injection into two deepwells at its Deer Park facility. The Company is generally authorized to dispose of aqueous wastes through injection into one deepwell at its Corpus Christi facility subject to the terms of its UIC Permit renewed in June 1998 until June 2008. The Company has submitted applications for renewal for the Deer Park UIC Permits to the TNRCC and is currently operating under these permits in renewal. The Company's draft permits for its Deer Park deepwells have been completed and sent to the Office of the Chief Clerk of the TNRCC by the TNRCC Staff with a recommendation for approval. The Deer Park draft UIC Permits were subject to public notice and comment, which period ended September 21, 1998. Management believes that the Company's Deer Park UIC Permits will be renewed in due course, although there can be no assurance that this will occur. The Company has posted financial assurance for the closure of the two deepwells at its Deer Park facility in the amount of $320,000, and in the amount of $160,000 for the closure of its one deepwell at its Corpus Christi facility.

     The land disposal restrictions adopted under the 1984 amendments to RCRA complement the UIC program requirements and effectively prohibit the disposal of hazardous wastes in or on the land, such as by deepwell injection, except in limited circumstances. The RCRA land disposal regulations, however, provide that such disposal may be allowed by the EPA under a variance or exemption from the regulations where it can be demonstrated that there will be no migration of hazardous constituents from the zone into which the wastes may be injected for the lesser of 10,000 years or the period during which they remain hazardous.

     In April 1990, the EPA issued to the Company an exemption which, subject to its terms, generally exempts the disposal of certain hazardous wastes by injection into both of the deepwells at the Company's Deer Park facility from the RCRA land disposal prohibitions for seventeen years. The Corpus Christi facility also has obtained a similar exemption. These exemptions are subject to review in 2007 and 2008, respectively.

     The exemptions provide that the Company's injection of hazardous wastes is subject to various conditions, and that non-compliance with the conditions is grounds for termination of the exemptions. One of the conditions in the exemptions relates to the specific gravity of the injected waste stream, and another specifies the types of wastes that may be injected. In June 1995, the EPA granted a reissuance of the Deer Park facility's exemption that expanded the specific gravity parameters and approved the Company's request for authorization to inject certain newly-designated RCRA waste codes. The Corpus Christi facility's exemption was similarly reissued shortly before its transfer to the Company, although the approval for the newly-designated RCRA waste codes was granted after that time. On January 16, 1995, the Deer Park facility received authorization from the TNRCC to increase its combined annual injection rate for its two deepwells up to 262.8 million gallons. On June 21, 1995, the EPA approved this increase by virtue of its approval of the Deer Park facility's petition reissuance.

     Air Emissions. Based on requirements established by the Federal Clean Air Act, the Company's operations are subject to various federal and state regulatory provisions concerning the emission of pollutants to the ambient air. These requirements include self-implementing regulatory restrictions that apply to new sources of air emissions or sources of certain pollutants designated as hazardous, restrictions against sources that may cause ambient air to exceed certain established national ambient air quality standards, and requirements for certain facilities to obtain and comply with air emissions permits. On July 22, 1993, Specialty Chemicals obtained an air permit ("Air Permit") from the TNRCC covering its chemical operations. The Air Permit encompasses the Specialty Chemicals' air emissions sources that, until 1993, operated solely under various TNRCC permit exemptions. Additionally, Specialty Chemicals' Air Permit includes an air emissions construction permit for expansions of its chemical operations. The Deer Park facility is considered a major source of air emissions and will be required to submit an application for a Title V Operating Permit pursuant to the 1990 Amendments to the Federal Clean Air Act in due course. At this point, the Company has not identified any reasons for the Title V permit to include any conditions that will have a material adverse effect on the Company.

     The Corpus Christi facility does not have a stand-alone air emissions permit, but both its UIC Permit and its draft RCRA Part B Permit contain emission control requirements. Likewise, the Deer Park RCRA Permit contains emissions control requirements, and the facility also has a state standard air permit for its thermal oxidizer.

     The 1990 Amendments to the Federal Clean Air Act contain extensive revisions that provide for increased regulation of air emissions, including pollutants that may be considered toxic within the meaning of that statute. The EPA's National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), including a recent NESHAP that regulates emissions of various organic substances from certain chemical manufacturing facilities, also apply to certain activities that may result in the emission of designated hazardous air pollutants. As the Company expands its operations and the nature and amount of materials that it handles, or as the EPA adopts additional rules, the Company may incur additional compliance costs as to these and other requirements, which could have a material adverse effect on the Company.

     Water Discharges. The Federal Clean Water Act's National Pollutant Discharge Elimination System ("NPDES") program generally requires a permit for the discharge of pollutants into surface waters. Analogous state law requires a similar permit. The Company has obtained a waste water discharge permit from the TNRCC for the Deer Park facility, although it has not yet commenced discharging under that permit. Most process waste waters generated at the Company's facilities are managed as hazardous or non-hazardous wastes and injected in the Company's deepwells. Through a business relationship with a third party, the Company at certain times also delivers some waste waters to the third party's waste water treatment facility for treatment and discharge under its Federal NPDES and state waste water discharge permits. The EPA also has adopted regulations concerning discharges of storm water runoff, and the Company has been granted EPA General Stormwater NPDES permits for its Deer Park and Corpus Christi facilities.

     Transportation of Hazardous Materials and Waste. The transportation of hazardous materials and wastes is comprehensively regulated by the EPA under RCRA, by the Federal Department of Transportation under the Hazardous Materials Transportation Act, and by corresponding state laws. These regulatory programs require, among other things, the use of manifests to control the shipment of hazardous wastes, and special labeling, packaging and placarding for various types of hazardous materials. The Company operates under a motor vehicle common carrier certificate issued by the ICC that allows it to transport materials in all 48 states in the continental United States. The Company also operates under numerous state authorizations relating to transportation generally and the transportation of hazardous wastes and hazardous substances specially, depending on the state in question.

     Superfund. CERCLA authorizes the federal government to use federal funds to clean up facilities at which there has been a release or threatened release of hazardous substances, or to order persons responsible for such circumstances to do so. Superfund also allows government entities and private parties that have incurred response costs to recover them from responsible parties. The statute has been interpreted to create strict, joint and several liability for the costs of removal and remediation, other necessary response costs, and damage to natural resources. Liability may be trebled if the responsible party fails to perform a removal or remedial action ordered under Superfund. Liability extends to generators of hazardous substances; owners and operators of facilities, including waste transportation vehicles, from which a release of hazardous substances occurs; persons who owned or operated such facilities at the time the hazardous substances were disposed; persons who arranged for the treatment or disposal of hazardous substances at, or the transportation of hazardous substances to, a facility; and transporters who selected such facilities for treatment or disposal of hazardous substances. Like most other entities involved in the hazardous waste management business, and many industrial entities, the Company generates, manages, transports and disposes at third-party facilities, substances that could be considered hazardous substances under Superfund. Claims under Superfund and analogous state laws may arise against the Company in the future, although the Company is not aware that it is currently considered by the EPA a potentially responsible party for cleanup costs or damages under Superfund.

     Toxic Substances Control. Certain of Specialty Chemicals' services are regulated under the Federal Toxic Substances Control Act, primarily involving record-keeping and reporting.

     Safety and Health. The Company's operations are subject to various regulatory requirements that arise from Federal OSHA, EPCRA, and analogous state requirements. Among other things, OSHA and EPCRA require that certain employee exposure to various substances in the workplace, and that certain information on hazardous characteristics of materials, be communicated to employees. The Company has implemented a health and safety program that includes employee training, practices and information. The Company currently relies for fire protection services on a combination of resources that include an independent fire water protection system as well as portable fire extinguishers and foam carts, and membership in the Channel Industries Mutual Aid organization, which is a formal cooperative assistance arrangement with other industries in the area.

     Predecessor Activities. As a result of the Company's prior involvement in the manufacturing of low-level radioactive sources and tracers utilized in the petroleum, industrial and medical markets, the Company has conducted decommissioning activities at four sites not currently used in its primary operations. The Company has completed decommissioning activities at a previously leased site in Baton Rouge, Louisiana, which has been released for general use by the Louisiana Department of Environmental Quality. The Company also has conducted decommissioning activities at its approximately 3.1 acre site in Port Norris, New Jersey. The Company has commenced implementation of an Action Plan approved by the Nuclear Regulatory Commission to address remaining contamination on the site and to complete the decommissioning process. The Company has conducted decommissioning activities at its approximately 4.6 acre site in Houston, Texas and will be submitting final surveys to the Texas Department of Health, Bureau of Radiation Control ("BRC") to have the site released for general use. The Company has elected to use a portion of this property as a temporary storage facility for radioactive materials, and has received permission from the BRC to use this property in this capacity. The Company maintains an approximately 0.5 acre site in Webster, Texas and is developing a plan to decommission that site. The plan will be submitted to the BRC for approval and the Company intends to sell this property at some point in the future. Management believes that the fair value of these four sites will exceed the costs incurred in connection with decommissioning such sites.

INSURANCE MATTERS

     The Company carries a variety of insurance to cover certain potential risks of its operations. The Company's insurance includes, among others, the following: commercial general liability insurance in the aggregate amount of $2.0 million; products-completed operations insurance in the aggregate amount of $2.0 million covering various chemical products; property damage insurance in the aggregate amount of $60.0 million, subject to a deductible of $100,000 per occurrence; physical loss or damage insurance on certain crude petroleum, natural gas, products of natural gas and their products in the aggregate amount of $2.0 million, subject to a deductible of $10,000 per occurrence; business interruption insurance covering the Company's plant and equipment with a combined aggregate limit of $16.5 million, subject to a deductible of fifteen days per occurrence for business interruption; commercial umbrella insurance in the amount of $25.0 million per occurrence and $25.0 million in the aggregate, subject to a $10,000 self-insured retention where applicable; pollution legal liability insurance in the amount of $4.0 million for each loss and $12.0 million in the aggregate, subject to a deductible of $50,000 per occurrence except for site clean-up which has a $200,000 deductible; contractors' pollution legal liability insurance in the aggregate amount of $1.0 million for each loss and $1.0 million for all losses, subject to a deductible of $50,000 per loss; automobile liability insurance covering the Company's fleet of tractors and trailers in the amount of $1.0 million per occurrence subject to no deductible; and discontinued products liability insurance covering certain products manufactured by the Company while still in the radiation-related products business of $1.0 million in the aggregate, subject to a deductible of $5,000 per occurrence. Under some of its insurance policies, the Company is insured with respect to covered liabilities on a "claims made" basis rather than an "occurrence" basis. Under claims made coverage, the Company will be covered only if the policy is in place on the date the claim is asserted even if the Company carried such insurance on the date of the event giving rise to the claim. The Company self-insures its fleet of tractors and trailers for physical damage on over-the-road exposure.

     Although the Company has insurance covering certain of its operations, such insurance is subject to coverage limits and deductibles, which are generally described above. In addition, the market for liability insurance for waste management companies has been constrained in recent years due in large part to the high losses experienced by insurance companies from environmental impairment claims. As a result, the premiums and deductible limits of liability insurance may increase to the point where such insurance is prohibitively expensive, and certain insurance may become unavailable altogether. Such developments could cause the Company to be unable to obtain or maintain certain insurance, which, in turn, could cause the Company not to comply with regulatory requirements imposed on certain of its operations. Further, the Company's failure to maintain certain specified types and amounts of insurance would constitute events of default under the Revolving Credit Facilities. In addition, although management believes that the Company has sufficient insurance coverage, an uninsured or underinsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

EMPLOYEES

     As of September 15, 1998, the Company had 177 employees, of whom 140 are engaged in operations, 17 in administration and accounting, 14 in marketing and sales, and 6 in executive management. None of the Company's employees is subject to a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

PROPERTIES

     The Company owns approximately 10.5 acres of land in Deer Park, Texas and
14.3 acres in Corpus Christi, Texas. The Company conducts permitted treatment, processing and disposal, and manufacturing activities in Deer Park, and treatment and disposal activities in Corpus Christi. In Deer Park, a 6,000 square-foot building houses the Company's treatment and disposal operations, a 3,600 square-foot building houses the Company's chemical operations, a 30,000 square-foot building houses all of the administrative and sales offices as well as the Company's executive and general offices, and a 10,000 square-foot building is used for general maintenance for all of the Company's Deer Park operations.

     The Company's Corpus Christi facility is comprised of a 2,500 square-foot building containing its administration and accounting offices, and laboratory; a 800 square-foot maintenance building containing its operating activities; and a 3,000 square-foot drum storage building.

     The Company also owns approximately 14.8 acres of land adjacent to the Company's Deer Park facility. Approximately 0.25 acres of the Company's Deer Park property is leased to DSI Transports, Inc. ("DSIT"), an unrelated company, under a 99-year lease. In addition, the Company has a preferential right to purchase an approximately 9.5 acre tract adjacent to its Deer Park facility from DSIT in the event that (i) DSIT offers the parcel for sale, or (ii) DSIT receives a bona fide offer to purchase the parcel that it is willing to accept. In either case, DSIT must notify the Company of the terms and conditions of such third-party offer, and the Company has the right to purchase the parcel from DSIT upon such terms and conditions. The Company intends ultimately to use the parcel for the expansion of its Deer Park facility.

     The Company owns four tracts of land not significant to its business, including properties in Houston, Texas, Webster, Texas, Port Norris, New Jersey and Baton Rouge, Louisiana. The Company intends to sell the Port Norris, New Jersey and Baton Rouge, Louisiana properties in the future.

LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

     On February 27, 1998, a complaint ("Original Complaint") purporting to state a class action was filed in the Delaware Court of Chancery by William Chaffin and Marcia Chaffin, alleged to be stockholders of GNI, on behalf of themselves and all others similarly situated, against GNI and its directors. In the Original Complaint, the plaintiffs allege that the Merger is wrongful, unfair and harmful to holders of GNI Common Stock, that the proposed consideration of $7.00 per share is not the result of arms-length negotiations or based upon any independent valuation of the current or projected value of GNI, and that the directors of the Company have conflicts of interest and have violated their fiduciary and other common law duties owed to the plaintiffs and other members of the class. The Original Complaint sought to enjoin the Merger and an unspecified amount of damages, in addition to payment of attorneys' fees and reimbursement of expenses. On June 5, 1998, the plaintiffs filed an amended class action complaint (the "Amended Complaint"). The Amended Complaint adds allegations purportedly based on information set forth in the Company's original filing of preliminary proxy materials, filed with the Commission on April 16, 1998. In addition, the Amended Complaint (i) names Titus H. Harris, III as a defendant, (ii) does not name Mr. Lyons as a defendant and (iii) eliminates the request to enjoin the Merger which was set forth in the Original Complaint. On September 17, 1998, the plaintiffs submitted to the Court (with the defendants' approval) another amended class action complaint ("Second Amended Complaint"). The Court approved the filing of the Second Amended Complaint on September 17, 1998, and it was served on defendants' attorneys on September 22, 1998. The Second Amended Complaint is based on information set forth in the Company's definitive proxy statement, filed on June 23, 1998 with the Commission. The Second Amended Complaint (i) does not name Titus H. Harris, III as a defendant, and (ii) corrected certain factual allegations. The Second Amended Complaint alleges that the individual defendants violated their fiduciary duties of loyalty and care, requests that the Merger be rescinded, or alternatively, that rescissory damages be awarded, and that damages (including attorneys' fees and costs) be awarded against the individual defendants. The Company believes it has meritorious defenses and intends to vigorously defend itself against this claim. The Company is obligated to advance the defense costs (including attorneys' fees) incurred by the individual defendants in this litigation, and has certain indemnification obligations to the individual defendants in connection with this litigation.

     On August 31, 1995, Odilia Benavidez, for herself and on behalf of approximately 530 owners of property near Waste Management's Corpus Christi deepwell, filed suit against the Company and Chemical Waste Management, Inc., a prior owner of the Corpus Christi deepwell, in the 94th Judicial District Court, Nueces County, Texas (Cause No. 95-4698-c), seeking injunctive relief and alleging property damage with respect to material injected into the Corpus Christi deepwell. Management does not believe that the plaintiffs will succeed in their claims nor that this litigation will have a material adverse effect on the Company's operations, cash flow or consolidated financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF GNI

     Following the Merger, the Board of Directors (the "Board") of GNI, as the surviving corporation consists of five members including: (i) up to two designated by the 399 Stockholders (as defined herein), initially Richard M. Cashin, Jr. and Joseph M. Silvestri, (ii) a member of management, initially Mr. Carl V Rush, Jr., to be designated by the Management Stockholders (as defined herein), and (iii) up to two individuals determined to be disinterested directors pursuant to the terms of the Stockholders' Agreement (as defined herein), initially Gavin J. Parfit and John Mowbray O'Mara.

     The following table sets forth certain information with respect to the persons who are executive officers and/or members of the Board.

NAME                             AGE                        POSITIONS
----                             ---                        ---------
Carl V Rush, Jr................  43    President and Chief Executive Officer and Director
Titus H. Harris, III...........  38    Executive Vice President, Chief Financial Officer
                                       and Secretary
Donna L. Ratliff...............  51    Treasurer and Assistant Secretary
Robert W. Griffith.............  46    Vice President and General Manager, Waste
                                       Management
Richard M. Cochrane............  38    Vice President and General Manager, Specialty
                                       Chemicals
W.R. Reeves, Jr................  50    Vice President -- Environmental and Regulatory
                                       Affairs
John Mowbray O'Mara............  71    Director
Gavin J. Parfit................  50    Director
Richard M. Cashin, Jr..........  45    Director
Joseph M. Silvestri............  37    Director

     Carl V Rush, Jr. has been a director and President of the Company since 1987 and Chief Executive Officer since 1989. From 1985 to 1987, he was Vice President -- Finance and Administration of the Company. Prior to joining the Company, Mr. Rush was self-employed as a financial and management consultant from 1983 to 1985. From 1980 to 1983, he served in various management positions with Booker Oil Services, a petroleum services company. Mr. Rush earned his BBA and his MBA in Finance, each from Texas Christian University.

     Titus H. Harris, III has been Chief Financial Officer of the Company since 1990, Executive Vice President since 1989 and Secretary since 1987. From 1985 to 1989, he was a Vice President of the Company. From 1984 to 1985, Mr. Harris was a financial consultant to CRB Investments, Inc., a leveraged buy-out firm. Mr. Harris earned his BA in Economics from Washington & Lee University and his MBA from the Graduate School of Business of the University of Chicago.

     Donna L. Ratliff has been Treasurer of the Company since 1985 and Assistant Secretary since 1987. From 1984 to 1985, Ms. Ratliff was Controller of Santa Fe Supply Co., a wholesale picture framing supply and distribution company. From 1979 to 1984, Ms. Ratliff was Secretary and Treasurer of Gill Services, Inc., a petroleum services company.

     Robert W. Griffith has been Vice President and General Manager of DSI since April 1997. From November 1989 until April 1997, Mr. Griffith was Director of Operations for DSI. From 1977 to 1989, he held various management positions with ChemLink Company, Inc., KMCO, Inc. and PPG Industries, Inc. Mr. Griffith earned a BS in Chemistry from the University of Alabama in Huntsville.

     Richard M. Cochrane has been with the Company since July 1990 and has served as Vice President and General Manager of GNI Chemicals Corporation since April 1997. Between July 1990 and April 1997, Mr. Cochrane held various marketing and operations positions in GNIC and DSI. Prior to joining the Company, Mr. Cochrane held various engineering and management positions with ChemLink Petroleum Company and Kaiser Aluminum and Chemical Company. Mr. Cochrane earned a BS in Engineering in Chemical Engineering from Vanderbilt University.

     W.R. Reeves, Jr. been Vice President -- Environmental and Regulatory Affairs of the Company since 1990. Prior to assuming his current position, Mr. Reeves was Vice President -- Sales and Marketing of DSI from 1985 to 1990. From 1983 to 1985, Mr. Reeves was employed by DSI as a Sales Representative. From 1981 to 1983, Mr. Reeves was Manager of Cleanup Operations for CECOS International, Inc., a subsidiary of Browning-Ferris Industries, Inc. Mr. Reeves earned his BS in Biology and his MS in Environmental Sciences, each from McNeese State University.

     John Mowbray O'Mara has been a director of the Company since the consummation of the Merger. Mr. O'Mara has been a management consultant since 1993. From 1990 to 1993, Mr. O'Mara served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From 1988 to 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is a director of Baldwin & Lyons, Inc., The Midland Company and Plantronics, Inc.

     Gavin J. Parfit has been a director of the Company since the consummation of the Merger. Mr. Parfit has been Chief Executive Officer of Delta Terminal Services, Inc. since 1995. He has also been Chief Executive Officer of Queen City Terminals, Inc. since 1996. Mr. Parfit is also a Trustee of the Turtle Bay Music School.

     Richard M. Cashin, Jr. has been a director of the Company since the consummation of the Merger. Mr. Cashin has been employed by Citicorp Venture Capital, Ltd. ("CVC") since 1980, and has been President of CVC since 1994. Mr. Cashin is a director of Levitz Furniture Incorporated, Furnishings International, Inc., Euramax and Titan Wheel International, as well as numerous private companies.

     Joseph M. Silvestri has been a director of the Company since the consummation of the Merger. Mr. Silvestri has been employed by CVC since 1990 and has been a Vice President of CVC since 1995. Mr. Silvestri also serves as a director on the boards of Euramax International PLC, JTM Industries, Glenoit Corporation and Triumph Group Inc., as well as numerous private companies.

COMPENSATION OF DIRECTORS

     Directors are reimbursed by the Company for all out-of-pocket expenses incurred in attending meetings of the Board. Outside directors, other than the Chairman of the Board, are paid a fee for attending meetings of the Board of $300 per Board meeting. Currently, the Company has no Chairman of the Board. The Chairman of the Board, if and when elected, will be paid $5,000 per quarter in lieu of any other compensation for services to the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for services rendered during Fiscal 1998, Fiscal 1997 and Fiscal 1996 to its Chief Executive Officer and to the other executive officers of the Company whose annual cash compensation received from the Company for services rendered during Fiscal 1998 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                     ---------------------------------   ---------------------------------
                                                                                   AWARDS PAYOUT
                                                                         ---------------------------------
                                                                         RESTRICTED     STOCK
                                                          OTHER ANNUAL     STOCK      UNDERLYING    LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION(1)
---------------------------   ----   --------   -------   ------------   ----------   ----------   -------   ---------------
Carl V Rush, Jr.............  1998   $183,250   $   -0-      $  -0-         $-0-           -0-      $-0-        $593,000(2)
  President and               1997    183,250    13,200         -0-          -0-        16,000       -0-          37,896(3)
  Chief Executive Officer     1996    183,250    20,400         -0-          -0-        17,000       -0-             465
Dawn S. Born(4).............  1998   $135,000   $50,000      $  -0-         $-0-           -0-      $-0-        $  2,502
  Vice President and          1997    135,000       -0-         -0-          -0-        25,000       -0-           1,867
  General Counsel             1996     67,500    50,000       1,876          -0-        50,000       -0-             131
Richard M. Cochrane.........  1998   $124,800   $   -0-      $  -0-         $-0-           -0-      $-0-        $  2,300
  Vice President and          1997    108,967       -0-         -0-          -0-        50,000       -0-           2,115
  General Manager,            1996    100,000       -0-         -0-          -0-           -0-       -0-           1,724
  Specialty Chemicals
Titus H. Harris, III........  1998   $148,500   $   -0-      $  -0-         $-0-           -0-      $-0-        $510,061(2)
  Executive Vice President    1997    148,500     6,600         -0-          -0-         8,000       -0-          35,012(3)
  Chief Financial Officer     1996    148,500    10,200         -0-          -0-         8,500       -0-           2,753
  and Secretary
Donna L. Ratliff............  1998   $ 90,000   $50,000      $  -0-         $-0-           -0-      $-0-        $  1,890
  Treasurer and Assistant     1997     90,000    15,000         -0-          -0-           -0-       -0-           2,540
  Secretary                   1996     90,000       -0-         -0-          -0-           -0-       -0-           2,286

---------------

(1) No Named Executive Officer had "perquisites and other personal benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. The Company maintains a 401(k) plan pursuant to which amounts were paid as reflected in the All Other Compensation column. Each participant is able to direct the Company to contribute to the plan a minimum of 2.0% and a maximum of 12.0% of the participant's eligible earnings, subject to certain limitations set forth in the 401(k) plan and the Internal Revenue Code of 1986, as amended. Subject to certain restrictions, the Company is required to make mandatory contributions and also is permitted to make discretionary contributions to the 401(k) plan, at rates determined by the Compensation Committee, which are allocated to each participant based on the participant's contributions to the plan. Additionally, the Company purchases term life insurance policies for its Named Executive Officers.

(2) Mr. Rush received certain other compensation of $589,500 and Mr. Harris received certain other compensation of $506,000; each such amount represents
    (i) the forgiveness of principal and interest in certain notes between the Company and each of Messrs. Rush and Harris, and (ii) associated cash payments made by the Company to Mr. Rush in the amount of $215,000 and to Mr. Harris in the amount of $185,000, in each case representing the respective personal income tax obligation associated with such forgiveness to update.

(3) Mr. Rush received certain other compensation of $37,386 and Mr. Harris received certain other compensation of $32,045; each such amount represents the forgiveness of interest expense on certain notes between the Company and each of Messrs. Rush and Harris.

(4) Ms. Born joined the Company in January 1996. Therefore, Ms. Born's compensation for Fiscal 1996 reflects only the partial period that Ms. Born was employed by the Company during such year. In 1996, Ms. Born received a non-recurring payment of $50,000, plus reimbursement of $1,876 for certain payroll taxes, when she joined the Company. Ms. Born resigned from the Company effective July 1, 1998.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS' AGREEMENT

     In connection with the Merger, GNI entered into an agreement (the "Stockholders' Agreement") with 399 (the "399 Stockholders") and certain members of management (the "Management Stockholders"). The following is a summary description of the principal terms of the Stockholders' Agreement and is subject to and qualified in its entirety by reference to the definitive Stockholders' Agreement, which is available upon request from the Company.

     Board of Directors. The Board is comprised of up to five members. The Stockholders' Agreement provides that up to two individuals will be designated by the 399 Stockholders (individually a "399 Director" and collectively, the "399 Directors"). If the 399 Stockholders, in their sole discretion, decide not to designate one or both of the 399 Directors, such 399 Directors will be designated by the Nominating Committee. The Management Stockholders will designate an individual (the "Management Director"), initially Mr. Carl V Rush, Jr., for so long as he owns Management Securities (as defined in the Stockholders' Agreement). Up to two individuals (individually, a "Disinterested Director" and collectively, the "Disinterested Directors"), neither of whom is an affiliate of any 399 Stockholder or an employee, director or agent of such 399 Stockholder or affiliate, employed by the Company or any subsidiary of the Company, or a Stockholder or any affiliate of any Stockholder will be chosen by the Nominating Committee. Any of the above requirements for Disinterested Directors may be waived by the written consent of the 399 Stockholders. The Nominating Committee shall consist of one 399 Director and two Disinterested Directors. The Nominating Committee shall act by majority vote. If for any reason there are fewer than three directors on the Nominating Committee, it shall act by unanimous vote.

     Transfers of Restricted Securities. Each Stockholder agrees that he or she will not, directly or indirectly, transfer any Restricted Securities or Series A Preferred Stock except as provided for in the Stockholders' Agreement. Except for transfers otherwise permitted, if any Management Stockholder or Additional Stockholder wishes to transfer any Restricted Securities, he or she shall give written notice of the proposed transfer to the Company and each of the remaining Stockholders. Pursuant to the terms of the Stockholders' Agreement, stockholders belonging to the same group of stockholders as the selling stockholders, non-related stockholders and the Company, respectively, have the right and option to purchase any or all of the offered securities. A Management Stockholder or Additional Stockholder must notify the Company of any occurrence which would cause the involuntary transfer of any Restricted Securities or Series A Preferred Stock. The Company and the 399 Stockholders, respectively, shall have the irrevocable right to purchase any or all of the subject securities, subject to the terms of the Stockholders' Agreement. The 399 Stockholders shall also have the right to require the other Stockholders to transfer their Restricted Securities, pursuant to the terms of the Stockholders' Agreement, in order to effect a sale of the Company.

     Inclusion Rights. Subject to the conditions of the Stockholders' Agreement, if the 399 Stockholders propose to transfer Restricted Securities, as a condition of the transfer, the buyer must include an offer to buy the same number of shares of the same class of Restricted Securities to each of the remaining Stockholders holding shares of the same class and series.

     Repurchase of Restricted Securities. If any Management Stockholder or Additional Management Stockholder ceases to be employed by or a director of the Company or any of its Subsidiaries for any reason, the Company may, at its option, elect to purchase the Securities, pursuant to the terms of the Stockholders' Agreement. The 399 Stockholders may purchase the Management Securities not purchased by the Company, in accordance with the Stockholders' Agreement.

     Additional Stockholders; Additional Management Stockholders. An Additional Stockholder is any person, other than 399 Stockholders or Management Stockholders, to whom the Company issues Restricted Securities or Series A Preferred Stock after the date of the Stockholders' Agreement. Additional Management Stockholders are any additional stockholders who are employees, officers or directors of the Company or any of its Subsidiaries. Both Additional Stockholders and Additional Management Stockholders are required to execute and deliver a Joinder Agreement to enter into and become a party to the Stockholders' Agreement.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to a registration rights agreement (the "Equity Registration Rights Agreement"), the 399 Stockholders which hold Registrable Securities representing at least a majority of the Registrable Securities, on a fully diluted basis, then held by all 399 Stockholders (the "Required 399 Stockholders") are entitled to require the Company to effect an underwritten primary or secondary public offering of common stock pursuant to an effective registration under the Securities Act, covering the distribution of common stock which (taken together with all similar previous public offerings) raises at least $25.0 million of aggregate net proceeds to the Company (after underwriters' fees, commissions and discounts and offering expenses). The Required 399 Stockholders are entitled to request up to three Long-Form Registrations and unlimited Short-Form Registrations (each as defined in the Equity Registration Rights Agreement) on demand (a "Demand Registration"), in each case at the expense of the Company.

     Whenever the Company proposes (other than pursuant to a Demand Registration or an Initial Public Offering (as defined in the Equity Registration Rights Agreement), unless otherwise agreed by the Company) to register any of its equities securities under the Securities Act (a "Piggyback Registration"), the Company will give written notice to all 399 Stockholders, Management Stockholders and Additional Stockholders (the "Piggyback Holders") of its intention. Such notice shall offer each Piggyback Holder the opportunity to register, on the same terms and conditions as the Company, as many Registrable Securities as the Piggyback Holder requests. The Company will pay all registration expenses for Piggyback Registrations. In an underwritten primary registration on behalf of the Company, if the Company is advised that the number of securities requested to be included is such that the success of the offering would be adversely and materially affected, the Registrable Securities included by the Company will be included first, the Piggyback Holders' Registrable Securities will be included second, and any other securities proposed will be included third, subject to the conditions of the Equity Registration Rights Agreement. If a Piggyback Registration is an underwritten secondary registration on behalf of the holders of the Company's securities, should the Company be advised that the success of the offering would be adversely and materially affected by the number of securities, any securities sold in the registration will be included in the following order: first, the securities which holders propose to sell; second, those securities requested by the Piggyback Holders; and third, any other securities proposed to be included.

     Each holder of Registrable Securities agrees not to effect any public sale or distribution of Registrable Securities, or any securities convertible, exchangeable or exercisable for or into Registrable Securities, pursuant to the terms of the Equity Registration Rights Agreement, prior to an Initial Public Offering, any underwritten Demand Registration, or any underwritten Piggyback Registration in which the holder had the opportunity to participate.

     Subject to the terms and conditions of the Equity Registration Rights Agreement, the Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible, exchangeable or exercisable 14 days prior to, and during the 90-day period beginning on the effective date of any underwritten Demand Registration or underwritten Piggyback Registration in which holders of Registrable Securities are selling stockholders and to use reasonable efforts to prevent each holder of at least 5.0% of its equity securities from doing the same.

     If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Demand Registration, the Company will enter into an underwriting agreement with such underwriters for such offering. The agreement must be satisfactory to the Required 399 Stockholders requesting the Demand Registration and the underwriters. This agreement is expected to contain representations and warranties by the Company and such other terms that are generally included in agreements of this type and be reasonably satisfactory to the Company.

OTHER TRANSACTIONS

     Compensation Arrangements. Following the consummation of the Merger, Messrs. Rush and Harris, III received bonuses of $336,500 and $297,000, respectively.

                                STOCK OWNERSHIP

     In connection with the Merger, each outstanding share of GNI Common Stock not subject to appraisal rights, other than the Rollover Shares, was canceled and converted into the right to receive $7.00 per share in cash. All of the Rollover Shares owned by Messrs. Rush and Harris, III and Ms. Ratliff were converted into shares of Class A Common Stock of GNI, $.01 par value per share ("Class A Common Stock"), representing approximately 66% of the Class A Common Stock of GNI after the Merger, which represents approximately 13.2% of the overall common stock of GNI after the Merger. In addition, Messrs. Rush and Harris, III each purchased up to 1,791.35 shares of Series A Preferred Stock (as defined herein), and Ms. Ratliff was entitled to purchased up to 131.70 shares of Series A Preferred Stock, at a price of $100 per share, representing in total approximately 2.0% of the outstanding Series A Preferred Stock. Prior to the Merger, there was no preferred stock outstanding. In addition, (i) each share of common stock of Green I immediately outstanding prior to the consummation of the Recapitalization was canceled and converted into one share of Class A Common Stock or Class B Common Stock of GNI, $.01 par value per share ("Class B Common Stock") of GNI, as the surviving corporation and (ii) each share of Series A Preferred Stock of Green I outstanding prior to the consummation of the Recapitalization was canceled and converted into one share of Series A Preferred Stock of the surviving corporation. As a result of the cancellation and conversion of the shares of Green I described above, 399 holds 181,285.60 shares of Series A Preferred Stock, 39,121.00 shares of Class A Common Stock and 456,799.00 shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the "Common Stock."

     The following table sets forth certain information with respect to the beneficial ownership of the Series A Preferred Stock and Common Stock of the Company as of September 15, 1998.

                                                               NUMBER AND PERCENT OF SHARES
                                   -------------------------------------------------------------------------------------
                                                                                     CLASS B
                                         SERIES A               CLASS A              COMMON                TOTAL
                                     PREFERRED STOCK        COMMON STOCK(1)         STOCK(2)            COMMON STOCK
                                   --------------------   -------------------   -----------------   --------------------
                                       (NON-VOTING)            (VOTING)           (NON-VOTING)
    NAME OF BENEFICIAL OWNER         NUMBER     PERCENT    NUMBER     PERCENT   NUMBER    PERCENT     NUMBER     PERCENT
    ------------------------       ----------   -------   ---------   -------   -------   -------   ----------   -------
399 Venture Partners, Inc. ......  181,285.60   97.99%    39,121.00   34.13%    456,799     100%    495,920.00   86.79%
Carl V Rush, Jr. ................    1,791.35    0.97%    36,416.00   31.77%         --      --      36,416.00    6.37%
Titus H. Harris, III.............    1,791.35    0.97%    36,416.00   31.77%         --      --      36,416.00    6.37%
Donna L. Ratliff.................      131.70    0.07%     2,677.00    2.33%         --      --       2,677.00    0.47%

---------------

(1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock.

     Series A Preferred Stock. The Company's Amended and Restated Certificate of Incorporation (the "Amended Certificate"), which is attached as an exhibit, provides that the Company may issue 185,000 shares of preferred stock, all of which will be designated as 12% Series A Cumulative Compounding Preferred Stock. The Series A Preferred Stock, which is non-voting stock, has a stated value of $100 per share and is entitled to semiannual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and accrue at a rate of 12%, compounding annually. The vote of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required to (i) amend the Amended Certificate or By-Laws if such amendment would adversely affect the relative rights and preferences of the holders of the Series A Preferred Stock, (ii) authorize the issuance of any class of Series A Preferred Stock which ranks senior to or pari passu with the Series A Preferred Stock with respect to dividends upon liquidation, dissolution or winding up of the Company, (iii) increase the number of shares of Series A Preferred Stock authorized for issuance or (iv) issue after the effective time any shares of Series A Preferred Stock (with certain exclusions) except for issuances of shares of Series A Preferred Stock which have been redeemed or otherwise acquired. Except as described in the immediately preceding sentence or as otherwise required by law, the Series A Preferred Stock is not entitled to vote. The Company may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Series A Preferred Stock (including the Company Common Stock) ("Junior Stock") unless all cumulative dividends on the Series A Preferred Stock have been paid in full. Upon liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock are entitled to receive out of the legally available assets of the Company, before any amount shall be paid to holders of Junior Stock, an amount equal to $100 per share of Series A Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The Series A Preferred Stock is not mandatorily redeemable prior to the earlier of July 31, 2010 and the date upon which a Sale of the Company or a Qualifying Offering (as such terms are defined in the Stockholders' Agreement) occurs.

     Common Stock. The Amended Certificate provides that the Company may issue 3,000,000 shares of Common Stock, divided into two classes consisting of 1,500,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock. The holders of the Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of the Company. Except as required by law, the holders of Class B Common Stock have no voting rights. Under the Amended Certificate, a holder of either class of Common Stock may convert any or all of such holder's shares into an equal number of shares of the other class of Common Stock.

     Stock Options. On the effective date of the Merger, GNI's stock option plans terminated, and each option to purchase GNI Common Stock outstanding thereunder as of the Merger was converted into the right to receive cash in exchange for the aggregate number of shares subject to such option multiplied by $7.00, less the sum of the aggregate exercise price for all of the shares of GNI Common Stock subject to such option, and any applicable withholding taxes, determined without regard to any vesting schedule that might otherwise apply.

     As of June 11, 1998, there were options outstanding to purchase an aggregate of 808,950 shares of GNI Common Stock at a weighted average exercise price of $4.76, which options were held by 22 persons. As of September 15, 1998, there were no options outstanding to purchase shares of GNI Common Stock.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

     Effective July 28, 1998, the Company entered into a revolving credit facility with NationsBank, N.A. ("NationsBank" or the "Lender") with respect to senior secured credit facilities (the "Senior Credit Facilities") which provides for (i) revolving loans in the aggregate amount of up to $12.0 million, subject to a borrowing base formula and certain asset appraisals, with a $3.0 million sublimit for the issuance of standby and commercial letters of credit (the "Revolving Credit Facility") and (ii) the Company's existing $1.5 million automatically renewable, stand-by letter of credit, the reimbursement obligations of which are guaranteed by WMX Technologies, Inc. (the "WMX Letter of Credit").

     The Revolving Credit Facility has an initial term ending July 31, 2001, with one year renewal options thereafter. The WMX Letter of Credit matures on November 16, 1998.

     The Revolving Credit Facility is available to fund: (i) the working capital needs of the Company, (ii) capital expenditures and (iii) permitted acquisitions. Unless a Default or an Event of Default (each as defined in the Revolving Credit Facility) shall have occurred and be continuing, availability under the Revolving Credit Facility is calculated based on a borrowing base formula tied to (i) 85% of eligible accounts receivable plus (ii) under certain circumstances, an amount based on the Company's fixed assets. As of September 15, 1998, the Company had approximately $8.0 of available credit under the Revolving Credit Facility.

     The borrowers under the Revolving Credit Facility are GNI and its Subsidiaries. The Revolving Credit Facility is secured by substantially all of GNI's assets, including but not limited to GNI's accounts receivable, inventories, equipment, real property, general intangibles and stock of the Subsidiaries of GNI.

     The Company was required to pay a closing fee to NationsBank in the amount of $120,000 of which $40,000 has already been paid. The Company may repay and reborrow the Revolving Loans in whole or in part at any time without penalty, subject to reimbursement of the Lender's breakage and redeployment costs in the case of repayment of LIBOR Loans (as defined in the Revolving Credit Facility). If the Company prepays the Revolving Loans in certain circumstances it shall pay a termination fee of 1%.

     Until the Company provides the Lender with financial statements for the quarter ending September 30, 1998, borrowings under the Revolving Loans bear interest, at the option of the Company, at either (i) the Lender's Base Rate (the higher of (a) the Lender's Prime Rate or (b) the Federal Funds Rate plus 0.50%) plus 1.00% or (ii) LIBOR plus 2.75%. Thereafter, such applicable margins are subject to reduction based upon the Company's Interest Coverage Ratio (as defined in the Revolving Credit Facility). The Company may select interest periods of 1, 2, 3 or 6 months for LIBOR Loans, subject to availability.

     The Revolving Credit Facility requires the Company to meet certain customary financial tests. The Revolving Credit Facility also contains certain covenants which among other things will limit the payment of dividends, stock repurchases, the incurrence of additional indebtedness, capital expenditures, guarantees and liens, the making of loans or investments, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, and other matters customarily restricted in such agreements.

     The Revolving Credit Facility contains customary events of default, including without limitation, payment defaults, covenant defaults, breaches of material representations and warranties, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments, ERISA, failure of any guaranty or security document supporting the Revolving Credit Facility to be in full force and effect, incurrence of any liability or potential liability under any employee benefit plan that would have a material adverse effect on the Company and change of control of the Company.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The terms of the Exchange Notes are identical in all material respects to those of the Restricted Notes, except for certain transfer restrictions and registration rights relating to the Restricted Notes and except for certain liquidated damage provisions related to such registration rights. The Restricted Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture (the "Indenture") among the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to GNI and not to any of its subsidiaries.

     The Exchange Notes will be general senior unsecured obligations of the Company ranking pari passu in right of payment with all senior Indebtedness of the Company issued in the future, if any. However, the Company and its Subsidiaries are parties to the Revolving Credit Facility and all borrowings under the Revolving Credit Facility are secured by a first priority Lien on substantially all of the assets of the Company and its Subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the Recapitalization, there would have been no borrowings outstanding under the Revolving Credit Facility and, after giving additional effect to approximately $0.5 million of outstanding letters of credit, there would have been up to $11.5 million of borrowings available thereunder, subject to pending asset appraisals. The Indenture will permit additional borrowings under the Revolving Credit Facility in the future. See "Risk Factors -- Secured Indebtedness; Effective Subordination."

     A substantial portion of the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Exchange Notes. The Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries who are not Guarantors. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. See "Risk Factors -- Holding Company Structure; Effect of Asset Encumbrances."

     As of the date of the Indenture, all of the Company's Subsidiaries are Restricted Subsidiaries and Guarantors. See "-- Subsidiary Guarantees." However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be Guarantors and will not be subject to many of the restrictive covenants set forth in the Indenture.

MATURITY, INTEREST AND PRINCIPAL

     The Exchange Notes will be general senior unsecured obligations of the Company, limited in aggregate principal amount to $75.0 million, and will mature on July 15, 2005. Interest on the Exchange Notes will accrue at the rate of 10 7/8% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 1999 to holders of record on the immediately preceding January 1 and July 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of Exchange Notes; provided that all payments of principal, premium, if any, interest with respect to Exchange Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as described below, the Exchange Notes will not be redeemable at the Company's option prior to July 15, 2003. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years listed below:

                          YEAR                              PERCENTAGE
                          ----                              ----------
2003.....................................................    105.4375%
2004 and thereafter......................................    100.0000%

     Notwithstanding the foregoing, any time prior to July 23, 2001, the Company may redeem up to 25% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 75% of the aggregate principal amount of Exchange Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Exchange Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

     If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Additional Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant does not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company and its Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $12.0 million (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i));

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Exchange Notes and by the Guarantors of Indebtedness represented by the Subsidiary Guarantees;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of (A) Acquired Debt or (B) Indebtedness (including Capital Lease Obligations) for the purpose of financing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such incurrence (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv)) not to exceed an amount equal to 5.0% of Total Assets; provided that, in the case of Indebtedness exceeding $2.0 million incurred pursuant to this clause (iv), such Indebtedness exists at the date of such purchase or transaction or is created within 45 days thereafter;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) for the purpose of fixing or hedging currency exchange rate risk incurred in the ordinary course of business;

          (viii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under letters of credit issued in the ordinary course of business and consistent with past practices, in respect of workers' compensation claims or self-insurance or regulatory requirements applicable to the Company or any of its Restricted Subsidiaries;

          (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x); and

          (xi) the incurrence by the Company of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi), not to exceed $5.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio test contained in the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Pari Passu Indebtedness (other than Exchange Notes or Indebtedness under Credit Facilities), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Limitation on Additional Indebtedness and Issuance of Preferred Stock;"

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (vi) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 100% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus (vi) $3.0 million.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Pari Passu Indebtedness or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of or a capital contribution to the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Pari Passu Indebtedness or subordinated Indebtedness made by an exchange for, or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any Management Investor pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any twelve-month period (which amount shall be increased by the amount of any net cash proceeds received from the sale after the date of the Indenture of Equity Interests (other than Disqualified Stock) to any Management Investor that have not otherwise been applied to the payment of (x) Restricted Payments pursuant to the terms of clause (c) of the preceding paragraph or (y) the aggregate price for all repurchased, redeemed, acquired or retired Equity Interests pursuant to the terms of this clause (v) exceeding $750,000 in any twelve month period) and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vi) the purchase of Equity Interests in the Company pursuant to the Merger Agreement.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business operated on the date of the Indenture by any Guarantor existing on the date of the Indenture be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $3.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitations on Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement or employee benefit plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company, (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption
"-- Limitation on Restricted Payments," (v) the payment of all fees and expenses related to the Merger, (vi) Specified Affiliate Payments in an aggregate amount not to exceed $200,000 in any 12 month period; and (vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture, any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any such future amendment to any such existing agreement or under any such similar agreement entered into after the date of the Indenture shall be no more disadvantageous to the holders in any material respect than those in effect on the date of the Indenture.

     Limitation on Certain Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers'

Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to invest in properties and assets that will be used or useful in a Permitted Business, (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other assets, in each case, in a Permitted Business or (c) to repay Indebtedness under a Credit Facility. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Asset Sale Proceeds." When the aggregate amount of Available Asset Sale Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Exchange Notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Available Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Available Asset Sale Proceeds remain after consummation of an Excess Proceeds Offer, the Company may use such Available Asset Sale Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes tendered into such Excess Proceeds Offer surrendered by holders thereof exceeds the amount of Available Asset Sale Proceeds, the Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Available Asset Sale Proceeds shall be reset at zero.

     Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries. The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of (other than by way of a Lien described under clause (i) of the definition "Permitted Liens") any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Limitation on Certain Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

     Limitation on Sale and Leaseback Transactions. The Indentures provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Limitation on Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Limitation on Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Limitation on Certain Asset Sales."

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the provisions or pledge agreements (or similar agreements) restricting transfers of the assets secured thereby, (c) the Revolving Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refunds, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refunds, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of the Indenture, (d) the Indenture, the Subsidiary Guarantees and the Exchange Notes,
(e) applicable law, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (i) any agreement for the sale of a Subsidiary that restricts distributions by that Subsidiary pending its sale, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (k) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption
"-- Limitation on Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and
(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Payments for Consent. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Limitation on Business Activities. The Company is not permitted, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

     Additional Subsidiary Guarantees. The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

CHANGE OF CONTROL OFFER

     Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 15 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of any applicable securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

     The Company's other senior indebtedness contains prohibitions of certain events that would constitute a Change of Control. See "Description of the Revolving Credit Facility." In addition, the exercise by the holders of Exchange Notes of their right to require the Company to repurchase the Exchange Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Change of Control."

     The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Exchange Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of the Merger or a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Limitation on Additional Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Exchange Notes is jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyance Considerations."

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes, the Indenture and the Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Certain Covenant -- Limitation on Additional Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Certain Covenants -- Limitation on Certain Asset Sales."

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, with respect to, the Exchange Notes; (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described above under the captions "-- Change of Control Offer," "-- Certain Covenants -- Limitation on Certain Asset Sales," "-- Certain
Covenants -- Limitation on Restricted Payments" or "-- Certain
Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its and any Guarantor's obligations discharged with respect to the outstanding Exchange Notes and any Subsidiary Guarantees ("Legal Defeasance") and cure all the then existing Events of Default except for (i) the rights of holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture and the Subsidiary Guarantees ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes and the Subsidiary Guarantees.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that subject to customary assumptions and exclusions (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that subject to customary assumptions and exclusions, the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that subject to customary assumptions and exclusions the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel subject to customary assumptions and exclusions to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting holder): (i) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the captions "-- Certain Covenants -- Limitation on Certain Asset Sales" and "Change of Control Offer"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the captions
"-- Certain Covenants -- Limitation on Certain Asset Sales" and "Change of Control Offer") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's or any Guarantor's obligations to holders of Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to release any Subsidiary Guarantee in accordance with the provisions of the Indenture, to provide for additional Guarantors, to make any change that would provide any additional rights or benefits to the holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

REPORTS TO HOLDERS

     The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Notes are outstanding, the Company will furnish to the holders of Exchange Notes and to securities analysts and prospective investors
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company
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

were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Exchange Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Subsidiary Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes and Subsidiary Guarantees by accepting a Note and a Subsidiary Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Exchange Notes and any Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Exchange Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

AVAILABLE INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to The GNI Group, Inc., P.O. Box 220, 2525 Battleground Road, Deer Park, Texas 77536, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control Offer" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Indenture described above under the caption "-- Certain Covenants -- Limitation on Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than director's qualifying shares), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $300 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P") and in each case maturing within one year after the date of acquisition, (vi) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition and (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Permitted Transferee of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Permitted Transferees, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of at least 40% of, as well as more, of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Permitted Transferees in the aggregate or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Citicorp" means Citicorp, a Delaware corporation.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors immediately following the Merger on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Revolving Credit Facility and the WMX Letter of Credit) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under the Revolving Credit Facility and the WMX Letter of Credit outstanding on the date on which Exchange Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exceptions provided by clauses (i) and (ii), respectively, of the definition of Permitted Debt.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $1.5 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, represented by unmatured reimbursement obligations in respect of the WMX Letter of Credit.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, prepays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, prepayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each of (i) Gulf Nuclear of Louisiana, Inc., a Delaware corporation, GNI Chemicals Corporation, a Delaware corporation, Disposal Systems, Inc., a Delaware corporation, Resource Transportation Services, Inc., a Delaware corporation, and Disposal Systems of Corpus Christi, Inc., a Delaware corporation, and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person (without duplication), (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than three months after the date of placing such property in service or taking delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, Indebtedness under clause (i) of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, (iii) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness under clause (i) of any other Person; provided, however, that Indebtedness shall not include (a) obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (x) such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or (b) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business. The amount of any Indebtedness outstanding as of any date shall be (i) the accredited value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof in the case of any other Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement); provided that in no event shall an operating lease entered into by the Company in the ordinary course of business constitute a Lien.

     "Management Investors" means the officers and employees of the Company or a Subsidiary of the Company who acquire Equity Interests of the Company on or after the date of the Indenture and any of their Permitted Transferees.

     "Merger" means the merger and the transactions ancillary thereto on the date of the Indenture pursuant to the Merger Agreement as described in the Prospectus, dated July 23, 1998 pertaining to the Exchange Notes.

     "Merger Agreement" means that certain agreement and plan of merger, dated as of February 12, 1998 between the Company and Green I Acquisition Corp. as amended by the First Amendment to Agreement and Plan of Merger Between Green I Acquisition Corp. and the Company, dated as of June 17, 1998.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that ranks pari passu in right of payment (whether secured or unsecured) with the Exchange Notes.

     "Permitted Business" means any business of the Company and its Restricted Subsidiaries as of the date of the Indenture, and any other business reasonably related thereto.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary that is a Guarantor; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary and a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Certain Covenants -- Limitation on Certain Asset Sales;" or in connection with any other disposition of assets not constituting an Asset Sale; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests of the Company; and (f) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business; (g) stock obligations or securities received in satisfaction of judgments or settlement of debts in the ordinary course of business; (h) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted Subsidiary deems reasonable); (i) an Investment existing on the date of the Indenture; (j) Hedging Obligations otherwise permitted under the Indenture; (k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of clause (vi) of the covenant described under the caption "-- Limitation on Transactions with Affiliates;" and (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Liens" means (i) Liens on assets (including Subsidiary Capital Stock and inventory) securing Indebtedness permitted by clause (i) of the second paragraph of the covenant entitled "-- Certain Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock;" (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens to secure the performance of bids, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary, as the case may be; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "-- Certain Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens on Assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP; (xi) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;
(xii) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, that do not in the aggregate materially detract from the aggregate value of the properties of the Company and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries on the properties subject thereto, taken as a whole; (xiii) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit; (xiv) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company on the date of the Indenture and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property; (xvi) leases or subleases to third parties; (xv) Liens in connection with workmen's compensation obligations and general liability exposure of the Company and its Restricted Subsidiaries; (xvi) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting an Event of Default; (xvii) Liens securing Hedging Obligations entered into in the ordinary course of business; (xviii) without limitation of clause (i), Liens securing Refinancing Indebtedness permitted to be incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred, provided, in each case, that such Liens do not extend to an additional property or asset; and (xix) Liens that secure Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens do not extend to any property or asset of any other Restricted Subsidiary or the Company.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accredited value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredited value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Transferee" means (a) with respect to 399 Venture Partners, Inc.
(i) Citicorp, any direct or indirect wholly owned subsidiary of Citicorp, and any officer, director or employee of 399 Venture Partners, Inc., Citicorp or any wholly owned subsidiary of Citicorp, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above, (iii) any trust, corporation or partnership 100% in interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a)(i) or (ii) above; (b) with respect to any Management Investor, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer or employee and (ii) any trust, corporation or partnership 100% in interest of the beneficiaries, stockholders or partners of which consists of such officer or employee, any of the persons described in clause (b)(i) above or any combination thereof; or (c) with respect to the Company, any Wholly Owned Restricted Subsidiary.

     "Principals" means 399 Venture Partners, Inc., Mr. Carl V Rush, Jr., Mr. Titus H. Harris, III, Ms. Donna L. Ratliff and any other officer of the Company or a Subsidiary of the Company that acquires Equity Interests of the Company on or after the date of the Indenture.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of the Company.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means that certain Credit Facility, dated as of July 28, 1998, by and among the Company, the Guarantors and NationsBank N.A., providing for up to $12.0 million of revolving credit borrowings and letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

     "Specified Affiliate Payments" means the payment to 399 Venture Partners, Inc. of fees payable for any financial advisory, financing or similar services in connection with acquisitions or divestitures, which payments have been approved by the Board of Directors of the Company.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Total Assets" means, at any time, the total consolidated tangible assets of the Company and its Restricted Subsidiaries that are Guarantors at such time. For the purposes of paragraph (iv) of the covenant described under the caption "-- Certain Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock," Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of such Indebtedness.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than the Guarantors in existence on the date of the Indenture or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Limitation on Additional Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person then outstanding that is normally entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "WMX Letter of Credit" means the $1.5 million stand-by letter of credit issued by NationsBank, N.A. on behalf of the Company and guaranteed by WMX Technologies, Inc.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

     In connection with the issuance of the Restricted Notes pursuant to a Purchase Agreement dated as of July 28, 1998, by and among the Company, the Guarantors and the Initial Purchaser, the Initial Purchaser and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company and the Guarantors are required to file within 60 days after July 28, 1998 (the date the Registration Rights Agreement was entered into (the "Closing Date")) a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of Exchange Notes identical in all material respects to the Restricted Notes except that the Exchange Notes shall contain no restrictive legend thereon and except for certain provisions with regard to liquidated damages associated with such registration rights. Under the Registration Rights Agreement, the Company and the Guarantors are required to (i) use their respective best efforts to cause such Exchange Offer Registration Statement to become effective at the earliest possible time, but in no event later than 150 days after the Closing Date, (ii) use their respective best efforts to keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law), (iii) use their respective best efforts to consummate the Exchange Offer on or prior to the 30th business day following the date on which the Exchange Offer Registration Statement is declared effective by the Commission (the "Consummation Deadline"), and (iv) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement and the liquidated damages provisions will cease to be operative.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. Exchange Notes of the same class will be issued in exchange for an equal principal amount of outstanding Restricted Notes accepted in the Exchange Offer. Restricted Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal,
is being sent to all registered holders as of             , 1998. The Exchange
Offer is not conditioned upon any minimum principal amount of Restricted Notes being tendered in exchange. However, the obligation to accept Restricted Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     Restricted Notes shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Restricted Notes for the purposes of receiving the Exchange Notes and delivering Exchange Notes to such holders.

     Based on interpretations by the Staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold or otherwise transferred by each holder thereof (other than any holder who is (i) a broker-dealer who acquires such Exchange Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) any holder who is an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in a distribution of such Exchange Notes. By tendering the Restricted Notes in exchange for Exchange Notes, each holder, including, without limitation, any holder who is a broker-dealer, will represent to the Company and the Guarantors that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is acquiring the Exchange Notes (including the Subsidiary Guarantors) in the ordinary course of its business; and (iii) it is not engaged in, and does not intend to engage in and has no arrangement or understanding to participate in, a distribution of the Exchange Notes. If a holder of Restricted Notes is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

     In the event that (i) any changes in law or the applicable interpretations of the Staff of the Commission do not permit the Company to effect the Exchange Offer, or (ii) if any holder of Restricted Notes shall notify the Company within 20 business days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Restricted Notes acquired directly from the Company or the Guarantors or one of their affiliates, then the Company and the Guarantors shall (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") on or prior to 60 days after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 60 days after the date on which the Company receives the notice specified in clause (ii) above and shall (y) use their respective best efforts to cause such Shelf Registration Statement to become effective within 150 days after the date on which the Company becomes obligated to file such Shelf Registration Statement. If, after the Company has filed an Exchange Offer Registration Statement, the Company is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer shall not be permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement shall be deemed to satisfy the requirements of clause (x) above; provided, that in such event, the Company shall remain obligated to meet the effectiveness deadline set forth in clause (y) above. The Company and the Guarantors shall use their respective best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities (as defined below) by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Restricted Note, until the earliest to occur of (a) the date on which such Restricted Note is exchanged for an Exchange Note in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Restricted Note has been disposed of in accordance with a Shelf Registration Statement, (c) and Exchange Notes are issued to such holders and such Exchange Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Restricted Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated on or prior to the Consummation Deadline or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company and the Guarantors hereby jointly and severally agree to pay liquidated damages to each holder of Transfer Restricted Securities in an amount equal to the rate of 50 basis points per year times the principal amount of Transfer Restricted Securities held by such holder for the first 90-day period immediately following the occurrence of a Registration Default. The amount of liquidated damages shall increase by an additional 25 basis points per year times the principal amount of the Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of 200 basis points per year times the principal amount of Transfer Restricted Securities; provided, however that the Company and the Guarantors shall in no event be required to pay liquidated damages for more than one Registration Default at any given time. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above, (3) upon consummation of the Exchange Offer, in the case of (iii) above, or (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the liquidated damages payable with respect to the Transfer Restricted Securities a result of such clause (i), (ii), (iii) or (iv), as applicable, shall cease.

     All accrued liquidated damages shall be paid to the holders entitled thereto, as specified in the Indenture on each January 15 and July 15. All obligations of the Company and the Guarantors set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Restricted Notes, unless such Restricted Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to
do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk
Factors -- Risk Factors Relating to the Notes -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean           , 1998 unless the Exchange
Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Restricted Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company and the Guarantors reserve the right (i) to delay acceptance of any Restricted Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Restricted Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company and the Guarantors, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or
(ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Restricted Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Restricted Notes of such amendment.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will accrue interest at the applicable per annum rate set forth on the cover page of this Prospectus, from (i) the later of (A) the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or (B) if the Restricted Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (ii) if no interest has been paid on the Restricted Notes, from the date the Restricted Notes were issued (the "Issue Date"). Interest on the Exchange Notes is payable on January 15 and July 15 of each year commencing January 15, 1999.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Restricted Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Restricted Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF RESTRICTED NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF THE NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR RESTRICTED NOTES SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Restricted Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Restricted Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Restricted Notes may tender such Restricted Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Restricted Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Restricted Notes, either make appropriate arrangements to register ownership of the

Restricted Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Restricted Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Restricted Notes listed therein, such Restricted Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Restricted Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Restricted Notes.

     If the Letter of Transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Restricted Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Restricted Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within such time as the Company shall determine. Neither the Company, the Guarantors, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Restricted Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Restricted Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Restricted Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions", (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF RESTRICTED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Restricted Notes properly tendered will be accepted, promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Restricted Notes. See "-- Conditions" below. For purposes of the Exchange Offer, Restricted Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such

Restricted Notes or a timely Book-Entry Confirmation of such Restricted Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Restricted Notes will be returned without expense to the tendering holder thereof (or, in the case of Restricted Notes tendered by book-entry transfer procedures described below, such nonexchanged Restricted Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Restricted Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Restricted Notes by causing the Book-Entry Transfer Facility to transfer such Restricted Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Restricted Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Restricted Notes desires to tender such Restricted Notes, and the Restricted Notes are not immediately available, or time will not permit such holder's Restricted Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail or hand delivery), setting forth the name and address of the holder of Restricted Notes and the amount of Restricted Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Restricted Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Restricted Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes) and (where certificates for Restricted Notes have been transmitted) specify the name in which such Restricted Notes are registered, if different from that of the withdrawing holder. If certificates for Restricted Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Restricted Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Restricted Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Restricted Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Restricted Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Restricted Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Restricted Notes, and the Company and the Guarantors may terminate or amend the Exchange Offer as provided herein before the acceptance of such Restricted Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Company and the Guarantors determine that they are not permitted to effect the Exchange Offer. The Company and the Guarantors have no obligation to, and will not knowingly, permit acceptance of tenders of Restricted Notes from affiliates of the Company or the Guarantors (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the Exchange Notes to be received by such holder or holders of Restricted Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

          By Registered or Certified Mail:              By Overnight Mail or Courier and By Hand after 4:30
                                                                   p.m. on the Expiration Date:
       United States Trust Company of New York                United States Trust Company of New York
                    P.O. Box 844                                     770 Broadway, 13th Floor
                   Cooper Station                                    New York, New York 10003
            New York, New York 10276-0844                       Attention: Corporate Trust Services
           Attn: Corporate Trust Services

                           By Hand before 4:30 p.m.:

                    United States Trust Company of New York
                                  111 Broadway
                                  Lower Level
                            New York, New York 10006
                      Attention: Corporate Trust Services

                                 By Facsimile:

                    United States Trust Company of New York
                                 (212) 780-0592

                         Attn: Corporate Trust Services
                        Confirm by phone (800) 548-6565

     Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Restricted Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Restricted Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Restricted Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Restricted Notes tendered, or if tendered Restricted Notes are registered in the name of any person other than the person signing the Letter of

Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Restricted Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                    BOOK-ENTRY; DELIVERY, FORM AND TRANSFER

     The Restricted Notes were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Restricted Notes were also offered and sold by the Initial Purchaser in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the Restricted Notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Restricted Notes were issued at the closing of the Offering (the "Closing") only against payment in immediately available funds.

     Rule 144A Notes are represented by one or more Restricted Notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes are represented by one or more Restricted Notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the Offering and the Closing (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes were held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person who took delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See
"-- Exchanges between Regulation S Notes and Rule 144A Notes."

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend as described under "Notice to Investors." Regulation S Notes also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Rule 144A Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment."

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Exchange Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the Rule 144A Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for Exchange Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Exchange Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

     Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if such exchange occurs in connection with a transfer of the Exchange Notes pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Exchange Notes are being transferred to a person who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

     Beneficial interest in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

     Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in a Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to Exchange Notes in certificated form, the Company will make all payments of principal, premium, if any, interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Exchange Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated Exchange Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective purchaser and no representation with respect to the tax consequences to any particular investor is made. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to the income tax consequences to them having regard to their own particular circumstances, including any consequences of an investment in the Restricted Notes or the Exchange Notes arising under state, provincial or local tax laws or tax laws of jurisdictions outside the United States. The summary does not address any Notes that may be issued under the Indenture other than the Exchange Notes pursuant to the Exchange Offer.

EXCHANGE OF RESTRICTED NOTES FOR EXCHANGE NOTES

     The following summary describes the principal U.S. federal income tax consequences of the exchange of the Restricted Notes for Exchange Notes (the "Exchange") that may be relevant to a beneficial owner of Restricted Notes that will hold the Exchange Notes as capital assets and that is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

     The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer should not be a taxable event for U.S. federal income tax purposes. As a result, a holder of a Restricted Note whose Restricted Note is accepted in an Exchange Offer should not recognize gain on the Exchange. A tendering holder's tax basis in the Exchange Notes will be the same as such holder's tax basis in its Restricted Notes. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer will include its holding period for the Restricted Notes surrendered therefor. ALL HOLDERS OF RESTRICTED NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF RESTRICTED NOTES FOR EXCHANGE NOTES AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of Exchange Notes by an initial beneficial owner of Exchange Notes that, for U.S. federal income tax purposes, is not a "U.S. person" (a "Non-U.S. Holder"). This discussion is based upon the U.S. federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "U.S. person" means a citizen or resident of the U.S., a corporation created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof, an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. For purposes of the withholding tax on interest, a non resident alien or other non resident fiduciary of an estate or trust will be considered to be a Non-U.S. Holder. The tax treatment of the holders of the Exchange Notes may vary depending upon their particular situations. U.S. persons acquiring the Exchange Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker dealers) may be subject to special rules not discussed below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

     For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of Exchange Notes will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the U.S.

INTEREST

     Interest paid by the Company (including any Liquidated Damages or other amounts that are treated as additional interest) to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Interest will be portfolio interest if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and (iii) certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder's name and address.

     The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax. To claim exemption from withholding or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor form as the Internal Revenue Service (the "IRS") designates), as applicable prior to the payment of interest. These forms must be periodically updated. Under new final regulations effective, subject to certain transition rules, for payments after December 31, 1999, the Forms 1001 and 4224 will be replaced by a Form W 8. Also under these regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

GAIN ON DISPOSITION

     A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of an Exchange Note unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the U.S. for 183 or more days in the taxable year and certain other requirements are met; or (iii) the Non-U.S. Holder is subject to the special rules applicable to certain former citizens and residents of the U.S.

FEDERAL ESTATE TAXES

     If interest on the Exchange Notes is exempt from withholding of U.S. federal income tax as portfolio interest described above, the Exchange Notes will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     In the case of payments of interest to Non-U.S. Holders, Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of the proceeds from the disposition of Exchange Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Exchange Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S.

     In the case of the payment of proceeds from the disposition of Exchange Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     The Treasury Department recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding, and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW FINAL REGULATIONS.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that holds Restricted Notes that were acquired for the account of such broker-dealer as a result of market-making activities or other trading activities (other than Restricted Notes acquired directly from the Company, any of the Guarantors or their affiliates) may exchange such Restricted Notes pursuant to this Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Company and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     Neither the Company nor the Guarantors will receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, the Company and the Guarantors will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Restricted Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Restricted Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                    EXPERTS

     The audited consolidated balance sheets of the Company as of June 30, 1997 and 1998, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended June 30, 1998, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Pursuant to the terms of the Indenture, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available upon request to any prospective purchaser of, or beneficial owner of Notes in connection with any offer or sale thereof, the information required by Rule 144A(d)(4) under the Securities Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material can also be obtained from the Company upon request. Any such request should be directed to the Secretary of the Company at 2525 Battleground Road, P.O. Box 220, Deer Park, Texas 77536 (281) 930-0350.
                             ---------------------

     The Guarantors are the subsidiaries guaranteeing the Company's obligations under the Notes and are each wholly owned subsidiaries of the Company. The guarantee of each Guarantor is full and unconditional. Separate financial statements of the Guarantors are not set forth in this Prospectus as the Company has determined that they would not be material to investors.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements contained in this Prospectus including any forecasts, projections and descriptions of revenues and cash flows expected to be generated pursuant to long-term outsourcing to manufacture specialty chemicals for major chemical customers, anticipated cost savings and synergies referred to herein including any statements contained herein regarding the development or possible assumed future results of operations, markets for the Company's services, regulatory developments, any statements preceded by, followed by or that include the words "believes," "expects," "may," "estimates," "will," "should," "intends," "regarded to be," "plans" or "anticipates," or similar expressions, or the negative thereof, and other statements regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that may cause actual results to differ include, among others, effectiveness of management's strategies and decisions, general economic conditions, risks associated with acquisitions, fluctuations in operating results, changes in applicable federal, state and local laws and regulations, especially environmental regulations, alternate and emerging technologies, competition and pricing pressures, overcapacity in the waste management industry, and uncertainties of litigation. As a result of these factors, among others, the Company's revenues and cash flow could vary significantly from quarter to quarter, and past financial performance should not be considered a reliable indicator of future performance. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by federal securities laws.

                         INDEX TO FINANCIAL STATEMENTS

                              THE GNI GROUP, INC.

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- June 30, 1997 and 1998.......   F-3
Consolidated Statements of Operations for Each of the Three
  Years in the Period Ended June 30, 1998...................   F-4
Consolidated Statements of Stockholders' Equity for Each of
  the Three Years in the Period Ended June 30, 1998.........   F-5
Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended June 30, 1998...................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The GNI Group, Inc.

     We have audited the accompanying consolidated balance sheets of The GNI Group, Inc. and subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The GNI Group, Inc. and subsidiaries as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Houston, Texas
July 10, 1998, except for
Note 14 which is as of
September 25, 1998

                              THE GNI GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1997           1998
                                                              ------------   ------------
Current assets:
  Cash and time deposits....................................  $    807,387   $    208,257
  Accounts receivable, less allowance of approximately
     $46,000 in 1997 and $229,000 in 1998...................     6,449,885      7,022,323
  Inventory.................................................       524,436        478,886
  Federal tax receivable....................................       930,470             --
  Prepaid expenses and other current assets.................     2,676,172      1,232,555
                                                              ------------   ------------
          Total current assets..............................    11,388,350      8,942,021
Property, plant and equipment...............................    48,768,095     55,541,764
  Less accumulated depreciation.............................   (15,473,844)   (19,628,867)
                                                              ------------   ------------
Net property, plant and equipment...........................    33,294,251     35,912,897
Restricted time deposits....................................     1,386,699      1,451,253
Deferred tax asset, net.....................................            --        360,165
Intangible assets, net......................................    19,788,457     18,193,364
Other assets, net...........................................     2,730,447      4,016,866
                                                              ------------   ------------
          Total assets......................................  $ 68,588,204   $ 68,876,566
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................  $  2,495,652   $  2,147,826
  Accounts payable..........................................     2,253,663      3,299,930
  Accrued liabilities.......................................     2,981,203      2,987,625
  Federal income taxes payable..............................            --        190,005
                                                              ------------   ------------
          Total current liabilities.........................     7,730,518      8,625,386
Accrued liabilities.........................................     3,724,674      2,700,484
Long-term debt, less current portion........................    31,444,724     32,016,606
Deferred income taxes, net..................................       800,000             --
Stockholders' equity:
  Non-redeemable convertible, Series A preferred stock, $.01 par value. Authorized 1,000,000 shares; issued 0 shares
     in 1997 and 1998.......................................            --             --
  Common stock, $.01 par value. Authorized 20,000,000
     shares; issued 6,654,709 shares in 1997 and 6,674,709
     shares in 1998.........................................        66,547         66,747
  Additional paid-in capital................................    21,052,098     21,156,898
  Retained earnings.........................................     3,816,649      4,357,451
  Less cost of treasury stock (40,184 shares)...............       (47,006)       (47,006)
                                                              ------------   ------------
          Total stockholders' equity........................    24,888,288     25,534,090
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $ 68,588,204   $ 68,876,566
                                                              ============   ============

                See notes to consolidated financial statements.

                              THE GNI GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
Revenues..............................................  $39,338,642   $40,726,878   $42,716,800
Cost of services......................................   24,661,876    25,109,651    24,539,508
Selling, general and administrative...................    5,057,467     5,559,137     6,387,746
Depreciation and amortization.........................    4,820,189     5,989,575     7,247,027
Asset impairment......................................    6,708,791            --            --
                                                        -----------   -----------   -----------
          Total costs and expenses....................   41,248,323    36,658,363    38,174,281
Operating income (loss)...............................   (1,909,681)    4,068,515     4,542,519
Interest income.......................................       81,058       116,663       100,555
Interest expense......................................   (1,586,641)   (2,970,183)   (3,887,531)
Other income..........................................       18,317        77,625        18,906
                                                        -----------   -----------   -----------
          Income (loss) before tax....................   (3,396,947)    1,292,620       774,449
Income taxes (benefit)................................   (1,285,429)      540,000       233,647
                                                        -----------   -----------   -----------
          Net income (loss)...........................  $(2,111,518)  $   752,620   $   540,802
                                                        ===========   ===========   ===========
Basic earnings (loss) per share.......................  $      (.33)  $       .11   $       .08
Diluted earnings (loss) per share.....................  $      (.33)  $       .11   $       .08
Average shares outstanding -- basic...................    6,475,651     6,571,854     6,633,404
Average and potential shares outstanding -- diluted...    6,475,651     6,912,799     7,175,405

                See notes to consolidated financial statements.

                              THE GNI GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 YEARS ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
Preferred stock:
  Balance at beginning of year........................  $     2,344   $        --   $        --
  Conversion to common stock (234,375 shares in
     1996)............................................       (2,344)           --            --
                                                        -----------   -----------   -----------
          Balance at end of year......................           --            --            --
Common stock:
  Balance at beginning of year........................       61,300        66,059        66,547
  Conversion of preferred stock (468,750 shares in
     1996)............................................        4,688            --            --
  Exercise of stock options (7,000 shares in 1996,
     48,833 shares in 1997 and 20,000 shares in
     1998)............................................           71           488           200
                                                        -----------   -----------   -----------
          Balance at end of year......................       66,059        66,547        66,747
Additional paid-in capital:
  Balance at beginning of year........................   19,225,461    19,251,048    21,052,098
  Preferred stock conversion..........................       (2,344)           --            --
  Exercise of stock options...........................       27,931       263,094       104,800
  Subordinated debt warrants..........................           --     1,537,956            --
                                                        -----------   -----------   -----------
          Balance at end of year......................   19,251,048    21,052,098    21,156,898
Retained earnings:
  Balance at beginning of year........................    5,175,547     3,064,029     3,816,649
  Net income (loss)...................................   (2,111,518)      752,620       540,802
                                                        -----------   -----------   -----------
          Balance at end of year......................    3,064,029     3,816,649     4,357,451
Treasury stock, at cost:
  Balance at beginning of year........................      (47,006)      (47,006)      (47,006)
  Balance at end of year..............................      (47,006)      (47,006)      (47,006)
                                                        -----------   -----------   -----------
          Total stockholders' equity..................  $22,334,130   $24,888,288   $25,534,090
                                                        ===========   ===========   ===========

                See notes to consolidated financial statements.

                              THE GNI GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED JUNE 30,
                                                       ----------------------------------------
                                                          1996           1997          1998
                                                       -----------   ------------   -----------
Operating activities:
  Net income (loss).................................   $(2,111,518)  $    752,620   $   540,802
  Adjustments to reconcile income to net cash
     provided by operating activities:..............
     Depreciation and amortization..................     4,820,189      5,989,575     7,247,027
     Impairment of assets...........................     6,708,791             --            --
     Deferred taxes.................................    (1,901,649)     1,423,010    (1,160,165)
     Accretion of discount on Senior Subordinated
       Notes........................................            --        109,854       219,708
     Gain on sale of assets.........................       (16,143)        (9,183)       (1,705)
Change in assets and liabilities, net of acquisition
  consolidation:
  Decrease (increase) in accounts receivable........      (907,490)        58,795      (572,438)
  Decrease (increase) in inventory..................      (274,411)       136,797        45,550
  Decrease (increase) in federal income tax
     receivable.....................................            --       (930,470)      930,470
  Decrease (increase) in prepaid expenses and
     other..........................................      (373,616)    (1,706,410)      816,062
  Increase (decrease) in accounts payable...........     2,022,186     (1,633,732)    1,046,267
  Increase (decrease) in accrued liabilities........       644,028     (1,112,430)   (1,017,768)
  Increase (decrease) in income taxes payable.......       (24,064)      (549,256)      190,005
                                                       -----------   ------------   -----------
          Net cash provided by operating
            activities..............................     8,586,303      2,529,170     8,283,815
                                                       -----------   ------------   -----------
Investing activities:
  Decrease (increase) in restricted time deposits...      (145,610)       108,982       (64,554)
  Payment of cash in connection with business
     acquisition, net of cash acquired..............    (4,043,132)            --            --
  Payment of cash in connection with EMPAK Inc.
     transaction....................................            --    (12,000,000)           --
  Increase in other assets, net.....................      (408,936)      (326,478)     (624,947)
  Proceeds from sale of assets......................        20,000         17,200        11,700
  Purchases of fixed assets.........................    (6,454,513)    (5,570,053)   (7,717,716)
                                                       -----------   ------------   -----------
          Net cash used in investing activities.....   (11,032,191)   (17,770,349)   (8,395,517)
                                                       -----------   ------------   -----------
Financing activities:
  Cash proceeds from notes payable..................       933,095        852,144       920,782
  Net cash from exercise of stock options...........        28,000        263,582       105,000
  Proceeds from issuance of Senior Subordinated
     Notes and warrants.............................            --     20,000,000            --
  Net proceeds from revolving line..................     1,350,000             --     2,500,000
  Payments of deferred costs........................       (15,889)    (1,407,451)     (596,776)
  Proceeds from issuance of long-term debt..........     3,850,000     15,000,000            --
  Principal payments of long-term debt and notes
     payable........................................    (3,428,747)   (19,782,650)   (3,416,434)
                                                       -----------   ------------   -----------
          Net cash provided by (used in) financing
            activities..............................     2,716,459     14,925,625      (487,428)
                                                       -----------   ------------   -----------
          Net increase (decrease) in cash and cash
            equivalents.............................       270,571       (315,554)     (599,130)
  Cash and cash equivalents at beginning of year....       852,370      1,122,941       807,387
                                                       -----------   ------------   -----------
  Cash and cash equivalents at end of year..........   $ 1,122,941   $    807,387   $   208,257
                                                       ===========   ============   ===========

                See notes to consolidated financial statements.

                              THE GNI GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of The GNI Group, Inc. and its subsidiaries ("GNI" or the "Company"), all of which are wholly-owned. Certain amounts presented in prior years have been reclassified to conform to current year presentation. All significant intercompany transactions are eliminated.

  Industry

     The GNI Group, Inc. is headquartered in Deer Park, Texas with operations in Deer Park and Corpus Christi, Texas. The Company provides comprehensive waste management services through the treatment, storage, transportation and disposal of hazardous and non-hazardous liquid and solid industrial waste and by-product streams, together with specialized chemical manufacturing, recovery and processing services.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost and depreciation is provided on a straight line method over the estimated useful lives of the assets. The estimated useful lives for financial statement purposes are as follows:

Well and surface facility..............................  5 to 15 years
Processing facility....................................  5 to 15 years
Buildings and improvements.............................  5 to 30 years
Machinery and equipment................................   3 to 5 years
Furniture and fixtures.................................   3 to 5 years

     Maintenance and repairs are charged to expense while improvements and betterments are depreciated over the life of the asset.

     The Company capitalizes interest costs as part of the cost of constructing facilities and equipment. Interest costs of $0, $135,908, and $340,754 were capitalized in 1996, 1997, and 1998, respectively.

  Concentration of Credit Risk

     The Company performs periodic credit evaluations of its customers' financial condition. Receivables generally are due within 30 days.

  Inventories

     Inventories are stated at the lower of cost or market using the average cost method.

  Restricted Time Deposits

     Restricted time deposits represent funds pledged in connection with financial assurance requirements for the Company's various operating permits.

                              THE GNI GROUP, INC.

  Intangible Assets

     Intangible assets consist of amounts relating to contract rights, acquisition costs, and covenants not to compete arising from acquisitions and the EMPAK Inc. ("EMPAK") consolidation transaction. The Company amortizes intangible assets over the lesser of 15 years or the life of the related agreement. Accumulated amortization was $1,535,410 and $3,130,502 at June 30, 1997 and 1998, respectively. Amortization expense for each of the years ended June 30, 1996, 1997 and 1998 was $304,492, $1,215,367 and $1,595,092,
respectively.

  Revenue Recognition

     Revenue from contracts on custom chemical manufacturing are recognized using the percentage-of-completion method. Other revenues are recognized when products are shipped or services are performed.

  Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare this balance sheet in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires all companies whose capital structures include convertible securities and options to make a dual presentation of basic and diluted earnings per share. The new standard became effective during Fiscal 1998. Prior period amounts have been retroactively restated to conform with the presentation requirements of SFAS No. 128.

  Income Taxes

     The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Fair Value of Financial Instruments

     The estimated fair value of long-term debt is not materially different from carrying value for financial statement purposes.

  Impairment of Long-Lived Assets

     Effective as of January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that an impairment loss be recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     The Company recognized a non-cash pre-tax charge against earnings of approximately $6.7 million for Fiscal 1996. The total impairment loss recognized by the Company primarily related to the following: (i) various parcels of real estate which exceeded their fair market value and (ii) the carrying value of the Company's wiped film evaporator and associated equipment exceeded the value of expected future cash flows. An impairment loss on various smaller assets was also recognized due to regulatory changes and changes in

                              THE GNI GROUP, INC.

the manner in which the assets are being used. Review of the Company's assets for Fiscal 1997 and Fiscal 1998 did not result in any asset impairment loss.

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of the following at June 30, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Land......................................................  $   714,357    $   714,357
Well, surface and processing facility.....................   37,431,306     40,989,866
Buildings and improvements................................    3,077,413      3,141,790
Machinery and equipment...................................    2,880,703      3,280,041
Furniture, fixtures and other.............................      988,154        924,295
Construction in progress..................................    3,676,162      6,491,415
                                                            -----------    -----------
          Total property, plant and equipment.............  $48,768,095    $55,541,764
                                                            ===========    ===========

3. CONSOLIDATIONS

     On September 30, 1996, the Company participated in a consolidation transaction with EMPAK, whereby EMPAK exited the third-party commercial waste management business and agreed to assist in the transfer of EMPAK's third-party commercial waste management customers to the Company. EMPAK will continue to use its facility in Deer Park, Texas for the disposal of its own waste and the waste of its affiliates and customers of its related businesses. The Company paid EMPAK the sum of $12,000,000 at closing. Additionally, the Company has agreed to pay EMPAK $1,200,000 per year for five years in exchange for the use of EMPAK's deepwell in case of a force majeure at the Company's facilities, thus allowing the Company to mitigate any business disruption that may occur should one of its deepwells have operational or mechanical difficulties.

4. ACQUISITIONS

     On November 14, 1995 the Company completed the purchase of certain assets of E. I. du Pont de Nemours and Company's ("DuPont") refined acetonitrile business for an undisclosed amount of cash. These assets included certain intangible personal property, inventory and contractual rights. As part of this transaction, DuPont entered into a long-term license agreement with respect to certain intellectual property, a long-term supply agreement pursuant to which DuPont will supply the Company with the raw material stream from which refined acetonitrile is produced and a long-term covenant not to compete. The Company funded the entire consideration with additional borrowings provided by a commercial bank.

                              THE GNI GROUP, INC.

5. LONG-TERM DEBT AND CREDIT FACILITIES

     As of June 30, 1997 and 1998, long-term debt consists of the following:

                                                                 1997          1998
                                                              -----------   -----------
Note payable to bank secured by certain land and equipment
  at a fixed annual rate of interest of 8.44% with quarterly principal installments of $173,913 plus interest through
  December 1998. The facility contains restrictive covenants including, among others, minimum tangible net worth
  requirements, and restrictions relating to investments,
  purchases and sales of assets, and payment of dividends...  $ 1,043,478   $   347,826
$15,000,000 secured revolving line of credit, at the lending bank's prime rate of interest (8.50% at June 30, 1998),
  due in full October 31, 1999..............................    7,000,000     9,500,000
Note payable to bank at the lending bank's prime rate of
  interest (8.50% at June 30, 1998) with a fixed rate option available. Quarterly payments of interest plus principal
  based on an 8-year amortization are required with a
  balloon at maturity on October 31, 1998. Line is secured
  by first lien deed of trust and direct assignment of all
  assets....................................................    5,250,000     4,250,000
Note payable totaling $2,000,000 relating to the acquisition of the Corpus Christi, Texas facility at the lending
  bank's prime rate of interest (8.50% at June 30, 1998).
  Quarterly payments of $200,000 plus interest are required
  for the first year, then quarterly principal payments of
  $75,000 plus interest are required thereafter.............      825,000       525,000
Note payable to Chemical Waste Management, Inc. bearing an
  interest rate of 10% relating to the acquisition of Corpus
  Christi, Texas facility. Quarterly interest payments only
  were required for the first year, then quarterly principal payments of $125,000 plus accrued interest until maturity
  in 2000...................................................    1,250,000       750,000
Senior Subordinated Notes at a fixed annual interest rate of
  12.00%, semi-annual interest payments only are required
  with a balloon principal payment due at maturity on
  December 31, 2003.........................................   18,571,898    18,791,606
                                                              -----------   -----------
Total long-term debt........................................   33,940,376    34,164,432
Less amounts classified as current..........................    2,495,652     2,147,826
                                                              -----------   -----------
Long-term portion...........................................  $31,444,724   $32,016,606
                                                              ===========   ===========

     The aggregate annual maturities of all long-term debt are as follows:

                  YEAR ENDING JUNE 30                       AMOUNT
                  -------------------                     -----------
1999...................................................   $ 2,147,826
2000...................................................    13,225,000
2001...................................................            --
2002...................................................            --
Thereafter.............................................    18,791,606
                                                          -----------
          Total........................................   $34,164,432
                                                          ===========

     On December 31, 1996, the Company entered into a Note and Warrant Purchase Agreement (the "Purchase Agreement") with two institutional investors (the "Purchasers") who purchased, in multiple

                              THE GNI GROUP, INC.

accounts, (i) $20 million aggregate principal amount of 12.00% senior subordinated notes due December 31, 2003 ("Senior Subordinated Notes") and (ii) warrants entitling the Purchasers to purchase, prior to December 31, 2006, 428,400 shares of the Company's common stock, par value $.01 per share, for an exercise price of $.01 per share. The notes and the warrants issued pursuant to the Purchase Agreement (respectively, the "Notes" and the "Warrants") were issued under Rule 506 of Regulation D of the Securities Act of 1933, as amended, on December 31, 1996. NationsBanc Capital Markets, Inc. acted as placement agent. The Company received consideration of $20,000,000 and allocated $18,462,044 for the purchase of the Notes and $1,537,956 for the issuance of the Warrants.

     Interest paid during the years ended June 30, 1996, 1997 and 1998 amounted to $1,448,214, $2,555,284 and $4,279,806, respectively.

6. RELATED PARTY TRANSACTIONS

     In February 1997 the Company granted unsecured loans totaling $650,000 to the CEO and CFO. Principal and interest at a rate of 7% per annum were due on February 7, 1998. The loans were used to repay loans to a commercial bank which were guaranteed by the Company. In April 1998, the Board of Directors agreed to forgive the notes, with all accrued interest thereon, and reimburse the CEO and the CFO for federal income taxes owing in respect to such notes.

7. EARNINGS PER SHARE

     In February 1997, FASB issued SFAS No. 128, Earnings per Share, which specified new measurement, presentation and disclosure requirements for earnings per share and is required to be applied retroactively upon initial adoption. The Company has adopted SFAS No. 128 in the third quarter of 1998 and accordingly, has restated all previously reported earnings per share data. Basic earnings per share is based on the weighted average shares outstanding without any dilutive effects considered. Dilutive earnings per share reflects dilution from all potential common shares, including options and warrants.

     A reconciliation of such earnings per share data is as follows:

                                                     1996          1997         1998
                                                  -----------   ----------   ----------
Net income (loss)...............................  $(2,111,518)  $  752,620   $  540,802
Basic weighted-average shares outstanding.......    6,475,651    6,571,854    6,633,404
Effect of dilutive securities:
  Stock Options.................................           --      128,506      113,601
  Warrants......................................           --      212,439      428,400
                                                  -----------   ----------   ----------
Diluted weighted-average shares outstanding.....    6,475,651    6,912,799    7,175,405
Basic earnings (loss) per share.................  $      (.33)  $      .11   $      .08
Diluted earnings (loss) per share...............  $      (.33)  $      .11   $      .08

     Options to purchase 25,000, 25,000, and 50,137 shares of common stock were outstanding during a portion of 1996, 1997 and 1998, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. Common stock equivalents with a weighted-average of 205,866 were not included in the 1996 calculation of diluted earnings per share due to the net loss recorded during the year.

                              THE GNI GROUP, INC.

8. INCOME TAXES

     The provision for income taxes in the consolidated statements of operations is summarized below.

                                                     1996          1997         1998
                                                  -----------   ----------   ----------
Provision:
  Federal -- Current............................  $   625,722   $ (893,730)  $1,304,185
  Federal -- Deferred...........................   (1,794,151)   1,343,730     (949,317)
  State.........................................     (117,000)      90,000     (121,221)
                                                  -----------   ----------   ----------
          Total.................................  $(1,285,429)  $  540,000   $  233,647
                                                  ===========   ==========   ==========

     The provision for income taxes varied from the amount computed by applying the U.S. federal statutory rate as a result of the following:

                                                     1996          1997        1998
                                                  -----------    --------    ---------
Tax at statutory rate...........................  $(1,154,962)   $439,491    $ 263,313
State income tax, net of federal income tax
  benefit.......................................      (77,000)     59,400     (142,057)
Nondeductible expenses..........................       29,984      44,383       46,805
Other...........................................      (83,451)     (3,274)      65,586
                                                  -----------    --------    ---------
          Income tax provision..................  $(1,285,429)   $540,000    $ 233,647
                                                  ===========    ========    =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities at June 30, 1997 and 1998 are presented below:

  Deferred Tax Assets:

                                                                 1997          1998
                                                              ----------    ----------
Amounts deductible when paid................................  $  162,687    $1,252,057
Accounts receivable, principally due to allowance for
  doubtful accounts.........................................      17,027        84,751
Compensated absences, principally due to accrual for
  financial reporting purposes..............................      91,849        95,055
Net state operating loss carryforward.......................          --       295,009
Net federal operating loss carryforward.....................          --       207,202
Contributions carryforward..................................          --        18,513
Alternative minimum tax credit carryforwards................   1,021,850     1,395,565
                                                              ----------    ----------
          Total gross deferred tax assets...................   1,293,413     3,348,152
Less valuation allowance....................................     (20,000)      (40,000)
                                                              ----------    ----------
          Total net deferred tax assets.....................   1,273,413     3,308,152
Deferred Tax Liabilities:
Facility and equipment, principally due to differences in
  depreciation and capitalized interest.....................   2,073,413     2,947,987
                                                              ----------    ----------
          Net deferred tax asset (liability)................  $ (800,000)   $  360,165
                                                              ==========    ==========

     Federal income taxes paid during the years ended June 30, 1996, 1997 and 1998 were $500,000, $675,996 and $60,315, respectively.

                              THE GNI GROUP, INC.

     The Company has a net operating loss for federal income tax purposes of $609,419 which will expire in 2012, and a net operating loss for state income tax purposes of $9,932,961 which will expire in years 1999 through 2003.

     Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance.

9. STOCK OPTION PLAN

     Under the Company's 1991 Stock Option Plan ("1991 Plan"), 400,000 shares were originally approved for issuance. An additional 200,000 shares were approved for issuance by the Compensation Committee of the Board of Directors and the stockholders of the Company, bringing the total number of shares available for grant to 600,000. The 1991 Plan provides for both qualified incentive stock options and non-qualified stock options. To date, all options that have been granted under the 1991 Plan are qualified incentive stock options. The 1991 Plan requires that qualified options may not be granted at prices less than fair market value on the dates of the grants and the options may not be outstanding for a period longer than ten years from the date the options are granted.

     Under the Company's 1995 Management Equity Incentive/Stock Option Plan ("1995 Plan"), 500,000 shares were approved for issuance by the Compensation Committee of the Board of Directors. The 1995 Plan provides for both qualified incentive stock options and non-qualified stock options. To date, all options that have been granted under the 1995 Plan are qualified incentive stock options. The 1995 Plan requires that qualified options may not be granted at prices less than fair market value on the dates of the grants and the options may not be outstanding for a period longer than ten years from the date the options are granted.

     Transactions for the three years ended June 30, 1998 related to all plans are as follows:

                                                   1996          1997          1998
                                                -----------   -----------   -----------
Options outstanding on July 1.................      711,300       803,600       880,150
Granted.......................................      100,500       134,000            --
Exercised (prices ranging from $4.00 to $6.00
  per share)..................................       (7,000)      (48,833)      (20,000)
Canceled......................................       (1,200)       (8,617)      (51,200)
                                                -----------   -----------   -----------
Options outstanding at June 30................      803,600       880,150       808,950
                                                ===========   ===========   ===========
Options price range at June 30................  $4.00-$6.69   $ 4.00-6.69   $4.00-$6.06
Options exercisable at June 30................      539,767       618,982       694,950
Options available for grant at June 30........      282,700       157,317       208,517

                              THE GNI GROUP, INC.

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. No compensation cost has been recognized for its stock option plans due to the options being issued at fair market value. Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the 1991 Plan and the 1995 Plan and recognized over the weighted average expected life of the options, the Company's net income and earnings per share would have been decreased to the pro forma amounts indicated below:

                                                             1996         1997       1998
                                                          -----------   --------   --------
Net income (loss)                  As reported.........   $(2,111,518)  $752,620   $540,802
                                   Pro forma...........    (2,164,598)   629,325    417,507
Basic earnings (loss) per share    As reported.........          (.33)       .11        .08
                                   Pro forma...........          (.33)       .10        .06
Diluted earnings (loss) per share  As reported.........          (.33)       .11        .08
                                   Pro forma...........          (.33)       .09        .06

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rates of 5.28% to 6.26%; implied volatilities from 34.6% to 38.6%; expected lives of 4 to 6 years; and no assumed dividend yield.

     Weighted average fair values of options granted during Fiscal 1996 and 1997 as determined by the Black-Scholes pricing model were $2.11 and $2.22, respectively. No options were granted during Fiscal 1998.

10. MAJOR CUSTOMERS

     The Company considers itself to be engaged in one business segment. The Company markets its services on an integrated basis with its services in one area often supporting or leading to projects in other areas. For Fiscal 1996, the Company had a single customer that accounted for 10% of total revenues. During Fiscal 1997 and Fiscal 1998, no major customer accounted for more than 10% of the Company's total revenues.

11. GOVERNMENTAL REGULATIONS

     The Company is required to obtain governmental permits and authorizations which are subject to suspension, revocation, modification, denial or non-renewal under certain circumstances for various aspects of its operations. Although management believes that such developments will not occur, the Company's failure to obtain or renew any such permit or authorization or to obtain acceptable permit conditions could have a material adverse effect on the Company.

12. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have cancelable and non-cancelable lease contracts covering certain equipment. Minimum rental commitments under these leases are $815,471, $367,150, $140,831, $124,596, and $120,456 for the years ending June 30, 1999 to 2003, respectively. Rental expense was $691,788, $623,676, and $873,375 for the years ended June 30, 1996, 1997 and 1998, respectively.

                              THE GNI GROUP, INC.

     On February 27, 1998, a complaint purporting to state a class action was filed in the Delaware Court of Chancery by William Chaffin and Marcia Chaffin, alleged to be stockholders of GNI, on behalf of themselves and all others similarly situated, against GNI and its directors. The plaintiffs allege that the merger (see Note 14) is wrongful, unfair and harmful to holders of GNI Common Stock, that the proposed consideration of $7.00 per share is not the result of arms-length negotiations or based upon any independent valuation of the current or projected value of GNI, and that the directors of the Company have conflicts of interest and have violated their fiduciary and other common law duties owed to the plaintiffs and other members of the class. The complaint seeks to enjoin the merger and an unspecified amount of damages, in addition to payment of attorneys' fees and reimbursement of expenses. On June 5, 1998, the plaintiffs filed an amended class action complaint (the "Amended Complaint"). The Amended Complaint adds allegations based on information set forth in the Company's original filing of preliminary proxy materials, filed with the Securities and Exchange Commission on April 16, 1998. In addition, the Amended Complaint (i) names Mr. Titus H. Harris, III as a defendant, (ii) does not name Mr. Lyons as a defendant; and (iii) eliminates the request to enjoin the merger which was set forth in the original complaint.

     In 1995, certain owners of property near Waste Management's Corpus Christi deepwell filed suit in district court in Corpus Christi against the Company and Chemical Waste Management, Inc., a prior owner of the Corpus Christi deepwell, seeking injunctive relief and alleging property damage with respect to material injected into the Corpus Christi deepwell. All proceedings have been stayed while the Texas Supreme Court considers whether plaintiffs have the right to pursue their claims, and if so, on what basis. Management does not believe that the plaintiffs will succeed in their claims nor that this litigation will have a material adverse effect on the Company's operations, cash flow or consolidated financial position.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's operations, cash flows or consolidated financial position.

13. DIVIDEND POLICY

     The Company does not pay any cash dividends on its Common Stock and does not have any plans to do so in the future. The Company intends to continue a policy of retaining income for use in its business.

14. SUBSEQUENT EVENTS (UNAUDITED)

     In July 1998, the Company completed an offering of $75 million of Senior Exchange Notes due 2005. The net proceeds from the offering, together with an equity investment in the Company of $22.5 million by 399 Venture Partners, Inc. and certain members of the Company's management, were used to purchase the Company's issued and outstanding Common Stock, pay a cash consideration to holders of options and warrants to purchase Common Stock, repay the existing bank indebtedness and senior subordinated notes, and pay related fees and expenses.

     The Company has received a commitment letter from a bank which provides for a senior credit facility in the aggregate amount of up to $12 million, which has an initial term ending July 31, 2001 (with one year renewal options thereafter).

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. UNTIL
            , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................    15
The Company..........................    22
Use of Proceeds......................    22
Capitalization.......................    23
Selected Historical and Pro Forma
  Consolidated Financial Data........    24
Unaudited Pro Forma Consolidated
  Financial Statements...............    26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    30
Business.............................    37
Management...........................    56
Certain Transactions.................    59
Stock Ownership......................    61
Description of the Revolving Credit
  Facility...........................    62
Description of the Exchange Notes....    64
The Exchange Offer...................    88
Book-Entry; Delivery, Form and
  Transfer...........................    96
Certain U.S. Federal Tax
  Considerations.....................   100
Plan of Distribution.................   102
Legal Matters........................   103
Experts..............................   103
Available Information................   104
Special Note Regarding
  Forward-Looking Information........   105
Index to Financial Statements........   F-1

================================================================================

================================================================================





                                 EXCHANGE OFFER


                                  $75,000,000


                              THE GNI GROUP, INC.

                         10 7/8% SENIOR NOTES DUE 2005






                             ---------------------
                                   PROSPECTUS
                             ---------------------








                                           , 1998



================================================================================

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Officers and Directors of the Company have signed Indemnity Agreements which provide, among other things, that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), indemnify the party to such Indemnity Agreement and shall advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, provided that, if the DGCL so requires, the indemnitee provides the Company with an undertaking to repay all amounts advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company.

     The Company's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Company's directors for monetary damages for breach of any fiduciary duty. By virtue of this provision, under the DGCL, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under the DGCL and (iv) any transaction from which a director derives an improper personal benefit. However, this provision in the Company's Amended and Restated Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws, such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          3.1            -- Amended and Restated Certificate of Incorporation of The
                            GNI Group, Inc.
          3.2            -- Amended and Restated Bylaws of The GNI Group, Inc.
          3.3            -- Form of specimen certificate evidencing the Common Stock.
          4.1            -- Series A and Series B 10 7/8% Senior Notes Due 2005
                            Indenture dated as of July 28, 1998 among the Company,
                            the Guarantors named on the signature pages thereto and
                            the United States Trust Company of New York, as trustee.
          4.2            -- $75,000,000 10 7/8% Series A Senior Notes due 2005
                            Purchase Agreement dated as of July 23, 1998 by and among
                            the Company and the Guarantors named on the signature
                            pages thereto.
          4.3            -- Form of 10 7/8% [Series A] [Series B] Senior Notes Due
                            2005.
          4.4            -- Notation of Guarantee dated July 28, 1998, among GNI
                            Chemicals Corporation, Disposal Systems of Corpus
                            Christi, Disposal Systems, Inc., Gulf Nuclear Systems,
                            Inc. and GNI Transportation Systems, Inc.
          4.5            -- A/B Registration Rights Agreement dated as of July 28,
                            1998 by and among the Company, the Guarantors named on
                            the signature pages thereto and CIBC Oppenheimer Corp.
          4.6            -- Registration Rights Agreement dated as of July 28, 1998 by and among The GNI Group, Inc. and its stockholders.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          4.7            -- Stockholder's Agreement dated July 28, 1998 among the
                            Company, the 399 Stockholders and certain members of
                            management of the Company.
          5.1            -- Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          8.1*           -- Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. with
                            respect to certain tax matters
         10.1            -- The GNI Group, Inc. 401(k) Plan Amended and Restated as
                            of                  ,                . This document is
                            incorporated by reference to the Company's Registration
                            Statement No. 33-58784 on Form S-1 filed by the Company
                            on March 19, 1993, wherein the Company filed this
                            document as Exhibit "10.4".
         10.2            -- Deed dated July 17, 1987 executed by DSI Properties, Inc.
                            to Disposal Systems, Inc. This document is incorporated
                            by reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.7".
         10.3            -- Agreement of Purchase and Sale dated April 28, 1989 by
                            and between GNI/ Disposal Systems, Inc. and DSI
                            Transports, Inc. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.8".
         10.4            -- Asset Purchase Agreement dated May 22, 1984 by and among
                            Nuclear Systems, Inc., Gamma Industries, Inc., Nuclear
                            Systems Export, Inc. and Gulf Gamma, Inc. This document
                            is incorporated by reference to the Company's
                            Registration Statement No. 33-58784 on Form S-1 filed by
                            the Company on March 19, 1993, wherein the Company filed
                            this document as Exhibit "10.9".
         10.5            -- Stock Purchase Agreement dated July 17, 1987 by and
                            between United Distribution Systems, Inc. and GNI
                            Incorporated. This document is incorporated by reference
                            to the Company's Registration Statement No. 33-58784 on
                            Form S-1 filed by the Company on March 19, 1993, wherein
                            the Company filed this document as Exhibit "10.10".
         10.6            -- Asset Purchase Agreement dated June 17, 1988 by and among
                            Amersham Corporation, The GNI Group, Inc. and Gamma
                            Industries, Inc. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.11".
         10.7            -- Asset Purchase Agreement dated June 17, 1988 by and among
                            The GNI Group, Inc., Lefco Western Acquisition Company,
                            LefcoWestern, Inc. ("LW") and LW's shareholders, Lefco
                            Corporation, George Brock, John LeFevre, Phyllis Brock
                            and Jean Adele LeFevre. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.12".
         10.8            -- Stock Purchase Agreement dated September 30, 1988 by and among The GNI Group, Inc. and Gulf Nuclear Group, Inc.
                            ("Purchaser"). The Agreement was also executed by the
                            sole shareholder of the Purchaser, Oxford Interests, Inc.
                            This document is incorporated by reference to the
                            Company's Registration Statement No. 33-58784 on Form S-1
                            filed by the Company on March 19, 1993, wherein the
                            Company filed this document as Exhibit "10.13".

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         10.9            -- Asset Purchase Agreement dated August 14, 1989 by and
                            among The GNI Group, Inc., Lefco Western, Inc. Lefco
                            Corporation, George Brock, John LeFevre and Jean LeFevre.
                            This document is incorporated by reference to the
                            Company's Registration Statement No. 33-58784 on Form S-1
                            filed by the Company on March 19, 1993, wherein the
                            Company filed this document as Exhibit "10.14".
         10.10           -- Asset Purchase Agreement dated as of March 1, 1995 by and among Disposal Systems of Corpus Christi, Inc.; The GNI
                            Group, Inc.; Disposal Systems, Inc. and Chemical Waste
                            Management, Inc. This document is incorporated by
                            reference to the Company's Current Report on Form 8-K
                            filed by the Company on November 29, 1995, wherein the
                            Company filed this document as Exhibit "2.1".
         10.11           -- GNI-DUPONT AGREEMENT, dated November 14, 1995 and amended as of June 5, 1998, by and between The GNI Group, Inc.
                            and E.I. du Pont de Nemours and Company. This document is
                            incorporated by reference to the Company's Current Report
                            on Form 8-K filed by the Company on November 29, 1995,
                            wherein the Company filed this document as Exhibit "2.1".
         10.12           -- Deepwell Access Agreement dated as of September 30, 1996 by and between EMPAK Inc. and Disposal Systems, Inc. a
                            subsidiary of the Company. This document is incorporated
                            by reference to the Company's Form 10-Q for the three
                            month period ending on September 30, 1996 filed by the
                            Company on November 14, 1996, wherein the Company filed
                            this document as Exhibit "10.2".
         10.13           -- Assistance Agreement dated as of September 30, 1996 among
                            Pakhoed Corporation, EMPAK Inc. and Disposal Systems,
                            Inc., a subsidiary of the Company. This document is
                            incorporated by reference to the Company's Form 10-Q for
                            the three month period ending on September 30, 1996 filed
                            by the Company on November 14, 1996, wherein the Company
                            filed this document as Exhibit "10.2".
         10.14           -- Amended and Restated Loan and Security Agreement dated
                            effective as of July 28, 1998 among The GNI Group, Inc.,
                            GNI Chemicals Corporation, Disposal Systems, Inc.,
                            Disposal Systems of Corpus Christi, Inc., Resource
                            Transportation Services, Inc. and Gulf Nuclear of
                            Louisiana, Inc., as Borrowers, and NationsBank, N.A. as
                            Agent and a Lender.
         21.1            -- Subsidiaries of the Company.
         23.1            -- Consent of KPMG Peat Marwick LLP.
         23.2            -- Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                            (included in Exhibit 5.1 hereto).
         24.1            -- Powers of Attorney (included in the signature pages
                            hereto).
         25.1            -- Statement on Form T-1 of Eligibility of Trustee.
         27.1            -- Financial Data Schedule

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         99.1            -- Form of The GNI Group, Inc. Letter of Transmittal for
                            10 7/8% Series A Senior Notes due 2005.
         99.2            -- Form of The GNI Group, Inc. Notice of Guaranteed Delivery
                            to Holders of its 10 7/8% Series A Senior Notes due 2005.
         99.3            -- Form of The GNI Group, Inc. Letter to Clients regarding the Offer to Exchange up to $75,000,000 in Principal
                            Amount of 10 7/8% Series A Senior Notes due 2005 Issued
                            and Sold in a Transaction Exempt from Registration Under
                            the Securities Act of 1933, as amended, for up to
                            $75,000,000 in Principal Amount of 10 7/8% Series B
                            Senior Notes due 2005.
         99.4            -- Form of The GNI Group, Inc. Letter to Nominees regarding the Offer to Exchange up to $75,000,000 in Principal
                            Amount of 10 7/8% Series A Senior Notes due 2005 Issued
                            and Sold in a Transaction Exempt from Registration Under
                            the Securities Act of 1933, as amended, for up to
                            $75,000,000 in Principal Amount of 10 7/8% Series B
                            Senior Notes due 2005.

---------------

* To be filed by amendment

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on September 25, 1998.

                                            THE GNI GROUP, INC.
                                            Registrant

                                                  /s/ CARL V RUSH, JR.

                                            ------------------------------------
                                                      Carl V Rush, Jr.
                                                     President and CEO
                                               (Principal Executive Officer)

Date: September 25, 1998

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl V Rush, Jr. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                /s/ CARL V RUSH, JR.                   Director, President and CEO         September 25, 1998
-----------------------------------------------------
                  Carl V Rush, Jr.

              /s/ TITUS H. HARRIS, III                 Executive Vice President, CFO and   September 25, 1998
-----------------------------------------------------    Secretary
                Titus H. Harris, III

                /s/ DONNA L. RATLIFF                   Treasurer and Assistant Secretary   September 25, 1998
-----------------------------------------------------
                  Donna L. Ratliff

               /s/ JOHN MOWBRAY O'MARA                 Director and Chairman of the Board  September 25, 1998
-----------------------------------------------------
                 John Mowbray O'Mara

                 /s/ GAVIN J. PARFIT                   Director                            September 25, 1998
-----------------------------------------------------
                   Gavin J. Parfit

             /s/ RICHARD M. CASHIN, JR.                Director                            September 25, 1998
-----------------------------------------------------
               Richard M. Cashin, Jr.

               /s/ JOSEPH M. SILVESTRI                 Director                            September 25, 1998
-----------------------------------------------------
                 Joseph M. Silvestri

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          3.1            -- Amended and Restated Certificate of Incorporation of The
                            GNI Group, Inc.
          3.2            -- Amended and Restated Bylaws of The GNI Group, Inc.
          3.3            -- Form of specimen certificate evidencing the Common Stock.
          4.1            -- Series A and Series B 10 7/8% Senior Notes Due 2005
                            Indenture dated as of July 28, 1998 among the Company,
                            the Guarantors named on the signature pages thereto and
                            the United States Trust Company of New York, as trustee.
          4.2            -- $75,000,000 10 7/8% Series A Senior Notes due 2005
                            Purchase Agreement dated as of July 23, 1998 by and among
                            the Company and the Guarantors named on the signature
                            pages thereto.
          4.3            -- Form of 10 7/8% [Series A] [Series B] Senior Notes Due
                            2005.
          4.4            -- Notation of Guarantee dated July 28, 1998, among GNI
                            Chemicals Corporation, Disposal Systems of Corpus
                            Christi, Disposal Systems, Inc., Gulf Nuclear Systems,
                            Inc. and GNI Transportation Systems, Inc.
          4.5            -- A/B Registration Rights Agreement dated as of July 28,
                            1998 by and among the Company, the Guarantors named on
                            the signature pages thereto and CIBC Oppenheimer Corp.
          4.6            -- Registration Rights Agreement dated as of July 28, 1998 by and among The GNI Group, Inc. and its stockholders.
          4.7            -- Stockholder's Agreement dated July 28, 1998 among the
                            Company, the 399 Stockholders and certain members of
                            management of the Company.
          5.1            -- Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          8.1*           -- Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. with
                            respect to certain tax matters
         10.1            -- The GNI Group, Inc. 401(k) Plan Amended and Restated as
                            of                  ,                . This document is
                            incorporated by reference to the Company's Registration
                            Statement No. 33-58784 on Form S-1 filed by the Company
                            on March 19, 1993, wherein the Company filed this
                            document as Exhibit "10.4".
         10.2            -- Deed dated July 17, 1987 executed by DSI Properties, Inc.
                            to Disposal Systems, Inc. This document is incorporated
                            by reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.7".
         10.3            -- Agreement of Purchase and Sale dated April 28, 1989 by
                            and between GNI/ Disposal Systems, Inc. and DSI
                            Transports, Inc. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.8".
         10.4            -- Asset Purchase Agreement dated May 22, 1984 by and among
                            Nuclear Systems, Inc., Gamma Industries, Inc., Nuclear
                            Systems Export, Inc. and Gulf Gamma, Inc. This document
                            is incorporated by reference to the Company's
                            Registration Statement No. 33-58784 on Form S-1 filed by
                            the Company on March 19, 1993, wherein the Company filed
                            this document as Exhibit "10.9".
         10.5            -- Stock Purchase Agreement dated July 17, 1987 by and
                            between United Distribution Systems, Inc. and GNI
                            Incorporated. This document is incorporated by reference
                            to the Company's Registration Statement No. 33-58784 on
                            Form S-1 filed by the Company on March 19, 1993, wherein
                            the Company filed this document as Exhibit "10.10".

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         10.6            -- Asset Purchase Agreement dated June 17, 1988 by and among
                            Amersham Corporation, The GNI Group, Inc. and Gamma
                            Industries, Inc. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.11".
         10.7            -- Asset Purchase Agreement dated June 17, 1988 by and among
                            The GNI Group, Inc., Lefco Western Acquisition Company,
                            LefcoWestern, Inc. ("LW") and LW's shareholders, Lefco
                            Corporation, George Brock, John LeFevre, Phyllis Brock
                            and Jean Adele LeFevre. This document is incorporated by
                            reference to the Company's Registration Statement No.
                            33-58784 on Form S-1 filed by the Company on March 19,
                            1993, wherein the Company filed this document as Exhibit
                            "10.12".
         10.8            -- Stock Purchase Agreement dated September 30, 1988 by and among The GNI Group, Inc. and Gulf Nuclear Group, Inc.
                            ("Purchaser"). The Agreement was also executed by the
                            sole shareholder of the Purchaser, Oxford Interests, Inc.
                            This document is incorporated by reference to the
                            Company's Registration Statement No. 33-58784 on Form S-1
                            filed by the Company on March 19, 1993, wherein the
                            Company filed this document as Exhibit "10.13".
         10.9            -- Asset Purchase Agreement dated August 14, 1989 by and
                            among The GNI Group, Inc., Lefco Western, Inc. Lefco
                            Corporation, George Brock, John LeFevre and Jean LeFevre.
                            This document is incorporated by reference to the
                            Company's Registration Statement No. 33-58784 on Form S-1
                            filed by the Company on March 19, 1993, wherein the
                            Company filed this document as Exhibit "10.14".
         10.10           -- Asset Purchase Agreement dated as of March 1, 1995 by and among Disposal Systems of Corpus Christi, Inc.; The GNI
                            Group, Inc.; Disposal Systems, Inc. and Chemical Waste
                            Management, Inc. This document is incorporated by
                            reference to the Company's Current Report on Form 8-K
                            filed by the Company on November 29, 1995, wherein the
                            Company filed this document as Exhibit "2.1".
         10.11           -- GNI-DUPONT AGREEMENT, dated November 14, 1995 and amended as of June 5, 1998, by and between The GNI Group, Inc.
                            and E.I. du Pont de Nemours and Company. This document is
                            incorporated by reference to the Company's Current Report
                            on Form 8-K filed by the Company on November 29, 1995,
                            wherein the Company filed this document as Exhibit "2.1".
         10.12           -- Deepwell Access Agreement dated as of September 30, 1996 by and between EMPAK Inc. and Disposal Systems, Inc. a
                            subsidiary of the Company. This document is incorporated
                            by reference to the Company's Form 10-Q for the three
                            month period ending on September 30, 1996 filed by the
                            Company on November 14, 1996, wherein the Company filed
                            this document as Exhibit "10.2".
         10.13           -- Assistance Agreement dated as of September 30, 1996 among
                            Pakhoed Corporation, EMPAK Inc. and Disposal Systems,
                            Inc., a subsidiary of the Company. This document is
                            incorporated by reference to the Company's Form 10-Q for
                            the three month period ending on September 30, 1996 filed
                            by the Company on November 14, 1996, wherein the Company
                            filed this document as Exhibit "10.2".
         10.14           -- Amended and Restated Loan and Security Agreement dated
                            effective as of July 28, 1998 among The GNI Group, Inc.,
                            GNI Chemicals Corporation, Disposal Systems, Inc.,
                            Disposal Systems of Corpus Christi, Inc., Resource
                            Transportation Services, Inc. and Gulf Nuclear of
                            Louisiana, Inc., as Borrowers, and NationsBank, N.A. as
                            Agent and a Lender.
         21.1            -- Subsidiaries of the Company.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         23.1            -- Consent of KPMG Peat Marwick LLP.
         23.2            -- Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                            (included in Exhibit 5.1 hereto).
         24.1            -- Powers of Attorney (included in the signature pages
                            hereto).
         25.1            -- Statement on Form T-1 of Eligibility of Trustee.
         27.1            -- Financial Data Schedule
         99.1            -- Form of The GNI Group, Inc. Letter of Transmittal for
                            10 7/8% Series A Senior Notes due 2005.
         99.2            -- Form of The GNI Group, Inc. Notice of Guaranteed Delivery
                            to Holders of its 10 7/8% Series A Senior Notes due 2005.
         99.3            -- Form of The GNI Group, Inc. Letter to Clients regarding the Offer to Exchange up to $75,000,000 in Principal
                            Amount of 10 7/8% Series A Senior Notes due 2005 Issued
                            and Sold in a Transaction Exempt from Registration Under
                            the Securities Act of 1933, as amended, for up to
                            $75,000,000 in Principal Amount of 10 7/8% Series B
                            Senior Notes due 2005.
         99.4            -- Form of The GNI Group, Inc. Letter to Nominees regarding the Offer to Exchange up to $75,000,000 in Principal
                            Amount of 10 7/8% Series A Senior Notes due 2005 Issued
                            and Sold in a Transaction Exempt from Registration Under
                            the Securities Act of 1933, as amended, for up to
                            $75,000,000 in Principal Amount of 10 7/8% Series B
                            Senior Notes due 2005.

---------------

* To be filed by amendment.